Exhibit 99.2

October 17, 2014

Dear Fellow Kimberly-Clark Stockholder:

I am pleased to inform you that on October 6, 2014 the executive committee of our Board of Directors approved the spin-off of Halyard Health, Inc., a wholly-owned subsidiary that owns Kimberly-Clark’s health care business.

The spin-off of Halyard will allow us to further sharpen our focus on our consumer and professional brands, while allowing Halyard to optimize its performance and flexibility in a rapidly changing industry.

The spin-off of Halyard is scheduled to occur on October 31, 2014. If you hold Kimberly-Clark common stock at the close of business on the record date for the spin-off, which is October 23, 2014, you will receive a distribution of one share of Halyard common stock for every eight shares of Kimberly-Clark common stock that you hold on that date.

You don’t need to take any action to receive shares of Halyard common stock to which you are entitled as a Kimberly-Clark stockholder. In addition, you don’t need to pay any consideration or surrender or exchange your Kimberly-Clark common stock.

Following the spin-off, Kimberly-Clark common stock will continue to trade on the New York Stock Exchange under the symbol “KMB,” and Halyard’s common stock will trade on the New York Stock Exchange under the symbol “HYH.”

I encourage you to read the attached information statement carefully, which provides a description of the spin-off and includes important information about Halyard, including its historical combined financial data.

We look forward to your continued support as a stockholder in both Kimberly-Clark and Halyard.

Sincerely,

Thomas J. Falk

Chairman of the Board and Chief Executive Officer

October 17, 2014

Dear Future Halyard Health, Inc. Stockholder:

It is my pleasure to welcome you as a stockholder of our new company, Halyard Health, Inc.

Halyard will be a global healthcare company that seeks to advance health and healthcare by preventing infection, eliminating pain and speeding recovery. We will focus on delivering clinically-superior solutions with remarkable service to improve the well-being of the people we touch every day.

Our employee teams are excited about the opportunity and are committed to realizing the potential that exists for us operating as a more focused company, independent of Kimberly-Clark.

I encourage you to learn more about Halyard by reading the attached information statement. Halyard has been authorized to list its common stock on the New York Stock Exchange under the symbol “HYH.”

Thank you for your support of our new company. We look forward to having you as a fellow stockholder.

Sincerely,

Robert E. Abernathy

Chairman of the Board and Chief Executive Officer

INFORMATION STATEMENT

Halyard Health, Inc.

Common Stock

(par value $0.01 per share)

We are providing this information statement to you as a stockholder of Kimberly-Clark Corporation in connection with Kimberly-Clark’s distribution to its stockholders of all of the outstanding shares of common stock of Halyard Health, Inc. (“Halyard”), a wholly-owned subsidiary of Kimberly-Clark. Halyard was formed to hold directly or indirectly the assets and liabilities associated with Kimberly-Clark’s health care business. All of the issued and outstanding shares of Halyard will be distributed to stockholders in a manner that is intended to generally be tax-free for U.S. federal income tax purposes (other than with respect to cash received in lieu of fractional shares).

We expect that the distribution will be made on October 31, 2014, which we refer to as the “distribution date,” to the holders of record of Kimberly-Clark common stock on October 23, 2014, which we refer to as the “record date.” If you are a holder of record of Kimberly-Clark common stock at the close of business on the record date, you will receive one share of Halyard common stock for every eight shares of Kimberly-Clark common stock you hold on that date. Kimberly-Clark will distribute the shares of Halyard in book-entry form, which means that Halyard will not issue physical stock certificates. In lieu of fractional shares, stockholders of Kimberly-Clark will receive cash, which generally will be taxable.

You are not required to vote on or take any other action in connection with the spin-off. We are not asking you for a proxy, and you are requested not to send us a proxy. You will not be required to pay any consideration for the shares of Halyard common stock you receive in the spin-off, surrender or exchange your shares of Kimberly-Clark common stock or take any action in connection with the spin-off.

Kimberly-Clark currently owns all of the outstanding shares of Halyard common stock. Accordingly, no trading market for Halyard common stock currently exists. We expect, however, that a limited trading market for Halyard common stock, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of Halyard common stock will begin on the first trading day after the distribution date. We have been authorized to list Halyard common stock on the New York Stock Exchange under the symbol “HYH.”

In reviewing this information statement, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this information statement is October 17, 2014.

This information statement was first mailed to Kimberly-Clark stockholders on or about October 24, 2014.

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Halyard assumes the completion of all of the transactions referred to in this information statement in connection with the transfer of Kimberly-Clark’s health care business to Halyard and the distribution of Halyard common stock to Kimberly-Clark common stockholders. Our historical financial results as part of Kimberly-Clark contained herein may not reflect our financial results in the future as a separate publicly-traded company or what our financial results would have been had we been operated as a stand-alone company during the periods presented.

Trademarks, Trade Names and Service Marks

Halyard owns or has the rights to use the trademarks, trade names and service marks that it uses in connection with the operation of its business. Some of the more important marks that Halyard owns or has the rights to use in the United States or in other jurisdictions that appear in this information statement include: KIMGUARD ONE-STEP sterilization wrap, MICROCOOL surgical gowns, FLUIDSHIELD face masks and ON-Q PAINBUSTER pain pumps. Halyard’s rights to some of these trademarks may be limited to select markets. Each trademark, trade name or service mark of any other company appearing in this information statement is, to Halyard’s knowledge, owned by such other company.

SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information concerning our company, our separation from Kimberly-Clark, Kimberly-Clark’s distribution of Halyard common stock to Kimberly-Clark’s stockholders or other information that may be important to you. To better understand the distribution and our business and financial position, you should carefully review this entire information statement, particularly the discussion of “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical combined financial statements and unaudited pro forma condensed combined financial statements and the notes to those statements appearing elsewhere in this information statement.

References in this information statement to “Halyard,” “we,” “our” and “us” mean Halyard Health, Inc., a Delaware corporation, and its subsidiaries. References in this information statement to our historical assets, liabilities, products, operations or activities of our business are to the historical assets, liabilities, products, operations or activities of the transferred health care business as they were historically owned, incurred or conducted as part of Kimberly-Clark prior to the distribution.

References in this information statement to “Kimberly-Clark” mean Kimberly-Clark Corporation, a Delaware corporation, and its subsidiaries, other than Halyard, unless the context otherwise requires. References in this information statement to the “distribution” mean Kimberly-Clark’s distribution of Halyard common stock to Kimberly-Clark stockholders following the completion of our separation from Kimberly-Clark. Unless otherwise indicated or the context otherwise requires, the information included in this information statement assumes the completion of the separation and distribution.

Halyard

Overview

We are a global company which seeks to advance health and healthcare by preventing infection, eliminating pain and speeding recovery. Our products and solutions are designed to address some of today’s most important healthcare needs, namely, preventing infection and reducing the use of narcotics while helping patients move from surgery to recovery. We have two business segments: Surgical and Infection Prevention (S&IP) and Medical Devices.

We have operated our S&IP business for over 30 years, providing products that address the prevention of healthcare-acquired infections (HAIs) and provide protection for both healthcare workers and patients. We have recognized brands and leading market positions in the United States across our entire S&IP product portfolio, which includes sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves. Our S&IP product portfolio is supported by a global sales force, a customer support team with significant industry experience and robust product training, and customer education programs.

Our Medical Devices business is comprised of a diverse set of medical device solutions focused on improving patient outcomes, patient safety and reducing the cost of care. Our innovative portfolio includes post-operative pain management solutions, minimally invasive interventional (or chronic) pain therapies, closed airway suction systems and enteral feeding tubes. Our recognized brands and highly specialized sales team in each of these medical device product areas strategically position us for growth.

Strengths

Our competitive advantages include:

•	Our established portfolio of S&IP products with leading market positions and significant brand recognition.

•	Our growing and innovative Medical Devices business with solutions that reduce the cost and improve the quality of care.

•	Our global commercial infrastructure.

•	Our strong cash flow.

•	Our strong management team with significant healthcare experience.

See the discussion under “Business – Strengths” below for further information.

Strategies

To achieve our mission, we have three strategies:

•	Maintain market leadership and improve margins in our S&IP business through operational excellence and innovation.

•	Grow our Medical Devices business by accelerating utilization of our unique solutions through clinical education and awareness, and innovation.

•	Identify, develop and pursue new growth opportunities.

See the discussion under “Business – Strategies” below for further information.

Risks Related to Our Business and the Distribution and Our Separation from Kimberly-Clark

An investment in Halyard common stock is subject to a number of risks, including risks relating to the separation and distribution. The following list of risk factors is not exhaustive. Please read the information in the section captioned “Risk Factors” for a more thorough description of these and other risks.

Risks Related to Our Business and Industry

•	We face strong competition. Our failure to compete effectively could have a material adverse effect on our business.

•	We may not be successful in developing, acquiring or marketing competitive products and technologies.

•	We are exposed to price fluctuations of key commodities, which may negatively impact our results of operations.

•	An inability to obtain key components, raw materials or manufactured products from third parties may have a material adverse effect on our business.

•	An interruption in our ability to manufacture products may have a material adverse effect on our business.

•	We are subject to extensive government regulation, which may require us to incur significant expenses to ensure compliance. If we fail to comply with those regulations, this noncompliance could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•	We are subject to healthcare fraud and abuse laws and regulations that could result in significant liability, require us to change our business practices or restrict our operations in the future.

•	We must obtain clearance or approval from the appropriate regulatory authorities prior to introducing a new product or a modification to an existing product. The regulatory clearance process may result in substantial costs, delays and limitations on the types and uses of products we can bring to market, any of which could have a material adverse effect on our business.

•	We may incur product liability losses, litigation liability, product recalls, safety alerts or regulatory action associated with our products which can be costly and disruptive to our business.

•	Current economic conditions have affected and may continue to adversely affect our business, results of operations, financial condition and cash flows.

•	Cost-containment efforts of our customers, purchasing groups, third-party payors and governmental organizations could adversely affect our sales and profitability.

•	We face significant uncertainty in the healthcare industry due to government healthcare reform in the United States and elsewhere.

•	Our customers depend on third-party coverage and reimbursements. The failure of healthcare programs to provide coverage and reimbursement, or reductions in levels of reimbursement, could have a material adverse effect on our business.

•	We are subject to political, economic and regulatory risks associated with doing business outside of the United States.

•	Currency exchange rate fluctuations could have a material adverse effect on our business and results of operations.

•	We cannot guarantee that any of our strategic acquisitions, investments or alliances will be successful.

•	We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

•	We may be unable to protect our intellectual property rights or may infringe the intellectual property rights of others.

•	We may be unable to attract and retain key employees necessary to be competitive.

•	Breaches of our information technology systems could have a material adverse effect on our business.

Risks Related to the Distribution and Our Separation from Kimberly-Clark

•	We have no operating history as a separate company, and our historical and pro forma financial data are not necessarily representative of the results we would have achieved as a stand-alone publicly-traded company and therefore may not be reliable as an indicator of our performance.

•	Following our separation from Kimberly-Clark, we will have a significant amount of debt that could adversely affect our business.

•	We have not previously operated as an independent company, and our management team has been assembled for only a short time.

•	We could incur significant tax liabilities if the distribution becomes a taxable event.

•	We may not be able to engage in certain corporate transactions for up to two years after the distribution.

•	As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions.

•	We may not realize potential benefits from the separation of our business from Kimberly-Clark’s other businesses.

•	The transition services to be provided to us by Kimberly-Clark for a limited time may be difficult for us to perform or replace without operational problems or additional cost.

•	Following our separation from Kimberly-Clark, we may experience increased costs resulting from decreased purchasing power, which could decrease our overall profitability and cash flow.

The Separation and Distribution

On November 14, 2013, Kimberly-Clark announced that its Board of Directors authorized management to evaluate a potential tax-free spin-off of our business. In September 2014, after further review and evaluation of the potential spin-off, Kimberly-Clark’s Board of Directors authorized its executive committee to approve the final terms and conditions of the distribution. On October 6, 2014, the executive committee of Kimberly-Clark’s Board of Directors approved the distribution of all of the issued and outstanding shares of Halyard common stock on the basis of one share of Halyard common stock for every eight shares of Kimberly-Clark common stock held as of the close of business on October 23, 2014, the record date for the distribution.

Formation of Halyard

Halyard Health, Inc. was incorporated in Delaware on February 25, 2014 for the purpose of holding Kimberly-Clark’s health care business following the distribution. Prior to the distribution, we and Kimberly-Clark expect to engage in a series of transactions that are designed to transfer ownership of Kimberly-Clark’s health care business to us.

Prior to the distribution, we expect to borrow approximately $640.0 million through the issuance of senior unsecured notes and a secured term loan. We also anticipate entering into a revolving credit facility allowing borrowings of up to $250.0 million. We expect to use the net proceeds from the senior unsecured notes and the secured term loan to fund a portion of the cash distribution to Kimberly-Clark as described below. Funds under the revolving credit facility are expected to be available for our working capital and other requirements after the distribution. For additional information regarding our indebtedness see, “Description of Material Indebtedness.”

Immediately prior to the distribution, we will make a cash distribution to Kimberly-Clark equal to the estimated amount of all of our available cash on the distribution date in excess of the minimum amount (as defined herein). The minimum amount is equal to $40.0 million plus the estimated net amount of certain intercompany assets and liabilities on the distribution date that are to be retained by Kimberly-Clark plus approximately $1.0 million associated with certain retention bonus obligations to be transferred to Halyard; provided, that the minimum amount will be no less than $40.0 million.

We will fund the cash distribution with the net proceeds from our senior unsecured notes and secured term loan and the remainder will be funded with cash on hand and cash transferred to us by Kimberly-Clark in settlement of intercompany transactions associated with the separation. Kimberly-Clark expects to use the proceeds of this cash distribution to make open-market share repurchases.

Prior to the transfer by Kimberly-Clark to us of its health care business, we will have no operations other than those related to our formation and in preparation for the separation and distribution. Following the distribution, we will be a separate public company, and Kimberly-Clark will have no continuing stock ownership in us.

Our Post-Distribution Relationship with Kimberly-Clark

Prior to the distribution, we will enter into a distribution agreement with Kimberly-Clark. In connection with the distribution, we will also enter into various other agreements to effect the separation of our business from Kimberly-Clark’s other businesses and set forth our contractual relationships with Kimberly-Clark after the distribution. These agreements will provide for the allocation, between us and Kimberly-Clark, of Kimberly-Clark’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the distribution. The agreements will include a transition services agreement, a tax matters agreement, an employee matters agreement, intellectual property agreements, and manufacturing and supply agreements.

For additional information regarding the distribution agreement and other transaction agreements, see “Risk Factors – Risks Related to the Distribution and Our Separation from Kimberly-Clark” and “Our Relationship with Kimberly-Clark after the Distribution.”

Reasons for the Separation and Distribution

Kimberly-Clark’s Board of Directors believes that separating its health care business from the remainder of Kimberly-Clark is in the best interests of Kimberly-Clark and its stockholders for a number of reasons, including:

•	Strategic Focus. The distribution will allow each business to focus its attention and financial resources to more effectively pursue its own distinct operating priorities and strategies, which have diverged over time.

•	Capital Flexibility. The distribution will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital and will allow us to utilize our expected excess cash flow to invest in the growth of our business. In addition, we and Kimberly-Clark will have direct access to the debt and equity capital markets to fund our and its respective growth opportunities in a time and manner appropriate for our and Kimberly-Clark’s respective business needs.

•	Employee Incentives. We will be able to develop incentive programs to better attract and retain key employees through the use of stock-based and performance-based incentive plans that more directly link compensation with the financial performance of our business.

•	Distinct Investment Identity. The distribution will allow investors to separately value Kimberly-Clark and Halyard based on their unique investment identities, including the merits, performance and future prospects of Kimberly-Clark’s and our respective businesses. The distribution will also provide investors with two distinct and targeted investment opportunities.

•	Management Realignment. Each company will be able to realign its management structure to better focus on its different product markets and the pursuit of unique business opportunities for long-term growth and profitability.

Kimberly-Clark’s Board of Directors considered a number of potentially negative factors in evaluating the separation and distribution, including loss of synergies and increased costs, disruptions to the business as a result of the distribution, increased significance of certain costs and liabilities, one-time costs of the separation and distribution, inability to realize anticipated benefits of the distribution, and limitations placed upon Halyard as a result of the tax matters agreement. The Board of Directors, however, concluded that the potential benefits of the separation and distribution outweighed these factors. For more information, see the sections entitled “Risk Factors” and “The Separation and Distribution – Reasons for the Separation and Distribution” included elsewhere in this information statement.

Corporate Information

After the separation, our principal executive offices will be located at 5405 Windward Parkway, Suite 100 South, Alpharetta, GA 30004, and our telephone number will be (678) 425-9273. Our website address is www.halyardhealth.com. Information contained on, or connected to, our website or Kimberly-Clark’s website is not part of this information statement, and you should not rely on that information in making an investment decision.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to stockholders of Kimberly-Clark who will receive shares of Halyard common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Halyard’s or Kimberly-Clark’s securities. The information contained in this information statement is believed by Halyard to be accurate as of the date on the cover. Changes may occur after that date, and neither we nor Kimberly-Clark will update the information except in the normal course of our and Kimberly-Clark’s respective disclosure obligations and practices.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Halyard and why is Kimberly-Clark separating its health care business and distributing Halyard common stock?	Halyard currently is a wholly-owned subsidiary of Kimberly-Clark that was formed to hold Kimberly-Clark’s health care business. Following the distribution, Halyard will no longer be a wholly-owned subsidiary of Kimberly-Clark. The separation of our business from Kimberly-Clark and the distribution of Halyard common stock is intended to provide you with equity investments in two distinct companies—Kimberly-Clark and Halyard—that will each be able to focus on its own distinct operating needs, priorities and strategies. The separation and distribution is expected to result in improved long-term performance of our and Kimberly-Clark’s respective businesses for the reasons discussed in “The Separation and Distribution – Reasons for the Separation and Distribution.”

How will the separation and distribution work?	The separation and distribution will be accomplished through a series of transactions in which Kimberly-Clark will transfer its health care business to us and then distribute all of the outstanding shares of Halyard common stock to the stockholders of Kimberly-Clark on a pro rata basis.

What will our relationship be with Kimberly-Clark after the distribution?

We will be a separate, publicly-traded company and Kimberly-Clark will not own Halyard common stock after the distribution. We will, however, enter into a distribution agreement and various other agreements with Kimberly-Clark to effect the separation and set forth our contractual relationships with Kimberly-Clark after the distribution. These agreements will provide for the allocation, between us and Kimberly-Clark, of Kimberly-Clark’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the distribution. These agreements also will govern certain relationships between us and Kimberly-Clark after the distribution.

For additional information, see “Our Relationship with Kimberly-Clark after the Distribution.”

How will we be managed after the distribution?	Robert Abernathy is our Chief Executive Officer. Mr. Abernathy joined Kimberly-Clark in 1982 and has held senior management positions throughout Kimberly-Clark, including having overall responsibility for Kimberly-Clark’s health care business from 1997 to early 2004. He will be supported by an experienced management team that includes Christopher Lowery, Senior Vice President and Chief Operating Officer, and Steven Voskuil, Senior Vice President and Chief Financial Officer. For more information on our management team, see “Management.”

When will the distribution occur?	We expect that Kimberly-Clark will distribute the shares of Halyard common stock on October 31, 2014 to holders of record of Kimberly-Clark common stock on the record date.

What is the record date for the distribution?	October 23, 2014.

What do I have to do to participate in the distribution?

You are not required to take any action to receive Halyard common stock in the distribution, but you are encouraged to read this entire information statement carefully. No vote will be taken for the distribution. You are not being asked for a proxy.

You do not need to pay any consideration, exchange or surrender your existing Kimberly-Clark common stock or take any other action to receive your shares of Halyard common stock. If you own Kimberly-Clark common stock as of the close of business on the record date, a book-entry account statement reflecting your ownership of shares of Halyard common stock will be mailed to you, or your brokerage account will be credited for the shares.

You should not and do not need to mail in Kimberly-Clark common stock certificates to receive Halyard common stock.

How many shares of Halyard common stock will I receive?	Kimberly-Clark will distribute one share of Halyard common stock for every eight shares of Kimberly-Clark common stock you own as of the close of business on the record date. For example, if you own 80 shares of Kimberly-Clark common stock on the record date, you will receive 10 shares of Halyard common stock in the distribution. Based on approximately 372,114,350 shares of Kimberly-Clark common stock that we expect to be outstanding on the record date, Kimberly-Clark will distribute a total of approximately 46,514,294 shares of Halyard common stock, representing 100% of the outstanding Halyard common stock. For more information, see “The Separation and Distribution.”

Will I receive physical stock certificates representing shares of Halyard common stock?

No, you will not receive a stock certificate in connection with the distribution.

Instead, if you own Kimberly-Clark common stock as of the close of business on the record date, including shares owned in certificate form or through the Kimberly-Clark dividend reinvestment plan, Kimberly-Clark, with the assistance of Computershare Inc. (“Computershare”), the settlement and distribution agent, will electronically distribute shares of Halyard common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of Halyard common stock, or your bank or brokerage firm will credit your account for the shares.

Will Kimberly-Clark distribute fractional shares?	No. In lieu of fractional shares of Halyard common stock, stockholders of Kimberly-Clark will receive cash. Fractional shares you would otherwise be entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those stockholders who would otherwise have received fractional shares of Halyard common stock. If you own less than eight shares of Kimberly-Clark common stock on the record date, you will not receive any shares of Halyard common stock in the distribution, but you will receive cash in lieu of fractional shares. Cash you receive in lieu of fractional shares will generally be taxable.

What are the conditions to the distribution?

The distribution is subject to a number of conditions, including, among others:

•      the debt financing contemplated to be obtained by Halyard in connection with the distribution, as described in the distribution agreement, shall have been obtained,

•      the making of a cash distribution from Halyard to Kimberly-Clark prior to the distribution in an amount equal to all of Halyard’s available cash on the distribution date in excess of the minimum amount,

•      the receipt of an opinion of Baker Botts, L.L.P. to the effect that the separation and the distribution will qualify as a “reorganization” under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (Code),

•      the receipt of an opinion from Houlihan Lokey, Inc. with respect to the solvency of Halyard in connection with the distribution,

•      Kimberly-Clark shall have completed the transfer to us of assets and liabilities as well as the permits, licenses and registrations relating to our business as described in this information statement,

•      the U.S. Securities and Exchange Commission (SEC) shall have declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended (Exchange Act), and no stop order relating to our registration statement shall be in effect,

•      we and Kimberly-Clark shall have received all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution,

•      the shares of Halyard common stock to be distributed shall have been accepted for listing on the New York Stock Exchange, subject to official notice of distribution,

•      execution and delivery of the transaction agreements relating to the separation as described in “Our Relationship with Kimberly-Clark after the Distribution,”

•      no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect that prevents consummation of the separation, distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the distribution agreement, and

•      no other event or development shall be in existence or have occurred that, in the judgment of Kimberly-Clark’s Board of Directors, in its sole discretion, makes it inadvisable to effect the distribution and other related transactions.

Neither we nor Kimberly-Clark can assure you that any or all of these conditions will be met. In addition, Kimberly-Clark can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution – Distribution Conditions and Termination.”

Can Kimberly-Clark decide to cancel the distribution of Halyard common stock even if all of the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. Until the distribution has occurred, Kimberly-Clark’s Board of Directors has the right to cancel the distribution, even if all of the conditions are satisfied. See the section entitled “The Separation and Distribution – Distribution Conditions and Termination.”

What if I want to sell my Kimberly-Clark common stock or my Halyard common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of Kimberly-Clark stock?

Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in Kimberly-Clark common stock: a “regular-way” market and an “ex-distribution” market. Kimberly-Clark common stock that trades in the “regular-way” market will trade with an entitlement to shares of Halyard common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Halyard common stock distributed pursuant to the distribution.

If you decide to sell your Kimberly-Clark common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Kimberly-Clark common stock with or without your entitlement to Halyard common stock pursuant to the distribution.

Is the distribution taxable for U.S. federal income tax purposes?	The distribution is conditioned on the receipt by Kimberly-Clark of an opinion from its outside tax counsel, Baker Botts L.L.P., to the effect that the contribution of our business to us by Kimberly-Clark and the distribution of our common stock will qualify as a “reorganization” under Sections 368(a)(1)(D) and 355 of the Code. Assuming the separation and the distribution qualify as a “reorganization” under Sections 368(a)(1)(D) and 355 of the Code, for U.S. federal income tax purposes, gain or loss generally will not be recognized by Kimberly-Clark on the distribution and, except for gain realized on the receipt of cash paid in lieu of fractional shares, no gain or loss will be recognized by you, and no amount will be included in your income for U.S. federal income tax purposes, upon the receipt of shares of Halyard common stock in the distribution. For more information regarding the potential U.S. federal income tax consequences to Kimberly-Clark and to you of the distribution, see “Material U.S. Federal Income Tax Consequences.”

How will the distribution affect my tax basis in Kimberly-Clark common stock?	For U.S. federal income tax purposes, your basis in the Kimberly-Clark common stock will be allocated between the Kimberly-Clark common stock and Halyard common stock received in the distribution in proportion to their relative fair market values on the date of the distribution. Within a reasonable time after the distribution is completed, Kimberly-Clark will provide to U.S. taxpayers information to enable them to compute their tax bases in both Kimberly-Clark and Halyard common stock and other information they will need to report their receipt of Halyard common stock on their 2014 U.S. federal income tax return as a tax-free transaction. See “Material U.S. Federal Income Tax Consequences” for a more complete description of the effects on your tax basis.

Are there risks associated with owning Halyard common stock?	Yes. Ownership of Halyard common stock is subject to both general and specific risks relating to our business, the industry in which we operate, our ongoing contractual relationships with Kimberly-Clark and our status as a separate, publicly-traded company. Ownership of Halyard common stock is also subject to risks relating to the distribution. These risks are described in the “Risk Factors” section of this information statement. You are encouraged to read that section carefully.

Will I be paid any dividends on Halyard common stock?	We currently do not anticipate paying cash dividends on Halyard common stock. See “Dividend Policy” for additional information on our dividend policy after the distribution.

Where will I be able to trade shares of Halyard common stock?	We have been authorized to list the Halyard common stock on the New York Stock Exchange under the symbol “HYH.” We anticipate that trading in shares of Halyard common stock will begin on a “when-issued” basis on or around the record date and will continue up to and through the distribution date, and that “regular-way” trading will begin on the first trading day after the distribution date. If trading does begin on a “when-issued” basis, you may purchase or sell Halyard common stock after that time, but your transaction will not settle until after the distribution date. We cannot predict the trading prices of Halyard common stock before, on or after the distribution date.

Will the number of Kimberly-Clark shares I own change as a result of the distribution?	No. The number of shares of Kimberly-Clark common stock you own will not change as a result of the distribution.

What will happen to the listing of Kimberly-Clark common stock?	Kimberly-Clark common stock will continue to be traded on the New York Stock Exchange under the symbol “KMB” following the distribution.

Will Halyard incur any debt prior to or at the time of the distribution?	Yes. We anticipate having approximately $640.0 million of indebtedness upon completion of the distribution. Prior to the distribution, we expect to borrow approximately $640.0 million through the issuance of senior unsecured notes and a secured term loan. We also anticipate entering into a revolving credit facility allowing borrowings of up to $250.0 million. See “Description of Material Indebtedness.”

Who will be the distribution agent, transfer agent and registrar for the Halyard common stock?

The distribution agent, transfer agent and registrar for Halyard common stock will be Computershare. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

Computershare Trust Company, N.A.

(866) 286-9199

www.computershare.com/investor

If your shares are held by a bank, broker or other nominee please call them directly.

Where can I find more information about Kimberly-Clark and Halyard?

Before the distribution, if you have any questions relating to Kimberly-Clark, you should contact:

Kimberly-Clark Corporation

P.O. Box 619100

Dallas, Texas 75261-9100

Attention: Stockholder Services

(972) 281-1522

www.kimberly-clark.com

After the distribution, Halyard stockholders who have any questions relating to Halyard should contact us at:

Halyard Health, Inc.

5405 Windward Parkway

Suite 100, South

Alpharetta, GA 30004

Attention: Stockholder Services

(678) 425-9273

www.halyardhealth.com

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this information statement. Some of the risks described below relate principally to our business and the industry in which we operate, while others relate principally to the distribution and our separation from Kimberly-Clark. The remaining risks relate principally to the securities markets generally and ownership of Halyard common stock.

Our business, results of operations, financial condition or cash flows could be materially adversely affected by any of these risks, and, as a result, the trading price of Halyard common stock could decline.

These risks are not the only ones we face. Other risks that we do not presently know about or that we presently believe are not material could also adversely affect us.

Risks Related to Our Business and Industry

We face strong competition. Our failure to compete effectively could have a material adverse effect on our business.

Our industry is highly competitive. We compete with many domestic and foreign companies ranging from small start-up enterprises that might sell only a single or limited number of competitive products or compete only in a specific market segment, to companies that are larger and more established than us, have a broad range of competitive products, participate in numerous markets and have access to significantly greater financial and marketing resources than we do. We also face competition from distributors who are expanding their private label portfolios and aggressively marketing their product lines. For example, our products are distributed by Cardinal Health, Inc. and Medline Industries, Inc., each of which sells its own private label products and solutions that compete with our offerings. Competitive factors include price, alternative clinical practices, innovation, quality and reputation. Our failure to compete effectively could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may not be successful in developing, acquiring or marketing competitive products and technologies.

Our industry is characterized by extensive research and development and rapid technological advances. The future success of our business will depend, in part, on our ability to design, acquire and manufacture new competitive products and enhance existing products. Accordingly, we commit substantial time, funds and other resources to new product development, including research and development, acquisitions, licenses, clinical trials and physician education. We make these substantial expenditures without any assurance that our products will obtain regulatory clearance or reimbursement approval, acquire adequate intellectual property protection or receive market acceptance. Development by our competitors of improved products, technologies or enhancements may make our products, or those we develop, license or acquire in the future, obsolete or less competitive which could negatively impact our net sales. Our failure to successfully develop, acquire or market competitive new products or enhance existing products could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are exposed to price fluctuations of key commodities, which may negatively impact our results of operations.

We rely on product inputs, such as nitrile and polypropylene, as well as other commodities, in the manufacture of our products. Prices of oil and gas affect our distribution and transportation costs. Prices of these commodities are volatile and have fluctuated significantly in recent years, which has contributed to, and in the future may continue to contribute to, fluctuations in our results of operations. Our ability to hedge commodity price volatility is limited. Furthermore, due to competitive dynamics, the cost containment efforts of our customers and third-party payors, and contractual limitations, particularly with respect to products we sell under group purchasing agreements, which generally set pricing for a three-year term, we may be unable to pass along commodity-driven cost increases through higher prices. If we cannot fully offset cost increases through other cost reductions, or recover these costs through price increases or surcharges, we could experience lower margins and profitability which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

An inability to obtain key components, raw materials or manufactured products from third parties may have a material adverse effect on our business.

We depend on the availability of various components, raw materials and manufactured products supplied by others for our operations. If the capabilities of our suppliers and third-party manufacturers are limited or stopped, due to quality, regulatory or other reasons or if we are unable to outsource the manufacturing capabilities currently conducted in our manufacturing facility in Thailand where we have initiated a plan to exit, it could negatively impact our ability to manufacture or deliver our products and could expose us to regulatory actions. Further, for quality assurance or cost effectiveness, we purchase from sole suppliers certain components and raw materials such as polymers used in our S&IP products, latex bladders for our pain pumps, and synthetic rubber nitrile for our medical exam gloves. Although there are other sources in the market place for these items, we may not be able to quickly establish additional or replacement sources for certain components or materials due to regulations and requirements of the U.S. Food and Drug Administration (FDA) and other regulatory authorities regarding the manufacture of our products. The loss of any sole supplier or any sustained supply interruption that affects our ability to manufacture or deliver our products in a timely or cost effective manner could have a material adverse effect on our business, results of operations, financial condition and cash flows.

An interruption in our ability to manufacture products may have a material adverse effect on our business.

Many of our key products are manufactured at single locations, with limited alternate facilities, including in certain cases by third-party manufacturers. If one or more of these facilities experience damage, or if these manufacturing capabilities are otherwise limited or stopped due to quality, regulatory or other reasons, including natural disasters or prolonged power or equipment failures, it may not be possible to timely manufacture the relevant products at previous levels or at all. For example, floods have negatively impacted our medical exam gloves manufacturing facility in Thailand in recent years, which has resulted in temporary shut downs of the facility and an associated decrease in production of our medical exam gloves. A reduction or interruption in any of these manufacturing processes could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to extensive government regulation, which may require us to incur significant expenses to ensure compliance. If we fail to comply with those regulations, this noncompliance could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Many of our products are subject to extensive regulation in the United States by the FDA and other regulatory authorities and by comparable government agencies in other countries concerning the development, design, approval, manufacture, labeling, importing and exporting and sale and marketing of many of our products. Furthermore, our facilities are subject to periodic inspection by the FDA and other federal, state and foreign government authorities, which require manufacturers of medical devices to adhere to certain regulations, including the FDA’s Quality System Regulation, which requires periodic audits, design controls, quality control testing and documentation procedures, as well as complaint evaluations and investigation. Regulations regarding the development, manufacture and sale of medical products are evolving and subject to future change. We cannot predict what impact those regulatory changes may have on our business. Failure to comply with applicable regulations could lead to manufacturing shutdowns, product shortages, delays in product manufacturing, product seizures, recalls, operating restrictions, withdrawal or suspension of required licenses, and prohibitions against exporting of products to, or importing products from, countries outside the United States and may require significant resources to resolve. Any one or more of these events could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to healthcare fraud and abuse laws and regulations that could result in significant liability, require us to change our business practices or restrict our operations in the future.

We are subject to various U.S. federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid. These laws and regulations are wide ranging and subject to changing interpretation and application, which could restrict our sales or marketing practices. Furthermore, since many of our customers rely on reimbursement from Medicare, Medicaid and other governmental programs to cover a substantial portion of their expenditures, our exclusion from such programs as a result of a violation of these laws could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We must obtain clearance or approval from the appropriate regulatory authorities prior to introducing a new product or a modification to an existing product. The regulatory clearance process may result in substantial costs, delays and limitations on the types and uses of products we can bring to market, any of which could have a material adverse effect on our business.

In the United States, before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we generally must first receive clearance or approval from the FDA and certain other regulatory authorities. Most major markets for medical devices outside the United States also require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining regulatory clearances and approvals to market a medical device can be costly and time consuming, involve rigorous pre-clinical and clinical testing, require changes in products or result in limitations on the indicated uses of products. There can be no assurance that these clearances and approvals will be granted on a timely basis, or at all. In addition, once a device has been cleared or approved, a new clearance or approval may be required before the device may be modified, its labeling changed or marketed for a different use. Medical devices are cleared or approved for one or more specific intended uses and promoting a device for an off-label use could result in government enforcement action. Furthermore, a product approval or clearance can be withdrawn or limited due to unforeseen problems with the device or issues relating to its application. The regulatory clearance and approval process may result in, among other things, delayed, if at all, realization of product net sales, substantial additional costs and limitations on the types of products we may bring to market or their indicated uses, any one of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may incur product liability losses, litigation liability, product recalls, safety alerts or regulatory action associated with our products which can be costly and disruptive to our business.

The risk of product liability claims is inherent in the design, manufacture and marketing of the medical products of the type we produce and sell. A number of factors could result in an unsafe condition or injury to, or death of, a patient with respect to the products that we manufacture or sell, including physician technique and experience in performing the relevant surgical procedure, component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or information.

We are one of several manufacturers of continuous infusion medical devices, such as our ON-Q PAINBUSTER pain pumps, that are involved in several different pending or threatened litigation matters brought by multiple plaintiffs alleging that use of the continuous infusion device to deliver anesthetics directly into a synovial joint after surgery resulted in postarthroscopic glenohumeral chondrolysis, or a disintegration of the cartilage covering the bones in the joint (typically, in the shoulder). Plaintiffs generally seek monetary damages and attorneys’ fees. While Kimberly-Clark is retaining the liabilities related to these matters, the distribution agreement between us and Kimberly-Clark will provide that we will indemnify Kimberly-Clark for any Post-Spin I-Flow Liabilities (as defined herein). There can be no assurance that additional related or unrelated claims or other product liability claims, including potential class actions, will not be made following the distribution date that allege that our products have resulted in or could result in an unsafe condition or injury. Any of these proceedings, regardless of the merits, may result in substantial costs, the diversion of management’s attention from other business concerns, additional restrictions on our sales or the use of our products, or settlement payments and adjustments not covered by or in excess of insurance. Insurance for these types of claims varies in cost and can be difficult to obtain on terms acceptable to us or at all.

In addition to product liability claims and litigation, an unsafe condition or injury to, or death of, a patient associated with our products could lead to a recall of, or issuance of a safety alert relating to, our products, or suspension or delay of regulatory product approvals or clearances, product seizures or detentions, governmental investigations, civil or criminal sanctions or injunctions to halt manufacturing and distribution of our products. Any one of these could result in significant costs and negative publicity resulting in reduced market acceptance and demand for our products and harm our reputation. In addition, a recall or injunction affecting our products could temporarily shut down production lines or place products on a shipping hold.

All of the foregoing types of legal proceedings and regulatory actions are inherently unpredictable and, regardless of the outcome, could disrupt our business, result in substantial costs or the diversion of management attention and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Current economic conditions have affected and may continue to adversely affect our business, results of operations, financial condition and cash flows.

Disruptions in the financial markets and other macro-economic challenges currently affecting the economy and the economic outlook of the United States, Europe and other parts of the world may continue to have an adverse impact on our results of operations, financial condition and cash flows. Recessionary conditions and depressed levels of consumer and commercial spending have caused and may continue to cause our customers to reduce, modify, delay or cancel plans to purchase our products, and we have observed certain hospitals delaying as well as prioritizing purchasing decisions, which has had and may continue to have a material adverse effect on our business, results of operations, financial condition and cash flows.

In addition, as a result of these recessionary conditions, our customers inside and outside the United States, including foreign governmental entities or other entities that rely on government healthcare systems or government funding, may be unable to pay their obligations on a timely basis or to make payment in full. If our customers’ cash flow or operating and financial performance deteriorate or fail to improve, or if our customers are unable to make scheduled payments or obtain credit, they may not be able to pay, or may delay payment of, accounts receivable owed to us. These conditions also may have an adverse effect on certain of our suppliers who may reduce output or change terms of sales, which could cause a disruption in our ability to produce our products. Any inability of current and/or potential customers to pay us for our products or any demands by our suppliers for different payment terms may have a material adverse effect on our business, results of operations, financial condition and cash flows.

Cost-containment efforts of our customers, purchasing groups, third-party payors and governmental organizations could adversely affect our sales and profitability.

Many of our customers are members of group purchasing organizations, or GPOs, or integrated delivery networks, or IDNs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. Although we are the sole contracted supplier to certain GPOs for certain product categories, members of the GPO are generally free to purchase from other suppliers, and such contract positions can offer no assurance that sales volumes of those products will be maintained. In addition, initiatives sponsored by government agencies and other third-party payors to limit healthcare costs, including price regulation and competitive bidding for the sale of our products, are ongoing in markets where we sell our products. Pricing pressure has also increased in our markets due to consolidation among healthcare providers, trends toward managed care, governments becoming payors of healthcare expenses and regulation relating to reimbursements. The increasing leverage of organized buying groups and consolidated customers and pricing pressure from third-party payors may reduce market prices for our products, thereby reducing our profitability.

We face significant uncertainty in the healthcare industry due to government healthcare reform in the United States and elsewhere.

In March 2010, comprehensive healthcare reform legislation was signed into law in the United States through the passage of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act. Among other initiatives, the legislation implemented a 2.3% excise tax on the sales of certain medical devices in the United States, effective January 2013. In 2013, the excise tax had an impact on us of approximately $6.5 million. In addition, the new legislation implements payment system reforms and significantly alters Medicare and Medicaid reimbursements for medical services and medical devices, which could result in downward pricing pressure and decreased demand for our products.

As additional provisions of healthcare reform are implemented, we anticipate that the U.S. Congress, regulatory agencies and certain state legislatures, as well as international legislators and regulators, will continue to review and assess alternative healthcare delivery systems and payment methods with an objective of ultimately reducing healthcare costs and expanding access. We cannot predict with certainty what healthcare initiatives, if any, will be implemented by states or foreign governments or what ultimate effect federal healthcare reform or any future legislation or regulation may have on our customers’ purchasing decisions regarding our products. However, the implementation of new legislation and regulation may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our business, results of operations, financial condition and cash flows.

Our customers depend on third-party coverage and reimbursements. The failure of healthcare programs to provide coverage and reimbursement, or reductions in levels of reimbursement, could have a material adverse effect on our business.

The ability of our customers to obtain coverage and reimbursements is important to our business. Demand for many of our existing and new medical products is, and will continue to be, affected by the extent to which government healthcare programs and private health insurers reimburse our customers for patients’ medical expenses in the countries where we do business. Any reduction in the amount of reimbursements received by our customers could harm our business by reducing their selection of our products and the prices they are willing to pay.

In addition, as a result of their purchasing power, third-party payors are implementing cost-cutting measures such as seeking discounts, price reductions or other incentives from medical products suppliers and imposing limitations on coverage and reimbursements for medical technologies and procedures. These trends could compel us to reduce prices for our existing products and potential new products and could cause a decrease in the size of the market or a potential increase in competition that could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to political, economic and regulatory risks associated with doing business outside of the United States.

We operate manufacturing facilities outside the United States in Honduras, Mexico and Thailand and source many of our raw materials and components from foreign suppliers. We distribute and sell our products in over 100 countries. In 2013, approximately 28% of our net sales (excluding related party sales) were generated outside of North America, and we expect this percentage will grow over time. Our operations outside of the United States are subject to risks that are inherent in conducting business internationally, including compliance with both United States and foreign laws and regulations that apply to our international operations. These laws and regulations include robust data privacy requirements, labor relations laws that may impede employer flexibility, tax laws, anti-competition regulations, import, customs and trade restrictions, export requirements, economic sanction laws, environmental, health and safety laws, anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions. Given the high level of complexity of these laws, there is a risk that some provisions may be violated inadvertently or through fraudulent or negligent behavior of individual employees, our failure to comply with certain formal documentation requirements or otherwise. In addition, these laws are subject to changes, which may require additional resources or make it more difficult for us to comply with these laws. Violations of the laws and regulations governing our international operations could result in fines or criminal sanctions against us, our officers or our employees, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to manufacture or distribute our products in one or more countries and could have a material adverse effect on our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our results of operations and financial condition. Our success depends, in part, on our ability to anticipate and prevent or mitigate these risks and manage difficulties as they arise.

In addition to the foregoing, engaging in international business inherently involves a number of other difficulties and risks, including:

•	different local medical practices, product preferences and product requirements,

•	price and currency controls and exchange rate fluctuations,

•	cost and availability of international shipping channels,

•	longer payment cycles in certain countries other than the United States,

•	minimal or diminished protection of intellectual property in certain countries,

•	uncertainties regarding judicial systems, including difficulties in enforcing agreements through certain non-U.S. legal systems,

•	political instability and actual or anticipated military or political conflicts, expropriation of assets, economic instability and the impact on interest rates, inflation and the credit worthiness of our customers,

•	potentially negative consequences from changes in or interpretations of tax laws, including changes regarding taxation of income earned outside the United States, and

•	difficulties and costs of staffing and managing non-U.S. operations.

These risks and difficulties, individually or in the aggregate, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Currency exchange rate fluctuations could have a material adverse effect on our business and results of operations.

Due to our international operations, we transact business in many foreign currencies and are subject to the effects of changes in foreign currency exchange rates, including the Thai baht, Mexican peso, Japanese yen and the Euro. Our financial statements are reported in U.S. dollars with international transactions being translated into U.S. dollars. If the U.S. dollar strengthens in relation to the currencies of other countries where we sell our products, our U.S. dollar reported net sales and income will decrease. Additionally, we incur significant costs in foreign currencies and a fluctuation in those currencies’ value can negatively impact manufacturing and selling costs. While we have in the past engaged, and may in the future engage, in various hedging transactions to minimize the effects of foreign currency exchange rate fluctuations, there can be no assurance that these hedging transactions will be effective. Changes in the relative values of currencies occur regularly and could have an adverse effect on our business, results of operations, financial condition and cash flows.

We cannot guarantee that any of our strategic acquisitions, investments or alliances will be successful.

We intend to supplement our growth through strategic acquisitions of, investments in and alliances with new medical technologies. The success of any acquisition, investment or alliance may be affected by a number of factors, including our ability to properly assess and value the potential business opportunity or to successfully integrate any business we may acquire into our existing business. These types of transactions may require more resources and investments than originally anticipated, may divert management’s attention from our existing business, may result in exposure to unexpected liabilities of the acquired business, and may not result in the expected benefits, savings or synergies. There can be no assurance that any past or future acquisition, investment or alliance will be cost-effective, profitable or successful.

We may need additional financing in the future to meet our capital needs or to make acquisitions and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

We intend to increase our investment in research and development activities and expand our sales and marketing activities. We also intend to make acquisitions. In the past, our working capital and capital expenditure requirements have been met from cash flow generated by our businesses and from Kimberly-Clark. Following the distribution, however, we may need to seek additional debt or equity financing. We may be unable to obtain any desired additional financing on terms favorable to us, if at all. If we lose a previously assigned credit rating or adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products or respond to competitive pressures, any of which could negatively affect our business. If we raise additional funds through the issuance of equity securities, Halyard stockholders will experience dilution of their ownership interest. If we raise additional funds by issuing debt, we may be subject to limitations on our operations due to restrictive covenants. Furthermore, we do not expect that any debt financing we might obtain would reflect interest rates or other terms as favorable as those historically enjoyed by Kimberly-Clark because any credit rating assigned to our debt is likely to be less favorable than similar ratings assigned to the debt of Kimberly-Clark.

We may be unable to protect our intellectual property rights or may infringe the intellectual property rights of others.

We rely on patents, trademarks, trade secrets and other intellectual property assets in the operation of our business. Our efforts to protect our intellectual property and proprietary rights may not be sufficient. We cannot be sure that pending patent applications will result in the issuance of patents or that patents issued or licensed to us will remain valid or prevent competitors from introducing similar competing technologies. Our ability to enforce and protect our intellectual property rights may be limited in certain countries outside of the United States in which we operate, which could make it easier for our competitors to develop or distribute similar competing technologies in those jurisdictions. In addition, our competitive position may be adversely affected by expirations of our significant patents, which would allow competitors to freely use our technology to compete with us.

We operate in an industry characterized by extensive patent litigation and competitors may claim that our products infringe their intellectual property rights. Resolution of patent litigation or other intellectual property claims is inherently unpredictable, typically time consuming and costly and can result in significant damage awards and injunctions that could prevent the manufacture and sale of the affected products or require us to make significant royalty payments in order to continue selling the affected products. Any one of these could have a material adverse effect on our business, results of operations, financial condition and cash flows. At any given time we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. We can expect to face additional claims of patent infringement in the future.

We may be unable to attract and retain key employees necessary to be competitive.

Our ability to compete effectively depends upon our ability to attract and retain executives and other key employees, including people in technical, marketing, sales and research and development positions. Competition for experienced employees, particularly for persons with specialized skills, can be intense. Our ability to recruit such talent will depend on a number of factors, including compensation and benefits, work location and work environment. If we cannot effectively recruit and retain qualified executives and employees, our business could be materially adversely affected.

Breaches of our information technology systems could have a material adverse effect on our business.

We rely on information technology systems to process, transmit, and store electronic information in our day-to-day operations. Our information technology systems may be subjected to computer viruses or other malicious codes, unauthorized access attempts and cyber- or phishing-attacks. We also store certain information with third parties that could be subject to these types of attacks. These attacks could result in our intellectual property and other confidential information being lost or stolen, disruption of our operations, loss of reputation, and other negative consequences, such as increased costs for security measures or remediation costs and diversion of management attention. While we will continue to implement additional protective measures to reduce the risk of and detect future cyber incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly. There can be no assurances that our protective measures will prevent future attacks that could have a material adverse effect on our business.

Risks Related to the Distribution and Our Separation from Kimberly-Clark

We have no operating history as a separate company, and our historical and pro forma financial data are not necessarily representative of the results we would have achieved as a stand-alone publicly-traded company and therefore may not be reliable as an indicator of our performance.

The historical combined financial data we have included in this information statement present the results of operations and financial position of Kimberly-Clark’s health care business to be transferred to us as that business has historically been operated by Kimberly-Clark. Our historical combined financial data and unaudited pro forma condensed combined financial data included in this information statement are derived from the historical consolidated financial statements and accounting records of Kimberly-Clark. Accordingly, these data may not be indicative of our future performance, nor necessarily reflect what our financial position and results of operations or cash flows would have been, had we operated as a separate, stand-alone publicly-traded entity during the periods presented. This is because, among other things:

•	Kimberly-Clark performed various corporate functions for us, such as employee payroll and benefits administration, information technology services, financial and tax services, transportation and logistics, procurement services, order management and processing, regulatory compliance and other support services. Following the distribution, Kimberly-Clark will provide some of these functions for a limited period of time as described in “Our Relationship with Kimberly-Clark after the Distribution.” Our historical combined financial data and unaudited pro forma condensed combined financial data reflect adjustments and allocations with respect to corporate and administrative costs relating to these functions which are less than the expenses we expect would have been incurred had we operated as a stand-alone company.

•	Currently, our business is integrated with the other businesses of Kimberly-Clark. Historically, we have shared economies of scale in costs, employees, vendor relationships and customer relationships. While we will enter into transition agreements that will govern certain commercial and other relationships between us and Kimberly-Clark after the distribution, those transitional arrangements will not fully capture the benefits our business has enjoyed as a result of being integrated with the other businesses of Kimberly-Clark. The loss of these benefits could have a material adverse effect on our business, results of operations, financial condition and cash flows following the distribution.

•	Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions, research and development and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Kimberly-Clark. Following the distribution, we may need to obtain additional financing from banks, public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

•	Subsequent to the distribution, the cost of capital for our business is likely to be higher than Kimberly-Clark’s cost of capital prior to the distribution due to, among other reasons, our anticipated credit rating being lower than Kimberly-Clark’s.

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a stand-alone company separate from Kimberly-Clark.

For additional information about the historical financial performance of our business and the basis of presentation of our historical combined financial statements and our unaudited pro forma condensed combined financial statements, see “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and accompanying notes of Kimberly-Clark’s health care business included elsewhere in this information statement.

Following our separation from Kimberly-Clark, we will have a significant amount of debt that could adversely affect our business.

As of June 30, 2014, on a pro forma basis after giving effect to the financing arrangements we expect to enter into in connection with the distribution and the application of the net proceeds thereof as contemplated under “Unaudited Pro Forma Condensed Combined Financial Statements” and “Description of Material Indebtedness,” our total combined indebtedness would have been approximately $640.0 million. The amount of debt that we intend to incur could have important consequences to us and our investors, including:

•	requiring a substantial portion of our cash flow from operations to make interest payments on this debt,

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business,

•	increasing our vulnerability to general adverse economic and industry conditions,

•	increasing the risk of a future downgrade of our credit rating, which could increase future debt costs and limit the future availability of debt financing,

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry and placing us at a competitive disadvantage to our competitors that may not be as highly leveraged.

To the extent that we incur additional indebtedness, the risks described above could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

We have not previously operated as an independent company, and our management team has been assembled for only a short time.

We have not previously operated as an independent public company, and our management has limited experience, as a group, in operating our business as a stand-alone entity. Following the distribution, we will be fully responsible for arranging our own funding, managing all of our own administrative and employee arrangements and supervising all of our legal and financial affairs, including publicly reported financial statements. We will adopt separate stock-based and performance-based incentive plans for our employees and will develop our own compliance and administrative procedures necessary for a publicly-held company. We will also enter into an agreement with Kimberly-Clark in which Kimberly-Clark will provide certain transition services to us. See “Our Relationship with Kimberly-Clark after the Distribution.” In addition, our ability to grow our business may be affected by our indebtedness following the transaction. We anticipate that our success in these endeavors will depend substantially upon the ability of our Board of Directors, senior management and other key employees to work together. Although the individual members of our Board of Directors and senior management team have significant experience, they previously have not worked together as a group. Accordingly, we cannot assure you that as an independent company, our aggregate results of operations will continue at the same level as in the past. Moreover, the inability of our Board of Directors or senior management to function cohesively could delay or prevent us from implementing fully our business strategy, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We could incur significant tax liabilities if the distribution becomes a taxable event.

In Rev. Proc. 2013-32, the U.S. Internal Revenue Service announced that, effective for ruling requests postmarked or received after August 23, 2013, it generally will no longer provide private letter rulings to the effect that, for U.S. federal income tax purposes, a separation and distribution transaction (similar to the contribution of our business to us by Kimberly-Clark and the distribution of Halyard common stock) will qualify as a tax-free spin-off under Sections 368(a)(1)(D) and 355 of the Code. Consequently, Kimberly-Clark is not seeking such a ruling from the U.S. Internal Revenue Service. However, it is a condition to the distribution that Kimberly-Clark receive an opinion from Baker Botts L.L.P. to the effect that the distribution of Halyard common stock will qualify as a tax-free spin-off under Sections 368(a)(1)(D) and 355 of the Code. The opinion will rely on certain facts, assumptions, representations and undertakings from Kimberly-Clark and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not satisfied, Kimberly-Clark and its stockholders may not be able to rely on the opinion of Baker Botts L.L.P. and could be subject to significant tax liabilities.

Notwithstanding Kimberly-Clark’s receipt of the legal opinion from Baker Botts L.L.P., there can be no assurance that the U.S. Internal Revenue Service will determine that the distribution is not a taxable event, including as a result of certain significant changes in the share ownership of Kimberly-Clark or Halyard after the distribution. If the distribution is determined to be taxable for U.S. federal income tax purposes, Kimberly-Clark and its stockholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities and we could incur significant liabilities as well. For a description of the sharing of such liabilities between Kimberly-Clark and us, see “Our Relationship with Kimberly-Clark after the Distribution – Tax Matters Agreement.”

We may not be able to engage in certain corporate transactions for up to two years after the distribution.

To preserve the treatment to Kimberly-Clark of the separation and the distribution as a “reorganization” under Sections 368(a)(1)(D) and 355 of the Code, under the tax matters agreement that we will enter into with Kimberly-Clark, we will be restricted from taking any action that prevents the separation and distribution from satisfying the requirements for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code. Under the tax matters agreement, for the two-year period following the distribution date (the “Restricted Period”), Halyard will be prohibited, except in certain circumstances, from, among other things:

•	issuing shares of its stock equal to or exceeding 20 percent (by vote or value) of the shares of Halyard stock issued and outstanding immediately following the distribution, including to raise capital or as acquisition currency in furtherance of strategic transactions,

•	selling 50 percent or more of the assets of the health care business or engaging in mergers or other strategic transactions that may result in any stockholder owning (as determined under U.S. federal income tax law) 40 percent or more (by vote or value) of the outstanding shares of Halyard stock,

•	repurchasing outstanding shares of its stock, other than in open market repurchases constituting less than 20 percent of such stock outstanding immediately following the distribution, and

•	ceasing to actively conduct its business or liquidating.

The foregoing prohibitions are in some cases more restrictive than that required under the Code due to the potential significant liability to Kimberly-Clark and its stockholders were the separation and the distribution determined to be a taxable transaction. Under the tax matters agreement, we will have the ability to engage in certain otherwise prohibited transactions, such as additional stock issuances or stock repurchases during the Restricted Period, provided we first deliver to Kimberly-Clark a tax opinion that doing so will not adversely affect the tax-free treatment of the separation and the distribution.

The foregoing restrictions may limit our ability to pursue certain strategic transactions or other transactions that we believe to be in the best interests of our stockholders or that might increase the value of our business. In addition, under the tax matters agreement, we will be required to indemnify Kimberly-Clark against any tax liabilities incurred primarily as a result of the violation of any of the foregoing restrictions, as well as any transaction (or series of transactions) that results in the distribution being considered part of a plan by us that includes a later change in control of us during the Restricted Period (as determined under U.S. federal income tax law).

As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions.

After the distribution, we will continue to install and implement information technology infrastructure to support our critical business functions, including systems relating to accounting and reporting, manufacturing process control, customer service, inventory control and distribution. We may incur temporary interruptions in business operations if we cannot transition effectively from Kimberly-Clark’s existing transactional and operational systems and data centers and the transition services that support these functions as we replace these systems. We may not be successful in effectively and efficiently implementing our new systems and transitioning our data, and we may incur substantially higher costs for implementation than currently anticipated. Our failure to avoid operational interruptions as we implement the new systems and replace Kimberly-Clark’s information technology services, or our failure to implement the new systems and replace Kimberly-Clark’s services effectively and efficiently, could disrupt our business and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not realize potential benefits from the separation of our business from Kimberly-Clark’s other businesses.

We cannot assure you that we will realize the potential benefits that we expect from our separation from Kimberly-Clark. The separation and distribution is expected to provide the following benefits, among others (1) the ability of Halyard to focus on its own strategic and operational plans; (2) more efficient allocation of capital for Halyard; (3) a distinct investment identity allowing investors to evaluate the merits, performance and future prospects of Halyard separately from those of Kimberly-Clark; and (4) more effective equity-based compensation and greater alignment of management interests with our business.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•	following the distribution, we will not have the same access to the financial, managerial and professional resources from which we have benefited in the past and will incur significant costs, which may be greater than those for which we have planned, to replace these resources,

•	the separation and distribution will require significant amounts of management’s time and effort, which may divert management’s attention away from Halyard’s business,

•	following the distribution, certain costs and liabilities that were otherwise less significant to Kimberly-Clark as a whole will be more significant to us as a stand-alone company,

•	following the distribution, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Kimberly-Clark, and

•	following the distribution, our business will be significantly less diversified than Kimberly-Clark’s business prior to the distribution.

If we fail to achieve some or all of the benefits expected to result from the separation and distribution, or if such benefits are delayed, our business, financial condition, results of operations and cash flows could be adversely affected and the value of Halyard common stock could be adversely impacted.

The transition services to be provided to us by Kimberly-Clark for a limited time may be difficult for us to perform or replace without operational problems or additional cost.

We will enter into a transition services agreement with Kimberly-Clark pursuant to which we and Kimberly-Clark and our and Kimberly-Clark’s respective affiliates will provide to each other certain transition services for a period of time following the distribution. These services will include, among others, employee payroll and benefits administration, information technology services, financial and tax services, transportation and logistics, procurement services, order management and processing, regulatory compliance and other support services. If, after the expiration of the transition services agreement, we are unable to perform these services or replace them in a timely manner or on reasonable terms, we may experience operational problems and increased costs to us. See “Our Relationship with Kimberly-Clark after the Distribution – Transition Services Agreement” for more information on the transition services agreement.

Following our separation from Kimberly-Clark, we may experience increased costs resulting from decreased purchasing power, which could decrease our overall profitability and cash flow.

As part of Kimberly-Clark, we are able to take advantage of Kimberly-Clark’s size and purchasing power in procuring goods, services and technology, such as management information services, health insurance, pension and other employee benefits, payroll administration, risk management, tax and other services. As a separate, stand-alone entity following the distribution, we may have to pay higher costs for certain materials used in our products due to a decline in purchasing scale if we are unable to obtain other similar goods, services and technology at prices or on terms as favorable as those obtained prior to the distribution.

Risks Related to Ownership of Halyard Common Stock

There has been no prior market for Halyard common stock, and we cannot guarantee that a trading market for Halyard common stock will develop or that our stock price will not decline or fluctuate significantly after the distribution.

There has been no prior trading market for Halyard common stock, and we cannot predict the price at which Halyard common stock will trade after the distribution date. There can be no assurance that an active trading market for Halyard stock will develop, or if developed, will be sustained following the distribution. If an active market does not develop or is not maintained, you may not be able to sell your shares. Even if a market does develop, the price at which Halyard common stock trades may fluctuate significantly. The market price, or fluctuations in price, for Halyard common stock may be negatively influenced by many factors, including:

•	actual or anticipated fluctuations in our quarterly operating results,

•	our failure to achieve the quarterly financial results forecast provided from time to time by the securities analysts who cover our stock,

•	developments generally affecting the healthcare industry,

•	changes in market valuations of comparable companies,

•	the amount of our indebtedness,

•	general economic, industry and market conditions,

•	the depth and liquidity of the market for Halyard common stock,

•	fluctuations in interest and currency exchange rates,

•	our dividend policy, and

•	perceptions of or speculations by the press or investment community.

These and other factors may lower the market price of Halyard common stock, regardless of our actual financial condition or operating performance.

We have no present intention to pay dividends on Halyard common stock.

We have no present intention to pay dividends on Halyard common stock. Any determination to pay dividends to holders of Halyard common stock will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in our debt agreements and other factors that our Board of Directors deems relevant. See “Dividend Policy.”

Your percentage of ownership in Halyard may be diluted in the future.

In the future, your percentage ownership in Halyard may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we may grant to our directors, officers and employees. Following the distribution, we expect to issue replacement equity awards to Halyard employees who forfeited Kimberly-Clark equity awards in connection with the distribution as described in further detail under the heading “The Separation and Distribution – Treatment of Equity-Based Compensation – Halyard Participants.” As of the date of this information statement, the exact number of shares of Halyard common stock that will be subject to the replacement equity awards is not determinable as such amount will be based on the price of Kimberly-Clark and Halyard common stock after the distribution date, and, therefore, it is not possible to determine the extent to which your percentage ownership in Halyard could be diluted as a result of the vesting or conversion of such replacement equity awards. We also anticipate that our compensation committee will grant stock options or other equity based awards to our employees in the future. These awards will have a dilutive effect on existing stockholders and on our earnings per share, which could adversely affect the market price of shares of Halyard common stock.

In addition, our certificate of incorporation will authorize us to issue, without the approval of Halyard stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Halyard common stock with respect to dividends and distributions, as our Board of Directors generally may determine. If our Board of Directors were to approve the issuance of preferred stock in the future, the terms of one or more classes or series of such preferred stock could dilute the voting power or reduce the value of Halyard common stock. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to Halyard preferred stock could affect the residual value of Halyard common stock. See “Description of Halyard Capital Stock.”

Certain provisions of our certificate of incorporation and by-laws and of Delaware law will make it difficult for stockholders to change the composition of our Board of Directors and may discourage hostile takeover attempts which some of our stockholders may consider to be beneficial.

Certain provisions to be contained in our certificate of incorporation and by-laws and those contained in Delaware law may have the effect of delaying or preventing changes in control if our Board of Directors determines that such changes in control are not in the best interests of us and our stockholders. These provisions include, among other things, the following:

•	the division of our Board of Directors into three classes, each with three-year staggered terms,

•	the ability of our Board of Directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval,

•	the inability of our stockholders to call a special meeting of stockholders,

•	stockholder action may be taken only at a special or regular meeting of stockholders,

•	advance notice procedures for nominating candidates to our Board of Directors or presenting matters at stockholder meetings,

•	stockholder removal of directors only for cause and only by a supermajority vote,

•	the ability of our Board of Directors, and not our stockholders, to fill vacancies on our Board of Directors, and

•	supermajority voting requirements to amend our by-laws and certain provisions of our certificate of incorporation and to engage in certain types of business combinations.

While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our Board of Directors, they could enable the Board of Directors to hinder or frustrate a transaction that some, or a majority, of the stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. We are also subject to Delaware laws that could have similar effects. One of these laws prohibits us from engaging in a business combination with a significant stockholder unless specific conditions are met. For more information, see “Description of Halyard Capital Stock – Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and By-Laws and of Delaware Law.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials we have filed or will file with the SEC (as well as information included in our oral or other written statements) contain, or will contain, certain “forward-looking statements” regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue” and similar expressions, among others. These forward-looking statements address, among other things, the anticipated effects of the separation and distribution. The matters discussed in these forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, but are not limited to:

•	general economic conditions particularly in the United States,

•	fluctuations in global equity and fixed-income markets,

•	the competitive environment,

•	the loss of current customers or the inability to obtain new customers,

•	price fluctuations in key commodities,

•	fluctuations in currency exchange rates,

•	changes in governmental regulations that are applicable to our business,

•	changes in asset valuations including write-downs of assets such as inventory, accounts receivable or other assets for impairment or other reasons, and

•	the other matters described under “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this information statement. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished.

THE SEPARATION AND DISTRIBUTION

Background

Kimberly-Clark’s Board of Directors and management regularly review its various businesses to ensure that resources are deployed and activities are pursued in the best interests of Kimberly-Clark’s stockholders. In 2013, management of Kimberly-Clark reported to Kimberly-Clark’s Board of Directors the results of management’s most recent strategic assessment and review of the long-term strategy of the health care business. Following such review, on November 14, 2013, Kimberly-Clark announced that its Board of Directors authorized management to evaluate a potential tax-free spin-off of our business. In September 2014, after further review and evaluation of the potential spin-off, Kimberly-Clark’s Board of Directors authorized its executive committee to approve the final terms and conditions of the distribution. On October 6, 2014, the executive committee of Kimberly-Clark’s Board of Directors approved the distribution of all of the issued and outstanding shares of Halyard common stock on the basis of one share of Halyard common stock for every eight shares of Kimberly-Clark common stock held as of the close of business on October 23, 2014, the record date for the distribution.

Reasons for the Separation and Distribution

Kimberly-Clark’s Board of Directors has determined that separating its health care business from Kimberly-Clark’s other businesses would be in the best interests of Kimberly-Clark and its stockholders. Our business and the businesses of Kimberly-Clark have distinct operating, business and financial characteristics. In making the determination to spin off its health care business, Kimberly-Clark’s Board of Directors noted that the spin-off would permit Kimberly-Clark to focus on its consumer and K-C Professional brands and would permit us to focus our attention and financial resources on our business. A wide variety of factors were considered by the Kimberly-Clark Board of Directors in evaluating the separation and distribution. The Kimberly-Clark Board of Directors considered the following to be the material potential benefits to the separation and distribution:

•	Strategic focus. The distribution will allow each business to focus its attention and financial resources to more effectively pursue its own distinct operating priorities and strategies, which have diverged over time.

•	Capital flexibility. The distribution will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital and will allow us to utilize our expected excess cash flow to invest in the growth of our business. In addition, we and Kimberly-Clark will have direct access to the debt and equity capital markets to fund our and its respective growth opportunities in a time and in a manner appropriate for our and Kimberly-Clark’s respective business needs.

•	Employee incentives. We will be able to develop incentive programs to better attract and retain key employees through the use of stock-based and performance-based incentive plans that more directly link compensation with the financial performance of our business.

•	Distinct investment identity. The distribution will allow investors to separately value Kimberly-Clark and Halyard based on their unique investment identities, including the merits, performance and future prospects of Kimberly-Clark’s and our respective businesses. The distribution will also provide investors with two distinct and targeted investment opportunities.

•	Management realignment. Each company will be able to realign its management structure to better focus on its different product markets and the pursuit of unique business opportunities for long-term growth and profitability.

There can be no assurance that, following the distribution, these or any other benefits will be realized to the extent anticipated or at all.

Kimberly-Clark’s Board of Directors also considered a number of potentially negative factors in evaluating the distribution, including the following which it considered to be the material potentially negative factors:

•	Loss of synergies and increased costs. As a current part of Kimberly-Clark, we take advantage of various functions performed by Kimberly-Clark, such as accounting, tax, legal, human resources and other general and administrative functions. After the distribution, Kimberly-Clark will not perform many of these functions for us. Because of our smaller scale as a stand-alone company, our cost of performing these functions may be higher than the amounts reflected in our historical combined financial statements. As a result, this could cause our profitability to decrease.

•	Disruptions to the business as a result of the distribution. The actions required to separate Kimberly-Clark’s health care business from Kimberly-Clark’s other businesses and transfer it to us will take significant management time and attention and could disrupt our and Kimberly-Clark’s respective operations.

•	Increased significance of certain costs and liabilities. Certain costs and liabilities that were otherwise less significant to Kimberly-Clark as a whole will be more significant for us as a stand-alone company.

•	One-time costs of the separation and distribution. We and Kimberly-Clark will incur costs in connection with the transition to two stand-alone publicly-traded companies, including costs to separate information systems, accounting, tax, legal and other professional services costs, and recruiting and relocation costs associated with hiring key senior management personnel.

•	Inability to realize anticipated benefits of the distribution. We may not achieve the anticipated benefits of the distribution for a variety of reasons, including:

•	the separation will require significant amounts of management’s time and effort, which may divert its attention from operating and growing our business,

•	following the distribution, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Kimberly-Clark, and

•	following the distribution, our business will be less diversified than Kimberly-Clark’s business prior to the separation.

•	Limitations placed upon Halyard as a result of the tax matters agreement. To preserve the treatment to Kimberly-Clark of the separation and distribution as a “reorganization” under Sections 368(a)(1)(D) and 355 of the Code, under the tax matters agreement that we will enter into with Kimberly-Clark, we will be restricted from taking any action that prevents the separation and distribution from satisfying the requirements for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code. These restrictions will limit our near-term ability to repurchase Halyard shares or to issue additional shares, pursue strategic transactions or engage in other transactions that might increase the value of our business. See “Risk Factors – Risks Related to the Distribution and Our Separation from Kimberly-Clark.”

Kimberly-Clark’s Board of Directors concluded that the potential benefits of the separation and distribution outweighed these negative factors.

Formation of Halyard

Halyard Health, Inc. was incorporated in Delaware on February 25, 2014 for the purpose of holding Kimberly-Clark’s health care business following the distribution. Prior to the distribution, we and Kimberly-Clark expect to engage in a series of transactions that are designed to transfer ownership of Kimberly-Clark’s health care business to us. Prior to the transfer by Kimberly-Clark to us of its health care business, we will have no operations other than those incident to our formation and in preparation for the separation and distribution.

Manner of Effecting the Distribution

On the distribution date, with the assistance of Computershare, the settlement and distribution agent, Kimberly-Clark will electronically distribute all of the outstanding shares of Halyard common stock to the holders of record of Kimberly-Clark common stock at the close of business on the record date. The distribution will be made by way of direct registration in book-entry form on the basis of one share of Halyard common stock for every eight shares of Kimberly-Clark common stock (the “distribution ratio”) held on the record date of October 23, 2014. A book-entry account statement reflecting your ownership of whole shares of Halyard common stock will be mailed to you, or your brokerage account will be credited for the shares. Direct registration in book-entry refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as will be the case in the distribution. Each share of Halyard common stock that is distributed will be validly issued, fully paid and non-assessable and free of preemptive rights.

Kimberly-Clark will not distribute fractional shares of Halyard common stock in connection with the distribution. You will receive a check, or a credit to your brokerage account, for the cash equivalent of any fractional shares you otherwise would have received in the distribution. The distribution agent will, on or after the distribution date, aggregate and sell all of those fractional interests on the open market at then applicable market prices and distribute the aggregate cash proceeds ratably (based on the fractional share such holder would otherwise be entitled to receive) to each Kimberly-Clark stockholder who otherwise would have been entitled to receive a fractional share in the distribution. Kimberly-Clark will pay all brokers’ fees and commissions in connection with the sale of fractional interests. Neither Kimberly-Clark nor Halyard will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the payments made in lieu of fractional shares. If you own less than eight shares of Kimberly-Clark common stock on the record date, you will not receive any shares of Halyard common stock in the distribution, but you will receive cash in lieu of fractional shares. The receipt of cash in lieu of fractional shares will generally result in a taxable gain or loss to the recipient stockholder. See “Material U.S Federal Income Tax Consequences” for a discussion of the U.S. federal income tax treatment of proceeds from fractional shares.

Transferability of Shares You Receive

Shares of Halyard common stock distributed to Kimberly-Clark stockholders in connection with the distribution will be transferable without registration under the Securities Act of 1933, as amended, or the Securities Act, except for shares received by persons who may be deemed to be affiliates of Halyard. Persons who may be deemed to be affiliates of Halyard after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include our executive officers, directors or principal stockholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of Halyard common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Treatment of Equity-Based Compensation

K-C Participants

Under the terms of Kimberly-Clark’s 2011 Equity Participation Plan (the “Kimberly-Clark 2011 Plan”) and the applicable award agreements, with respect to plan participants that are not employees of Halyard or its subsidiaries (“K-C Participants”), appropriate adjustments will be made to stock options held by K-C Participants by Kimberly-Clark’s Management Development and Compensation Committee to the extent necessary to preserve the benefit of such stock options, such that

•	the exercise price of such stock options will be decreased by dividing the exercise price by a fraction (the “K-C Ratio”), the numerator of which is the closing price of Kimberly-Clark common stock on the distribution date and the denominator of which is the opening price of Kimberly-Clark common stock on the first trading day immediately following the distribution date, and

•	the number of outstanding stock options will be increased by multiplying the number of outstanding stock options by the K-C Ratio. All other stock option terms will remain the same.

With respect to unvested performance-based and/or time-based restricted stock units held by K-C Participants, the number of such restricted stock units will be increased by a dividend equivalent equal to the value of the Halyard common stock which would have been distributed had such restricted stock units been vested. The additional restricted stock units will be accumulated and paid if and when the underlying restricted stock units vest and are paid, based on the actual number of restricted stock units outstanding immediately prior to the distribution that vest. The performance goals previously established for the performance-based restricted stock units will not be adjusted but the return on invested capital and net sales performance criteria, as reported, will be adjusted to reflect the impact of the distribution thereon.

Halyard Participants

Upon the distribution, under the terms of the Kimberly-Clark 2011 Plan and the applicable award agreements, with respect to plan participants that are employees of Halyard or its subsidiaries (“Halyard Participants”) that are under the age of 55:

•	any unvested stock options held by them as of the distribution date will be forfeited,

•	any vested stock options held by them as of the distribution date will be exercisable for the lesser of three months or the remaining term of the option,

•	any unvested performance-based restricted stock units outstanding for six months or less from the date of grant will be forfeited,

•	any unvested performance-based restricted stock units outstanding more than six months from the date of grant will vest pro rata, based on the number of full years of employment, and

•	all unvested time-based restricted stock units will vest pro rata, based on the number of full years of employment.

Upon the distribution, under the terms of the Kimberly-Clark 2011 Plan and the applicable award agreements, with respect to Halyard Participants that are at or over the age of 55:

•	any unvested stock options will vest,

•	any stock options will be exercisable until the earlier of five years or the remaining term of the options,

•	any unvested performance-based restricted stock units outstanding for six months or less from the date of grant will be forfeited,

•	any unvested performance-based restricted stock units outstanding more than six months after the date of grant will vest in full and will be payable at the end of the performance period based on attainment of the performance goal, and

•	all unvested time-based restricted stock units will vest pro rata, based on the number of full years of employment.

Unvested stock options, performance based restricted stock units, and time-based restricted stock units that are forfeited by Halyard Participants will be replaced with equivalent grants of Halyard stock options or time-based restricted stock units with substantially the same intrinsic value as the forfeited Kimberly-Clark awards. After adjusting the option exercise price, number of options and number of restricted stock units to maintain such intrinsic value, all other terms and conditions of the Halyard replacement grants will be materially the same as the forfeited Kimberly-Clark grants, taking into account service with Kimberly-Clark, except that all Halyard replacement restricted stock units will be time-based restricted stock units and not performance-based restricted stock units.

Results of the Separation and Distribution

After the separation and distribution, we will be a separate publicly-traded company owning and operating what had previously been Kimberly-Clark’s health care business. Immediately after the distribution, we expect to have approximately 46.5 million shares of Halyard common stock issued and outstanding based on the distribution ratio described above and the anticipated number of beneficial stockholders and outstanding Kimberly-Clark shares on October 23, 2014, the record date. The actual number of shares to be distributed will be determined based on the number of Kimberly-Clark shares outstanding on the record date.

The distribution will not affect the number of outstanding Kimberly-Clark shares or any rights of Kimberly-Clark stockholders, although it may affect the market value of the outstanding Kimberly-Clark common stock.

We and Kimberly-Clark will enter into a distribution agreement and various other agreements before the distribution to effect the separation and set forth our contractual relationships with Kimberly-Clark after the distribution. These agreements will provide for the allocation, between us and Kimberly-Clark, of Kimberly-Clark’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the distribution and will govern certain relationships between us and Kimberly-Clark after the distribution. For a more detailed description of these agreements, see “Our Relationship with Kimberly-Clark after the Distribution.”

Market for Halyard Common Stock

There is currently no public trading market for shares of Halyard common stock. We have been authorized to list Halyard common stock on the New York Stock Exchange under the symbol “HYH.” We also expect that a “when-issued” trading market for Halyard common stock will begin on or shortly before the record date and continue up to and including the distribution date, as more fully described below under “– Trading Between the Record Date and Distribution Date.” We cannot predict the trading prices for Halyard common stock before or after the distribution date. The trading price of Halyard common stock is likely to fluctuate significantly, particularly until an orderly market develops. Prices for Halyard common stock will be determined in the trading markets and may be influenced by many factors, including those described under the caption “Risk Factors – Risks Related to Ownership of Halyard Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and including through the distribution date, Kimberly-Clark expects that there will be two markets in Kimberly-Clark common stock: a “regular-way” market and an “ex-distribution” market. Kimberly-Clark common stock that trades on the regular-way market will trade with an entitlement to Halyard common stock distributed pursuant to the distribution. Kimberly-Clark common stock that trades on the “ex-distribution” market will trade without an entitlement to Halyard common stock distributed pursuant to the distribution. Therefore, if you sell Kimberly-Clark common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive Halyard common stock in the distribution. If you own shares of Kimberly-Clark common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Halyard common stock that you are entitled to receive pursuant to your ownership as of the record date of Kimberly-Clark common stock.

Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, we expect that there will be a “when-issued” market in Halyard common stock. The term “when-issued” means that shares can be traded conditionally prior to the time shares are actually available or issued. The “when-issued” trading market will be a market for shares of Halyard common stock that will be distributed to Kimberly-Clark stockholders on the distribution date. If you own Kimberly-Clark common stock at the close of business on the record date, you will be entitled to Halyard common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Halyard common stock, without the shares of Kimberly-Clark common stock you own, on the “when-issued” market. On the first trading day following the distribution date, when-issued trading in Halyard common stock will end and “regular-way” will begin.

“Ex-distribution” and “when-issued” trades generally are settled four business days after the distribution date. If, for whatever reason, the distribution does not occur, “when-issued” and “ex-distribution” trades will be cancelled and, therefore, will not be settled.

Incurrence of Indebtedness

Prior to the distribution, we expect to borrow approximately $640.0 million through the issuance of senior unsecured notes and a secured term loan. We also anticipate entering into a revolving credit facility allowing borrowings of up to $250.0 million. We expect to use the net proceeds from the senior unsecured notes and the secured term loan will be used to fund a portion of the cash distribution to Kimberly-Clark as described below. Funds under the revolving credit facility are expected to be available for our working capital and other requirements after the distribution. See “Description of Material Indebtedness.”

Immediately prior to the distribution, we will make a cash distribution to Kimberly-Clark equal to the estimated amount of all of our available cash on the distribution date in excess of the minimum amount. See “Summary—The Separation and Distribution—Formation of Halyard” above.

We will fund the cash distribution with the net proceeds from our senior unsecured notes and secured term loan and the remainder will be funded with cash on hand and cash transferred to us by Kimberly-Clark in settlement of intercompany transactions associated with the separation. Kimberly-Clark expects to use the proceeds of this cash distribution to make open-market share repurchases of its shares.

Distribution Conditions and Termination

The distribution will be effective on the distribution date, October 31, 2014, provided that, among other things, the following conditions will have been satisfied:

•	the debt financing contemplated to be obtained by Halyard in connection with the distribution, as described in the distribution agreement, shall have been obtained,

•	the making of a cash distribution from Halyard to Kimberly-Clark prior to the distribution in an amount equal to all of Halyard’s available cash on the distribution date in excess of the minimum amount,

•	the receipt of an opinion of Baker Botts, L.L.P. to the effect that the separation and the distribution will qualify as a “reorganization” under Sections 368(a)(1)(D) and 355 of the Code,

•	the receipt of an opinion from Houlihan Lokey, Inc. with respect to the solvency of Halyard in connection with the distribution,

•	Kimberly-Clark shall have completed the transfer to us of assets and liabilities as well as the permits, licenses and registrations relating to our business as described in this information statement,

•	the SEC shall have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order relating to our registration statement shall be in effect,

•	we and Kimberly-Clark shall have received all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution,

•	the shares of Halyard common stock to be distributed shall have been accepted for listing on the New York Stock Exchange, subject to official notice of distribution,

•	execution and delivery of the transaction agreements relating to the separation as described in “Our Relationship with Kimberly-Clark after the Distribution,”

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect that prevents consummation of the separation, distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the distribution agreement, and

•	no other event or development shall be in existence or have occurred that, in the judgment of Kimberly-Clark’s Board of Directors, in its sole discretion, makes it inadvisable to effect the distribution and other related transactions.

The fulfillment of the foregoing conditions will not create any obligation on Kimberly-Clark’s part to effect the distribution, and Kimberly-Clark’s Board of Directors has reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date. Kimberly-Clark’s Board of Directors may, in its sole discretion, also waive any of these conditions.

Kimberly-Clark will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date and the distribution date and the distribution ratio. Kimberly-Clark does not intend to notify its stockholders of any modifications to the terms of the separation or distribution that, in the judgment of its Board of Directors, are not material. To the extent that the Kimberly-Clark Board of Directors determines that any modifications by Kimberly-Clark materially change the terms of the distribution, Kimberly-Clark will notify Kimberly-Clark stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, including by providing a supplement to this information statement.

Accounting Treatment

The distribution will be accounted for by Kimberly-Clark on a historical cost basis, and no gain or loss will be recorded.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the contribution of our business to us by Kimberly-Clark and the distribution of all of the outstanding shares of our common stock to Kimberly-Clark’s stockholders. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder and on judicial and administrative interpretations of the Code and the U.S. Treasury regulations, all as in effect on the date of this information statement, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect. This summary assumes that the separation and the distribution will be consummated in accordance with the distribution agreement and as described in this information statement. This summary does not purport to be a complete description of all U.S. federal income tax consequences of the separation and the distribution nor does it address the effects of any state, local or foreign tax laws or U.S. federal tax laws other than those relating to income taxes on the separation and the distribution. The tax treatment of a Kimberly-Clark stockholder may vary depending upon the stockholder’s particular situation, and some Kimberly-Clark stockholders may be subject to special rules not discussed below, including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons who do not hold Kimberly-Clark common stock as a capital asset, employees of Kimberly-Clark, non-U.S. holders of Kimberly-Clark common stock, individuals who hold Kimberly-Clark common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” foreign entities, foreign trusts and estates and beneficiaries thereof, or persons who acquire shares of Kimberly-Clark common stock pursuant to the exercise of employee stock options or otherwise as compensation.

YOU ARE URGED TO CONSULT YOUR TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX RULES.

In Rev. Proc. 2013-32, the U.S. Internal Revenue Service announced that, effective for ruling requests postmarked or received after August 23, 2013, it generally will no longer provide a private letter ruling that the separation and the distribution will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, nor is Kimberly-Clark seeking such a ruling from the U.S. Internal Revenue Service.

It is a condition to the completion of the distribution that Kimberly-Clark obtain an opinion from the law firm of Baker Botts L.L.P. to the effect that the separation and the distribution will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code. An opinion of counsel is not binding on the Internal Revenue Service or the courts. Further, opinions of counsel are based on, among other things, current law and certain assumptions and representations as to factual matters made by Kimberly-Clark and Halyard, which if incorrect in certain material respects would jeopardize the conclusions reached by counsel in its opinion. Kimberly-Clark and we are not currently aware of any facts or circumstances that would cause such assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions expected to be reached by counsel in its opinion.

Assuming that the separation and the distribution qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, the following will describe the material U.S. federal income tax consequences to Kimberly-Clark, Halyard and Kimberly-Clark stockholders of the separation and the distribution:

•	subject to the discussion below regarding Section 355(e) of the Code, neither Halyard nor Kimberly-Clark will recognize any gain or loss upon the separation and distribution of shares of Halyard common stock and no amount will be includable in the income of Kimberly-Clark or Halyard as a result of the separation and the distribution other than taxable income or gain possibly arising out of internal reorganizations undertaken in connection with the separation and distribution and with respect to any items required to be taken into account under U.S. Treasury regulations relating to consolidated federal income tax returns,

•	a Kimberly-Clark stockholder will not recognize any gain or loss as a result of the distribution except that gain attributable to cash received in lieu of fractional shares will generally be taxable,

•	after the separation and distribution, a Kimberly-Clark stockholder’s aggregate tax basis in such stockholder’s shares of Kimberly-Clark common stock and in shares of Halyard common stock will equal such stockholder’s tax basis in its Kimberly-Clark common stock immediately before the distribution, allocated between the Kimberly-Clark common stock and Halyard common stock in proportion to their fair market values on the distribution date, and

•	a Kimberly-Clark stockholder’s holding period for Halyard common stock received in the distribution will include the holding period for that stockholder’s Kimberly-Clark common stock.

If the separation and the distribution do not qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, Kimberly-Clark would recognize a taxable gain equal to the excess of the fair market value of Halyard common stock distributed to Kimberly-Clark stockholders over Kimberly-Clark’s tax basis in Halyard common stock. In addition, each stockholder who receives Halyard common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of Halyard common stock received, including any fractional share sold on behalf of the stockholder. Such stockholder would be taxed on the full value of our shares that he or she received (without reduction for any portion of his or her basis in Kimberly-Clark shares) as a dividend for U.S. federal income tax purposes and possibly for purposes of state and local tax law to the extent of his or her pro rata share of Kimberly-Clark’s current and accumulated earnings and profits (which would include Kimberly-Clark’s taxable gain on the distribution).

Even if the distribution otherwise qualifies as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, it may be disqualified as tax-free to Kimberly-Clark under Section 355(e) of the Code, if 50% or more of Kimberly-Clark’s stock or our stock is acquired or issued (excluding the issuance of Halyard common stock to Kimberly-Clark stockholders in connection with the distribution) as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of Kimberly-Clark’s stock within two years before the distribution, and any acquisitions or issuances of Kimberly-Clark’s stock or of Halyard common stock within two years after the distribution, are presumed to be part of such a plan, although we or Kimberly-Clark may be able to rebut that presumption. We are not aware of any acquisitions or issuances of Kimberly-Clark’s stock within the two years before the distribution that must be taken into account for purposes of Section 355(e) of the Code. If the separation and the distribution qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code but an acquisition or issuance of our stock or Kimberly-Clark’s stock would cause Section 355(e) of the Code to apply, Kimberly-Clark would recognize a taxable gain as described above, but the distribution would generally be tax-free to each Kimberly-Clark stockholder. Under the tax matters agreement between Kimberly-Clark and us, we may be required to indemnify Kimberly-Clark against that taxable gain if it were triggered by an acquisition or issuance of our stock. See “Our Relationship with Kimberly-Clark after the Distribution - Tax Matters Agreement” for a more detailed discussion of the tax matters agreement between Kimberly-Clark and us. If we were to be required to indemnify Kimberly-Clark for taxes incurred as a result of the distribution being taxable, it would have a material adverse effect on our financial condition and results of operations.

Current U.S. Treasury regulations require each Kimberly-Clark stockholder who receives shares of Halyard common stock in the distribution to attach to his or her U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Code to the distribution. Within a reasonable period of time after the distribution, Kimberly-Clark will provide its stockholders who receive Halyard common stock pursuant to the distribution with the information necessary to comply with such requirement.

Payments of cash to holders of Kimberly-Clark common stock in lieu of fractional shares may be subject to information reporting and backup withholding at a rate of 28%, unless a stockholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax. Amounts withheld as backup withholding may be credited against a stockholder’s U.S. federal income tax liability (and any amounts in excess of such income tax liability may be refunded), provided that the required information is timely supplied to the IRS.

OUR RELATIONSHIP WITH KIMBERLY-CLARK

AFTER THE DISTRIBUTION

Following the distribution, Halyard and Kimberly-Clark will operate separately, each as a stand-alone public company. Prior to the distribution, we will enter into certain agreements with Kimberly-Clark that will effect the separation of our business from Kimberly-Clark’s other businesses, set forth our contractual relationships with Kimberly-Clark after the distribution and provide for the allocation, between us and Kimberly-Clark, of Kimberly-Clark’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the distribution.

The following is a summary of the terms of the material agreements that we intend to enter into with Kimberly-Clark prior to the distribution. The agreements described below that are material to Halyard are filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

Distribution Agreement

The following discussion summarizes the material provisions of the distribution agreement that will be entered into between us and Kimberly-Clark. The distribution agreement will set forth, among other things, our agreements with Kimberly-Clark regarding the principal transactions necessary to separate our business from Kimberly-Clark’s other businesses. It will also set forth other agreements that govern the distribution and certain aspects of our relationship with Kimberly-Clark after the distribution date.

Transfer of Assets and Assumption of Liabilities

The distribution agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to us and Kimberly-Clark as part of the separation, and will provide for when and how these transfers, assumptions and assignments will occur.

Halyard’s Cash Distribution to Kimberly-Clark

The distribution agreement will provide that, prior to the distribution, Halyard will make a cash distribution to Kimberly-Clark in an amount equal to the estimated amount of all of our available cash on the distribution date in excess of the minimum amount. See “Summary – The Separation and Distribution – Formation of Halyard” above. Kimberly-Clark will use these funds for repurchases of its shares of common stock.

The Distribution

The distribution agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, Kimberly-Clark will distribute to its stockholders that hold Kimberly-Clark common stock as of the record date for the distribution all of the issued and outstanding shares of Halyard common stock on a pro rata basis. Kimberly-Clark stockholders of record on the record date will receive a distribution of one share of Halyard common stock for every eight shares of Kimberly-Clark common stock held by such stockholders. Kimberly-Clark stockholders will receive cash in lieu of any fractional shares of Halyard.

Conditions to the Distribution

The distribution agreement will provide that the distribution is subject to the satisfaction (or waiver by Kimberly-Clark) of certain conditions. These conditions are described under “The Separation and Distribution – Distribution Conditions and Termination.” Kimberly-Clark will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date, the distribution date and the distribution ratio.

Releases

The distribution agreement will provide for a full and complete release and discharge of all liabilities existing or arising from or based on facts existing before the distribution date, between or among us or any of our affiliates, on the one hand, and Kimberly-Clark or any of its affiliates (other than us), on the other hand, except as set forth in the distribution agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the distribution, which agreements will include, but are not limited to, the distribution agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, the intellectual property license agreements, the manufacture and supply, distribution and noncompetition agreements and the transfer and conveyance documents executed in connection with the separation of our business from Kimberly-Clark’s other businesses.

Indemnification

The distribution agreement will contain cross-indemnification provisions principally designed to place financial responsibility for the liabilities of our business with us and financial responsibility for obligations and liabilities of Kimberly-Clark-related businesses with Kimberly-Clark. The distribution agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Legal Matters

Subject to certain specified exceptions, the distribution agreement will provide that each party will assume the liability for, and control of, all pending or threatened legal matters related to its own business, including liabilities for any claims or legal proceedings related to products that had been part of its business but were discontinued prior to the distribution, or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. While Kimberly-Clark is retaining the liabilities related to claims and causes of actions alleging that the use of our continuous infusion devices resulted in postarthroscopic glenohumeral chondrolysis, we will indemnify Kimberly-Clark and assume the liability for any such claims and causes of actions arising after the distribution (the “Post-Spin I-Flow Liabilities”).

Insurance

The distribution agreement will provide for the allocation among the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims. In addition, the distribution agreement will allocate between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.

Further Assurances

In addition to the actions specifically provided for in the distribution agreement, the distribution agreement will provide that both we and Kimberly-Clark agree to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the distribution agreement and the ancillary agreements.

Dispute Resolution

The distribution agreement will contain provisions that govern, except as otherwise provided in any related agreement, the resolution of disputes, controversies or claims that may arise between us and Kimberly-Clark after the distribution date.

Expenses

Except as expressly set forth in the distribution agreement or in any ancillary agreement, Kimberly-Clark will be responsible for all costs and expenses incurred in connection with the separation of our business and the distribution incurred prior to the distribution date, including costs and expenses relating to legal counsel, financial advisors and accounting advisory work related to the separation of our business and the distribution. Except as expressly set forth in the distribution agreement or in any ancillary agreement, the distribution agreement will provide that all such costs and expenses incurred in connection with the separation of our business and the distribution after the distribution date will be paid by the party incurring such costs and expenses.

Other Matters

Other matters governed by the distribution agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Termination

The distribution agreement will provide that it may be terminated and the distribution may be modified or abandoned at any time prior to the distribution date in the sole discretion of Kimberly-Clark without our approval or the approval of Kimberly-Clark’s stockholders. In the event of a termination of the distribution agreement, no party will have any liability of any kind to any other party or any other person. After the distribution date, the distribution agreement may not be terminated except by an agreement in writing signed by both Kimberly-Clark and us.

Transition Services Agreement

We will enter into a transition services agreement with Kimberly-Clark prior to the distribution pursuant to which we and Kimberly-Clark and our and Kimberly-Clark’s respective affiliates will provide to each other for an agreed-upon charge, on an interim, transitional basis, various services, including, but not limited to, employee payroll and benefits administration, information technology services, financial and tax services, transportation and logistics, procurement services, order management and processing, regulatory compliance and other support services. The services generally will commence on the distribution date and terminate no later than two years following the distribution date.

We have been preparing for the transition to us of the services to be provided by Kimberly-Clark, or by third-party providers on behalf of Kimberly-Clark, under the transition services agreement. We anticipate that we will be in a position to complete the transition of those services on or before two years following the distribution date.

Subject to certain exceptions, the liabilities of each party providing services under the transition services agreement will generally be limited to the aggregate charges actually paid to such party by the other party pursuant to the transition services agreement during the twelve months prior to the event giving rise to the liability. The transition services agreement will also provide that the provider of a service shall not be liable to the recipient of such service for any special, indirect, incidental or consequential damages, except in connection with certain indemnification matters. The transition services agreement will also provide that the party receiving the services will indemnify the service provider for damages except to the extent caused by the gross negligence or willful misconduct of the service provider or damage to the service provider’s property caused by the service provider’s conduct in the provision of the services.

Tax Matters Agreement

We will enter into a tax matters agreement with Kimberly-Clark which will generally govern Kimberly-Clark’s and our respective rights, responsibilities and obligations after the distribution with respect to taxes and tax benefits attributable to our business, as well as any taxes incurred by Kimberly-Clark in the case of the failure of the separation and distribution to qualify for tax-free treatment under Sections 368(a)(1)(D) or 355 of the Code. The tax matters agreement will also set forth Kimberly-Clark’s and our respective obligations with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other tax-related matters.

General Taxes.

Under the tax matters agreement, we generally will be liable for and indemnify Kimberly-Clark against all income taxes imposed on us or our subsidiaries, as well as all other types of taxes attributable to our business. Kimberly-Clark generally will be liable for and indemnify us against all income taxes imposed on Kimberly-Clark or its subsidiaries, as well as all other types of taxes attributable to Kimberly-Clark’s other businesses. The tax matters agreement also sets forth rules for determining how to allocate tax benefits between us and Kimberly-Clark and rules on the effect of subsequent adjustments to taxes and tax benefits due to tax audits or examinations.

Distribution-Related Taxes.

Under the tax matters agreement we will be liable for taxes incurred by Kimberly-Clark that arise primarily as a result of our taking or failing to take, as the case may be, certain actions that may result in the separation and distribution failing to meet the requirements of a tax-free distribution under Sections 368(a)(1)(D) and 355 of the Code. In this regard, among other things, the tax matters agreement will restrict us, except in certain circumstances, from engaging in certain transactions during the Restricted Period, including: (i) issuing shares of our stock equal to or exceeding 20 percent (by vote or value) of the shares of our stock issued and outstanding immediately following the distribution, including to raise capital or as acquisition currency in furtherance of strategic transactions, (ii) selling 50 percent or more of the assets of the health care business or engaging in mergers or other strategic transactions that may result in any stockholder owning (as determined under U.S. federal income tax law) 40 percent or more (by vote or value) of the outstanding shares of our stock, (iii) repurchasing outstanding shares of our stock, other than in open market repurchases constituting less than 20 percent of such stock outstanding immediately following the distribution, and (iv) ceasing to actively conduct our business or liquidating. The foregoing prohibitions are in some cases more restrictive than that required under the Code due to the potential significant liability to Kimberly-Clark and its stockholders were the separation and the distribution determined to be a taxable transaction. Under the tax matters agreement, we will have the ability to engage in certain otherwise prohibited transactions, such as additional stock issuances or stock repurchases during the Restricted Period, provided we first deliver to Kimberly-Clark a tax opinion that doing so will not adversely affect the tax-free treatment of the separation and the distribution.

Administrative Matters.

The tax matters agreement will also set forth Kimberly-Clark’s and our respective obligations with respect to the preparation and filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Employee Matters Agreement

We will enter into an employee matters agreement with Kimberly-Clark prior to the distribution to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefit plans and programs and other related matters.

The employee matters agreement will govern Kimberly-Clark’s and our compensation and employee benefit obligations with respect to the current and former employees of each company, and will generally allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs. The employee matters agreement will provide for the treatment of outstanding Kimberly-Clark equity awards and certain other outstanding annual and long-term incentive awards. The employee matters agreement will provide that our active employees will continue to participate in the health and welfare benefit plans sponsored by Kimberly-Clark through December 31, 2014 and will then commence participation in our health and welfare benefit plans, which will be generally similar to the existing Kimberly-Clark benefit plans, and that our active employees will commence participation in our 401(k) retirement benefit plan following the distribution. The employee matters agreement will also provide that we will not establish a defined benefit pension plan for our employees in the United States or Canada and will no longer participate in the Kimberly-Clark frozen defined benefit pension plans in the United States and Canada, and further that the portion of certain foreign Kimberly-Clark pension plans covering our employees will be transferred to Halyard as of the distribution. The employee matters agreement will provide that we will not establish any plan providing medical or life insurance coverage for our retirees and that any of our employees or former employees who, as of the distribution date, participate in or are eligible to participate in such plans sponsored by Kimberly-Clark will continue to participate in or to be eligible to participate in such plans sponsored by Kimberly-Clark. In addition, the employee matters agreement will provide that the parties will be responsible for their respective current employees and compensation plans for such current employees and will allocate liabilities relating to former employees between the two companies, with Halyard being responsible for all post-distribution liabilities for our current and former employees, whether or not they continue to work for us after the distribution, with the exception of liabilities under Kimberly-Clark’s defined benefit pension plan in the United States and Canada, health and life benefits provided to retirees, and Halyard employees absent from work on insured long term disability as of the distribution date. The employee matters agreement will also set forth the general principles relating to employee matters, including with respect to the assignment of employees, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information, and the duplication or acceleration of benefits. The employee matters agreement may also address certain special circumstances, including employees who will transfer to their eventual permanent employer on a delayed basis because they will continue to provide services to either Kimberly-Clark or us during a transition period following the distribution.

Intellectual Property Agreements

We expect to enter into two patent license agreements with Kimberly-Clark pursuant to which each party will grant a license to the other to use certain intellectual property and patents owned by it as a result of the separation of our business from Kimberly-Clark’s other businesses (other than the intellectual property licensed under the trademark license agreements described below) for use in the conduct of the other’s business as of the separation.

In connection with the distribution, we will obtain ownership of the majority of the trademarks necessary to operate our business. In addition, we expect to enter into certain trademark license agreements with Kimberly-Clark in connection with the distribution pursuant to which Kimberly-Clark or Halyard, as the case may be, will license rights to use certain trademarks necessary to run each party’s respective businesses following the distribution. These agreements include (i) a royalty-free, perpetual trademark license agreement pursuant to which Kimberly-Clark will grant us a license to use Kimberly-Clark’s KIMGUARD and DAISY design marks, and (ii) a two-year royalty-bearing trademark license agreement pursuant to which Kimberly-Clark will grant us a license to continue to use certain of Kimberly-Clark’s other trademarks, trade names and service marks that are used in the health care business as of the distribution date (e.g., KIMBERLY-CLARK and other KIM-formative marks). We will also enter into certain royalty-bearing fixed term trademark license agreements, in which we will grant Kimberly-Clark licenses to continue to use marks that will become owned by us as a result of the separation and distribution but are used by Kimberly-Clark in its other business segments, including marks for gloves and other products.

Manufacturing and Supply, Distribution and Non-Competition Agreements

We expect to enter into one or more manufacturing and supply agreements with Kimberly-Clark prior to the distribution pursuant to which we or Kimberly-Clark, as the case may be, will manufacture, label and package products for the other party. In addition, we expect to enter into certain distribution agreements with Kimberly-Clark in connection with the distribution pursuant to which Kimberly-Clark or Halyard, as the case may be, will distribute certain products used in the other party’s business following the distribution. In connection with these agreements, we expect to enter into certain non-competition agreements with Kimberly-Clark such that we and Kimberly-Clark, following the distribution, will generally follow the distribution and business practices of Halyard and Kimberly-Clark prior to the distribution. Each of these agreements is of the type entered into in the ordinary course of business, Halyard and its business will not be dependent on any of these agreements and the loss of any of these agreements would not result in any material change in business, operations, or financial position of Halyard.

DIVIDEND POLICY

It is currently contemplated that following the distribution, we will not pay any cash dividends on Halyard common stock. The declaration and amount of any future dividends, however, will be determined by our Board of Directors and will depend on our financial condition, earnings and capital requirements after the distribution, covenants associated with our debt obligations and any other factors that our Board of Directors believes are relevant. There can be no assurance, however, that we will pay any cash dividends on Halyard common stock in the future.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Prior to the distribution, we expect to borrow approximately $640.0 million through the issuance of $250.0 million aggregate principal amount of 6.250% Senior Notes (“Senior Notes”) and a secured term loan of $390.0 million (the “Term Loan Facility”). We also anticipate entering into a revolving credit facility allowing borrowings of up to $250.0 million (the “Revolving Credit Facility”). We expect to use the net proceeds from the Senior Notes and the Term Loan Facility to fund a portion of the cash distribution to be made by us to Kimberly-Clark immediately prior to the distribution. Funds under the Revolving Credit Facility are expected to be available for our working capital and other requirements after the distribution.

The following summary of our Senior Notes, Term Loan Facility and Revolving Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form agreements filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

6.250% Senior Notes due 2022

Prior to the distribution, Halyard expects to issue up to an aggregate principal amount of $250 million of the Senior Notes. The issuance of the Senior Notes is expected to occur on October 17, 2014, subject to customary closing conditions.

An amount equal to 100% of the issue price of the Senior Notes will be deposited in an escrow account pursuant to the terms of an escrow agreement with Deutsche Bank Trust Company Americas, as trustee with respect to the Senior Notes and as the escrow agent. Such amount will be released to Halyard on the distribution date upon the satisfaction of certain conditions related to the distribution. If the conditions have not been met and the proceeds have not been distributed on or prior to March 1, 2015, the escrowed funds will be used to redeem all of the Senior Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.

The Senior Notes will mature on October 15, 2022 and interest will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2015. Initially, the Senior Notes will not be guaranteed. Upon release of the funds from escrow on the distribution date, the Senior Notes will become fully and unconditionally guaranteed on a senior unsecured basis by each of our subsidiaries that will initially guarantee indebtedness under the credit agreement governing the Revolving Credit Facility and the Term Loan Facility.

At any time prior to October 15, 2017, Halyard will be able to redeem all or a part of the Senior Notes upon not less than 30 nor more than 60 days’ prior notice to each holder, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed, plus a make-whole amount as of the redemption date, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

On and after October 15, 2017, Halyard will be able to redeem the Senor Notes, in whole or in part, upon not less than 30 nor more than 60 days prior notice to each holder, at the redemption prices (expressed as percentages of principal amount of the Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date:

Year	Percentage
2017	104.688%
2018	103.125%
2019	101.563%
2020 and thereafter	100.000%

In addition, until October 15, 2017, we will be able redeem up to 35% of the Senior Notes with an amount of cash not greater than the net cash proceeds of certain equity offerings at a redemption price equal to 106.250% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption, subject to certain conditions.

The indenture governing the Senior Notes will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness, guarantee indebtedness or issue disqualified stock or, in the case of our restricted subsidiaries, preferred stock;

•	pay dividends on, repurchase or make distributions in respect of our capital stock;

•	make certain investments or acquisitions;

•	sell, transfer or otherwise convey certain assets;

•	create liens;

•	enter into agreements restricting certain subsidiaries’ ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our and our subsidiaries’ assets;

•	enter into transactions with affiliates; and

•	prepay certain kinds of indebtedness.

The Senior Notes will also have cross default provisions that apply to other indebtedness we or certain of our subsidiaries may have from time to time with an outstanding principal amount of $50.0 million or more. If the Senior Notes achieve an investment grade rating from both Moody’s and S&P, our obligation to comply with certain of these covenants will be suspended.

We expect to enter into a registration rights agreement with respect to the Senior Notes. In the registration rights agreement, we and (upon the execution of a joinder agreement to the registration rights agreement) the guarantors of the Senior Notes will agree for the benefit of the holders of the Senior Notes to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the notes for new notes guaranteed by the guarantors, with terms substantially identical in all material respects to the notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) cause the registration statement to be declared effective under the Securities Act.

This information statement and the registration statement on Form 10 of which it is a part shall not be deemed an offer to sell or a solicitation of an offer to buy the Senior Notes.

Revolving Credit Facility and Term Loan Facility

In connection with the distribution, Halyard, as borrower, expects to enter into a credit agreement providing for the Revolving Credit Facility and the Term Loan Facility, in an expected aggregate principal amount of $640.0 million, which we expect will consist of:

•	five-year senior secured revolving credit facility in a principal amount of $250.0 million, with a letter of credit subfacility in an amount of $75 million and a swingline subfacility in an amount of $25.0 million; and

•	a seven-year senior secured term loan facility in a principal amount of $390.0 million.

We expect that the administrative agent under the Term Loan Facility and the collateral agent under the Term Loan Facility and the Revolving Credit Facility will be Morgan Stanley Senior Funding, Inc. and that the administrative agent for the Revolving Credit Facility will be Citibank, N.A.

The closing of the credit agreement will be conditioned on the satisfaction of certain conditions, including the consummation of the distribution substantially contemporaneously with such closing.

We expect all obligations under the credit agreement and obligations under certain hedging agreements and cash management arrangements to be (i) guaranteed by us and each of our direct and indirect, existing and future, material wholly-owned domestic restricted subsidiaries and (ii) secured by substantially all of our and the guarantors’ present and after-acquired personal property and material fee-owned real property, subject to certain exceptions.

In addition, we expect the credit agreement to contain an accordion feature that will allow us, subject to the satisfaction of certain conditions, including our receipt of increased commitments from existing lenders or new commitments from new lenders, to incur additional term loans under the Term Loan Facility or under new term loan facilities or to increase the amount of the commitments under the Revolving Credit Facility, including through the establishment of one or more tranches under the Revolving Credit Facility, in an aggregate principal amount not to exceed the sum of (i) $255 million, plus (ii) voluntary prepayments of loans under the Term Loan Facility and voluntary commitment reductions under the Revolving Credit Facility, plus (iii) an unlimited amount, so long as our consolidated net secured leverage ratio is equal to or less than 2.50 to 1.00, after giving pro forma effect to the incurrence of any such incremental loans or commitments. We also expect that the credit agreement will contain a feature that will allow us, subject to consent of the extending lenders, to extend the maturity of the commitments or loans outstanding under each of the Term Loan Facility and Revolving Credit Facility.

We expect that borrowings under the Term Loan Facility will bear interest, at our option, at either (i) a reserve-adjusted LIBOR rate or (ii) a base rate, in each case plus a margin.

We expect that borrowings under the Revolving Credit Facility will bear interest, at our option, at either (i) a reserve-adjusted LIBOR rate, plus a margin ranging between 1.75% to 2.50% per annum, depending on our consolidated total leverage ratio, or (ii) the base rate, which is calculated as the greatest of (1) the prime rate, (2) the U.S. federal funds effective rate plus 0.50% and (3) the one month LIBOR Rate plus 1.00%, plus a margin ranging between 0.75% to 1.50% per annum, depending on our consolidated total leverage ratio. We expect that the unused portion of our Revolving Credit Facility will be subject to a commitment fee equal to (i) 0.25% per annum, when our consolidated total leverage ratio is less than 2.25 to 1.00 and (ii) 0.40% per annum, otherwise.

We expect that the credit agreement will contain certain affirmative and negative covenants that we consider usual and customary for an agreement of this type. Such covenants will, subject to exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase subordinated indebtedness or modify the agreements relating thereto;

•	make loans, investments and acquisitions;

•	sell, transfer or otherwise dispose of assets;

•	create or incur liens;

•	enter into certain types of transactions with affiliates;

•	enter into agreements restricting certain of our restricted subsidiaries’ ability to pay dividends;

•	consolidate, merge or sell all or substantially all of our assets; and

•	create unrestricted subsidiaries.

In addition, we expect the Revolving Credit Facility to be subject to financial covenants requiring us to maintain a maximum consolidated net secured leverage ratio of 2.50 to 1.00 and a minimum consolidated interest coverage ratio of 3.00 to 1.00.

We expect that repayment of borrowings under the Term Loan Facility and Revolving Credit Facility will be subject to acceleration upon the occurrence of certain events of default that we consider usual and customary for an agreement of this type, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to material indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of material loan or security documents to be in force and effect, and change of control. We expect that failure to comply with the financial covenants described above will not constitute an event of default under the Term Loan Facility unless and until the Revolving Credit Facility is terminated and accelerated by the requisite lenders thereunder.

We expect that we will be permitted to prepay all or a portion of the term loans and revolving loans under the credit agreement at any time, subject, in the case of the Term Loan Facility, to a 1.00% premium if we effect a repricing transaction in the first year after the closing date. We expect borrowings under the credit agreement to be subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and certain casualty events, and, starting with the fiscal year ending December 31, 2015, with excess cash flow if our consolidated net secured leverage ratio exceeds 1.00 to 1.00. In addition, we expect the Term Loan Facility to require quarterly amortization payments equal to 0.25% of the aggregate principal amount of the term loans outstanding on the closing date.

We expect that the administrative agents and certain of the parties to the credit agreement and certain of their respective affiliates will have performed in the past, and may perform in the future, banking, investment banking or other advisory services for us and our affiliates from time to time for which they have received, or will receive, customary fees and expenses.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2014 on a historical basis and a pro forma basis to give effect to the distribution and transactions related to the distribution. The information below is not necessarily indicative of what Halyard’s capitalization would have been had the distribution and related financing transactions been completed as of June 30, 2014. You should read this table together with “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited historical combined financial statements and related notes thereto included elsewhere in this information statement.

	As of June 30, 2014
(millions of dollars)	Historical	Pro Forma
	(unaudited)
Cash and cash equivalents(1)(2)	$48.5	$40.0

Indebtedness:
Short-term debt(3)(5)	$10.4	$3.9
Long-term debt
6.25% Senior Notes due 2022(1)(4)	—	250.0
Term Loan Facility(1)(5)	—	386.1
Revolving Credit Facility(6)	—	—

Total Indebtedness	10.4	640.0

Stockholders’ equity:

Common stock, par value $0.01 per share, 50,000,000 shares authorized and 46,514,294 shares issued and outstanding on a pro forma basis	—	0.5
Additional paid-in capital	—	1,437.8
Kimberly-Clark’s net investment(1)	2,088.9	—
Accumulated other comprehensive income (loss)	(11.6)	(11.6)

Total stockholders’ equity(7)	2,077.3	1,426.7

Total Capitalization	$2,087.7	$2,066.7

(1)	Immediately prior to the distribution, we will make a cash distribution to Kimberly-Clark equal to the estimated amount of all of Halyard’s available cash on the distribution date in excess of the minimum amount (see note (2) below).

We will fund the cash distribution with the net proceeds from our senior unsecured notes and secured term loan and the remainder will be funded with cash on hand and cash transferred to us by Kimberly-Clark in settlement of intercompany transactions associated with the separation.

(2)	Following the cash distribution to Kimberly-Clark, Halyard will retain an amount of cash equal to the minimum amount. The minimum amount is equal to $40.0 million plus the estimated net amount of certain intercompany assets and liabilities on the distribution date that are to be retained by Kimberly-Clark plus approximately $1.0 million associated with retention bonus obligations to be transferred to Halyard; provided, that the minimum amount will be no less than $40.0 million.
(3)	The pro forma debt payable within one year reflects an adjustment to eliminate related party debt of $10.4 million owed to wholly-owned Kimberly-Clark subsidiaries, which will be repaid prior to the distribution.
(4)	Represents the aggregate principal amount of the Senior Notes excluding any offering discounts. Due to the special mandatory redemption provision, the Senior Notes may initially be classified on our balance sheet as debt included in current liabilities. After we complete the distribution, the notes will be reclassified on our balance sheet as long-term debt. See “Description of Material Indebtedness.”

(5)	In connection with the distribution, we expect to enter into and borrow approximately $390.0 million under a Term Loan Facility. Due to the amortization provisions of the Term Loan Facility, $3.9 million of indebtedness thereunder is classified on our unaudited pro forma condensed combined balance sheet as short term debt. In addition, we expect the indebtedness under the Term Loan Facility to be issued at a discount to the principal amount thereof equal to $3.9 million. We intend to use the proceeds of the Term Loan Facility to fund a portion of the cash distribution to Kimberly-Clark. See “Description of Material Indebtedness.”
(6)	In connection with the distribution, we expect to enter into the Revolving Credit Facility providing for aggregate borrowings of up to $250.0 million, subject to certain limitations, which we anticipate will remain undrawn at the completion of the distribution.
(7)	Our ability to issue additional stock in the first two years following the distribution will be constrained because such an issuance of additional stock may cause the distribution to be taxable to Kimberly-Clark under Section 355(e) of the Code, and under the tax matters agreement we may be required to indemnify Kimberly-Clark against that tax. See “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of Section 355(e).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements consist of unaudited pro forma condensed combined income statements for the year ended December 31, 2013 and the six months ended June 30, 2014, and an unaudited pro forma condensed combined balance sheet as of June 30, 2014. The unaudited pro forma condensed combined financial statements reported below should be read in conjunction with the information under “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited historical combined financial statements for the year ended December 31, 2013 and the related notes thereto and the unaudited historical combined financial statements for the six months ended June 30, 2014 and the related notes thereto included elsewhere in this information statement. The unaudited pro forma condensed combined income statements have been adjusted to give effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred or had become effective as of January 1, 2013. The unaudited pro forma condensed combined balance sheet has been adjusted to give effect to the Pro Forma Transactions as though the pro forma transactions had occurred as of June 30, 2014.

The unaudited pro forma condensed combined financial statements included in this information statement have been derived from the audited historical combined financial statements included elsewhere in this information statement and do not purport to represent what our financial position and results of operations would have been had the distribution and related transactions summarized under “Our Relationship with Kimberly-Clark after the Distribution” occurred on the dates indicated or to project our financial performance for any future period. In addition, the unaudited pro forma condensed combined financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of our future results of operations or financial condition as a separate, stand-alone public company. The pro forma adjustments are based upon currently available information and certain assumptions that we believe are reasonable, but actual results may differ from the pro forma adjustments.

Kimberly-Clark did not account for us as, and we were not operated as, a separate, stand-alone public company for the periods presented. Our unaudited pro forma condensed combined financial statements have been prepared to reflect adjustments to our audited historical combined financial statements for the year ended December 31, 2013 and the unaudited historical combined financial statements for the six months ended June 30, 2014 that are (1) directly attributable to the Pro Forma Transactions; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined income statement, expected to have a continuing impact on our results of operations. The unaudited pro forma condensed combined financial statements have been adjusted to give effect to the following (the “Pro Forma Transactions”):

•	the transfer of certain of our assets and liabilities that will be retained by Kimberly-Clark,

•	the distribution and other adjustments resulting from the distribution,

•	our anticipated capital structure, including debt anticipated to be incurred,

•	the resulting elimination of Kimberly-Clark’s net investment in us, and

•	the impact of, and transactions contemplated by, the distribution agreement, transition services agreement and tax matters agreement, between us and Kimberly-Clark summarized under “Our Relationship with Kimberly-Clark after the Distribution.”

Transition Services Agreement

We expect to enter into a transition services agreement with Kimberly-Clark prior to the distribution pursuant to which we and Kimberly-Clark and our and their respective affiliates will provide to each other for an agreed-upon charge, on an interim, transitional basis, various services, including, but not limited to, employee payroll and benefits administration, information technology services, financial and tax services, transportation and logistics, procurement services, order management and processing, regulatory compliance and other support services. Charges under the transition services agreement are expected to be approximately $9 million in 2014 and $32 million in 2015. No pro forma adjustments have been made for these expenses. The services generally are expected to commence on the distribution date for a term of up to two years following the distribution date. See “Our Relationship with Kimberly-Clark after the Distribution – Transition Services Agreement.”

Corporate Allocations and Stand-Alone Public Company Costs

Kimberly-Clark currently provides certain corporate services to us, and costs associated with these functions have been allocated to us. These corporate services provided to us by Kimberly-Clark include executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury and other services. In addition, stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Kimberly-Clark, have been included. The costs of such services have been allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount or specific identification. The total amount of these allocations from Kimberly-Clark was approximately $95.0 million in the year ended December 31, 2013 and $48.0 million for the six months ended June 30, 2014. These cost allocations are reflected within cost of products sold, selling and general expenses, and research and development in our audited historical combined income statement for the year ended December 31, 2013 as described in Note 15 to our historical combined financial statements and Note 12 to our unaudited historical combined financial statements for the six months ended June 30, 2014 appearing elsewhere in this information statement. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Following the distribution, we expect Kimberly-Clark to continue to provide many of these services related to these functions on a transitional basis for a fee pursuant to the transition services agreement described above. See “Our Relationship with Kimberly-Clark after the Distribution – Transition Services Agreement.”

Upon the distribution, we will assume responsibility for all of our stand-alone public company costs, including the costs of corporate services currently provided by Kimberly-Clark. The corporate services currently provided to us include executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury and other services. We estimate that our aggregate annual expense for these costs will be approximately $146.0 million, including incremental expenses of $40.0 million per year of cash expense and $11.0 million per year of additional depreciation and amortization expense. In addition, as a result of the separation and distribution we expect to incur additional ongoing net expenses that we estimate will be approximately $29.2 million on an annual basis related primarily to (1) a decline in purchasing scale; (2) stranded facility costs as a result of excess manufacturing capacity in certain facilities, underutilization of certain of our distribution facilities and inefficiencies in shipping costs; and (3) a reduction in related party sales.

In addition, as a result of the separation and distribution, we expect to incur $60.0 million to $75.0 million of transitional costs after the distribution through 2016 to establish our own capabilities as a stand-alone entity. These costs are related primarily to the transition services we expect to receive from Kimberly-Clark, as well as our branding and other supply chain transition costs.

No pro forma adjustments have been made for these stand-alone public company costs.

The unaudited pro forma condensed combined income statement also does not reflect certain non-recurring items that we expect to incur in connection with the Pro Forma Transactions, including costs related to legal, accounting and consulting services, which are estimated to be from $100.0 million to $125.0 million in 2014. We expect all of these costs to be expensed.

HEALTH CARE BUSINESS

Unaudited Pro Forma Condensed Combined Income Statement

For the Six Months Ended June 30, 2014

(dollars in millions, except per share amounts)

(millions of dollars)	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$824.2	$(12.2	)(c)	$812.0
Cost of products sold	564.3	(11.1	)(c)	553.2

Gross profit	259.9	(1.1)		258.8
Research and development	17.6	—		17.6
Selling and general expenses	186.8	(20.5	)(a)(b)	166.3
Other (income) and expense, net	(1.7)	—		(1.7)

Operating profit	57.2	19.4		76.6
Interest income	1.9	—		1.9
Interest expense	—	(17.2	)(d)	(17.2)

Income before income taxes	59.1	2.2		61.3
Provision for income taxes	(22.2)	(0.8	)(e)	(23.0)

Net income	$36.9	$1.4		$38.3

Pro forma earnings per share:

Basic				$0.82

Diluted				$0.82

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

HEALTH CARE BUSINESS

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended December 31, 2013

(dollars in millions, except per share amounts)

(millions of dollars)	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$1,677.5	$(25.5	)(c)	$1,652.0
Cost of products sold	1,065.3	(23.0	)(c)	1,042.3

Gross profit	612.2	(2.5)		609.7
Research and development	37.9	—		37.9
Selling and general expenses	351.4	10.6	(a)	362.0
Other (income) and expense, net	(2.4)	—		(2.4)

Operating profit	225.3	(13.1)		212.2
Interest income	2.6	—		2.6
Interest expense	(0.1)	(34.2	)(d)	(34.3)

Income before income taxes	227.8	(47.3)		180.5
Provision for income taxes	(73.2)	16.6	(e)	(56.6)

Net income	$154.6	$(30.7)		$123.9

Pro forma earnings per share:

Basic				$2.66

Diluted				$2.66

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

HEALTH CARE BUSINESS

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

(dollars in millions, except share and per share amounts)

(millions of dollars)	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$48.5	$(8.5	)(g)	$40.0
Accounts receivable, net	195.3	(8.5	)(f)	186.8
Inventories	301.3	(7.5	)(f)	293.8
Current deferred income taxes and other	53.2	—		53.2

Total Current Assets	598.3	(24.5)		573.8
Property, plant and equipment, net	284.9	(27.7	)(f)	257.2
Goodwill	1,432.8	—		1,432.8
Other assets	140.3	10.7	(d)	151.0

TOTAL ASSETS	$2,456.3	$(41.5)		$2,414.8

LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$10.4	$(6.5	)(d)(h)	$3.9
Trade accounts payable	121.0	—		121.0
Accrued expenses	152.4	(16.6	)(f)	135.8

Total Current Liabilities	283.8	(23.1)		260.7
Long-term debt	—	632.2	(d)	632.2
Other long-term liabilities	95.2	—		95.2

Total Liabilities	379.0	609.1		988.1

Equity
Common stock, par value $0.01 per share, 50,000,000 shares authorized and 46,514,294 shares issued and outstanding on a pro forma basis	—	0.5	(g)	0.5
Additional paid-in capital	—	1,437.8	(g)	1,437.8
Kimberly-Clark’s net investment	2,088.9	(2,088.9	)(g)	—
Retained earnings	—	—		—
Accumulated other comprehensive income (loss)	(11.6)	—		(11.6)

Total Equity	2,077.3	(650.6)		1,426.7

TOTAL LIABILITIES AND EQUITY	$2,456.3	$(41.5)		$2,414.8

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(a)	Intellectual Property Agreements

We expect to enter into certain intellectual property agreements with Kimberly-Clark pursuant to which Halyard will pay Kimberly-Clark royalties for the use of certain Kimberly-Clark intellectual property for a transition period ending on the second anniversary of the distribution. The net effect of the agreements as reflected in the unaudited pro forma condensed combined income statement was an increase in selling and general expenses of $10.6 million for the year ended December 31, 2013, and $5.3 million for the six months ended June 30, 2014.

(b)	Transaction Costs

Transaction costs expected to be incurred in 2014 in connection with the distribution are estimated to be between $100.0 million and $125.0 million, which include costs related to legal, accounting, information technology services and consulting services. We expect all these costs to be expensed.

The unaudited pro forma condensed combined income statement reflects an adjustment to remove $25.8 million of transaction costs directly related to the distribution that were incurred during the six months ended June 30, 2014.

(c)	Related Party Sales

The unaudited pro forma condensed combined income statement reflects an adjustment to eliminate related party sales associated with certain feminine care products manufactured by Halyard for Kimberly-Clark that will not continue after the distribution. The net effect of the agreement as reflected in the unaudited pro forma condensed combined income statement was a decrease in net sales of $25.5 million and cost of products sold of $23.0 million for the year ended December 31, 2013, and a decrease in net sales of $12.2 million and cost of products sold of $11.1 million for the six months ended June 30, 2014.

(d)	New Debt Financing

The unaudited pro forma condensed combined balance sheet reflects issuance of the Senior Notes and Borrowings of $390.0 million under the Term Loan Facility. Due to the amortization provisions of the Term Loan Facility, $3.9 million of indebtedness thereunder is classified as debt payable within one year. We also anticipate entering into the Revolving Credit Facility allowing borrowings of up to $250.0 million, which we anticipate will be undrawn as of the distribution. The adjustments also reflect capitalization of approximately $10.7 million of deferred financing costs that we will incur under the Senior Notes, Term Loan Facility and Revolving Credit Agreement. The Term Loan Facility is presented net of an assumed original issue discount of $3.9 million. These costs will be deferred and recognized over the terms of the respective debt agreements using the effective interest method.

The unaudited pro forma condensed combined income statement reflects an adjustment for the estimated interest expense and the amortization of deferred financing costs on our new borrowings under these financing arrangements. Pro forma interest expense reflects an assumed annual interest rate of 4.0% on indebtedness to be incurred in conjunction with the borrowings under the Term Loan Facility. Borrowings under the Term Loan Facility will bear interest at an adjusted LIBOR rate plus 3.25% or a base rate plus 2.25%, at our option, and the Term Loan Facility matures in October 2021. Each one-eighth point change in our assumed interest rate on the borrowings under the Term Loan Facility would result in a $0.5 million change in our aggregate annual interest expense. See “Description of Material Indebtedness.”

(e)	Resulting Tax Effects

Reflects an income tax expense adjustment for the items noted in (a) through (d), calculated at the U.S. federal statutory rate of 35%.

(f)	Elimination of Assets Retained and Liabilities Assumed by Kimberly-Clark

Represents the elimination of certain accounts receivable, inventory, accrued liabilities, and property, plant and equipment that will be retained by Kimberly-Clark pursuant to the distribution agreement.

In connection with the distribution, certain accounts receivable and accounts payable primarily related to the health care business will be retained by Kimberly-Clark and Kimberly-Clark will make a cash payment to us equal to the net amount thereof at the distribution date, subject to a post-distribution true up. No adjustment has been made for these transactions. The one-time impact of these transactions had the distribution occurred on June 30, 2014 would have been a decrease to accounts payable of $99.7 million, a decrease to accounts receivable of $144.9 million and an offsetting increase to cash of $45.2 million. These amounts do not reflect the actual amount of accounts payable and accounts receivable to be retained by Kimberly-Clark or the cash balance as of the distribution date, which amounts are not known at this time.

(g)	Distribution Adjustments

This includes the reclassification of Kimberly-Clark’s net investment in us recorded in Kimberly-Clark’s net investment, and reclassified into additional paid-in capital with the required balancing entry to reflect the par value of our outstanding common stock. The distribution of common stock will be at a par value of $0.01 per share.

Immediately prior to the distribution, we will make a cash distribution to Kimberly-Clark equal to the estimated amount of all of Halyard’s available cash on the distribution date in excess of the minimum amount. See “Summary—The Separation and Distribution—Formation of Halyard” above.

We will fund the cash distribution with the net proceeds from the Senior Notes and the Term Loan Facility and the remainder will be funded with cash on hand and cash transferred to us by Kimberly-Clark in settlement of intercompany transactions associated with the separation. Therefore, the exact amount of the cash distribution cannot be determined at this time.

Following the cash distribution, Halyard will retain an amount of cash equal to the minimum amount. The exact amount of the minimum amount will not be determined until the distribution date but will be no less than $40.0 million.

(h)	Related Party Debt

The unaudited pro forma condensed combined balance sheet reflects an adjustment to eliminate related party debt of $10.4 million owed to wholly-owned Kimberly-Clark subsidiaries. The related party debt is expected to be repaid prior to the distribution.

Pro Forma Earnings Per Share

The number of shares used to compute pro forma basic earnings per share for the year ended December 31, 2013 and six months ended June 30, 2014 is 46,514,294, the number of shares expected to be outstanding immediately following the distribution.

Pro forma diluted shares outstanding were not adjusted for the potential dilution of common shares related to equity awards granted to our employees, as we cannot fully estimate those amounts at this time.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following selected historical combined financial data should be read in conjunction with our audited historical combined financial statements for the year ended December 31, 2013 and the related notes thereto and the unaudited historical combined financial statements for the six months ended June 30, 2014 and the related notes thereto included elsewhere in this information statement, “Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The historical combined financial statements and other data have been prepared on a stand-alone combined basis in accordance with accounting principles generally accepted in the United States (“GAAP”) and are derived from Kimberly-Clark’s consolidated financial statements and accounting records using the historical results of operations and bases of the assets and liabilities of Kimberly-Clark’s businesses and give effect to allocations of expenses from Kimberly-Clark. Our historical combined financial statements and other data will not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone public company during the periods shown.

The combined income statement data for each of the years ended December 31, 2013, 2012 and 2011, and the combined balance sheet data as of December 31, 2013 and 2012, are derived from our audited historical combined financial statements included elsewhere in this information statement. The combined income statement data for the six months ended June 30, 2014 and 2013, and the combined balance sheet as of June 30, 2014, are derived from our unaudited historical combined financial statements included elsewhere in this information statement. The combined income statement data for the years ended December 31, 2010 and 2009, and the combined balance sheet data as of December 31, 2011, 2010 and 2009, are derived from unaudited combined financial statements not included in this information statement. The unaudited combined financial statements were prepared on the same basis as our audited historical combined financial statements. In our opinion, such financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements.

Certain elements of the operations of our business are included in the consolidated income tax returns of Kimberly-Clark. Under the tax matters agreement, we will indemnify Kimberly-Clark for the income tax liabilities (and retain rights to related tax refunds) relating to operations, within Kimberly-Clark’s consolidated group, of our subsidiaries following the distribution for periods through the distribution date. Accordingly, the combined balance sheet does not include current or prior period income tax receivables or payables related to our operations which file on a consolidated basis with Kimberly-Clark. For more information, see “Our Relationship with Kimberly-Clark after the Distribution – Tax Matters Agreement.” The income tax provisions have been determined as if our business were a separate taxpayer.

(millions of dollars)	Six Months Ended June 30		Year Ended December 31
	2014	2013	2013	2012	2011	2010	2009
Income Statement Data:
Net Sales	$824.2	$826.7	$1,677.5	$1,684.0	$1,659.9	$1,495.8	$1,419.2
Gross Profit	259.9	295.4	612.2	602.5	590.8	543.6	540.9
Income Before Income Taxes	59.1	98.3	227.8	229.8	214.6	159.9	274.3
Net Income	36.9	66.9	154.6	152.6	142.4	88.0	161.5

	As of June 30	As of December 31
(millions of dollars)	2014	2013	2012	2011	2010	2009
Balance Sheet Data:
Working Capital	$314.5	$274.7	$234.6	$172.7	$156.4	$168.3
Primary Working Capital(a)	375.6	370.4	383.2	391.7	358.8	355.4
Property, Plant and Equipment, Net	284.9	324.9	325.7	320.0	326.4	313.8
Total Assets	2,456.3	2,484.0	2,534.2	2,509.5	2,518.3	2,507.2
Debt	10.4	11.9	75.9	100.0	88.2	84.5
Kimberly-Clark’s Net Investment	2,088.9	2,098.7	2,045.6	2,000.9	1,981.6	2,021.3

(a)	Primary working capital consists of accounts receivable, net plus inventories, less trade accounts payable.

(millions of dollars)	Six Months Ended June 30		Year Ended December 31
	2014	2013	2013	2012	2011	2010	2009
Other Data:
Capital Spending	$28.0	$25.0	$49.0	$40.8	$39.7	$41.6	$34.0
Depreciation and Amortization	34.8	35.8	69.2	57.6	51.1	49.8	45.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the factors that had a material effect on our results of operations during the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011. Also discussed is our financial position as of the end of those periods. You should read this discussion in conjunction with our historical combined financial statements and the notes to those historical combined financial statements and the unaudited pro forma condensed combined financial statements and the notes to those unaudited pro forma condensed combined financial statements included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) contains forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with such statements.

Introduction

The results of operations of our business after the distribution will be significantly different than the results of operations of our business prior to the distribution. This difference results from, among other things, the impact of debt anticipated to be incurred, the impact of our operating as a separate, stand-alone public company, and the impact of, and transactions contemplated by, the various agreements between us and Kimberly-Clark summarized under “Our Relationship with Kimberly-Clark after the Distribution.”

This MD&A is intended to provide investors with an understanding of the recent pre-distribution performance of our business, financial condition and prospects. The following will be discussed and analyzed:

•	Overview of Business,

•	Recent Developments,

•	Separation from Kimberly-Clark,

•	Overview of Operating Segments,

•	Results of Operations and Related Information,

•	Liquidity and Capital Resources,

•	Critical Accounting Policies and Use of Estimates,

•	Legal Matters, and

•	Financial Instruments and Risk Management.

Overview of Business

Halyard is a global company which seeks to advance health and healthcare by preventing infection, eliminating pain and speeding recovery. Our products and solutions are designed to address some of today’s most important healthcare needs, namely, preventing infection and reducing the use of narcotics while helping patients move from surgery to recovery. We market and support the efficacy, safety and economic benefit of our products with a significant body of clinical evidence.

We have two business segments: Surgical and Infection Prevention (S&IP) and Medical Devices.

Recent Developments

In June 2014, we initiated a plan to exit one of our disposable glove facilities in Thailand and outsource the related production to improve the competitive position of our surgical and infection prevention business. The restructuring is expected to result in a reduction of our workforce by approximately 3,000 positions.

The plan is expected to be completed by December 31, 2015 and result in estimated cumulative charges of approximately $70 million ($50 million after tax) over that period. We anticipate that the charges will consist of a noncash asset impairment and incremental depreciation charges of $55 million and workforce reduction and other exit cash costs of $15 million. As a result of the planned mill closure, we expect to improve pre-tax cash flow by approximately $10 million annually from lower outsourced exam glove costs, a reduction in facility capital expenses and improved working capital.

Separation from Kimberly-Clark

Halyard Health, Inc. was incorporated in Delaware on February 25, 2014, as a wholly-owned subsidiary of Kimberly-Clark for the purpose of holding Kimberly-Clark’s health care business following the distribution. Prior to the distribution, Kimberly-Clark has conducted its health care business through various divisions and subsidiaries. Following the distribution, we will be a separate, stand-alone public company, and Kimberly-Clark will have no continuing ownership interest in us.

Prior to the distribution, we will enter into a distribution agreement with Kimberly-Clark. In connection with the distribution, we will also enter into various other agreements to effect the separation of our business from Kimberly-Clark’s other businesses and set forth our contractual relationships with Kimberly-Clark after the distribution. These agreements will provide for the allocation, between us and Kimberly-Clark, of Kimberly-Clark’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the distribution. The agreements are expected to include a transition services agreement, a tax matters agreement, an employee matters agreement, intellectual property agreements, manufacturing and supply agreements, distribution agreements and non-competition agreements.

For additional information regarding the distribution agreement and other transaction agreements, see “Our Relationship with Kimberly-Clark after the Distribution” and “Risk Factors – Risks Related to the Distribution and Our Separation from Kimberly-Clark.”

Overview of Operating Segments

We have operated our S&IP business for over 30 years, providing products that address the prevention of healthcare-associated infections (HAIs) and provide protection for both healthcare workers and patients. We have recognized brands and leading market positions in the United States across our entire S&IP product portfolio, which includes sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves. Our S&IP product portfolio is supported by a global sales force, a customer support team with significant industry experience and robust product training, and customer education programs.

Our Medical Devices business is comprised of a diverse set of medical device solutions focused on improving patient outcomes, patient safety and reducing the cost of care. Our innovative portfolio includes post-operative pain management solutions, minimally invasive interventional (or chronic) pain therapies, closed airway suction systems and enteral feeding tubes. Our recognized brands and highly specialized sales team in each of these medical device product areas strategically position us for growth.

As used below, the term “Corporate and other” includes sales of feminine care products that we manufacture and sell to Kimberly-Clark. We expect these sales to be discontinued as a result of the distribution. “Corporate and other” also includes amounts that are not allocated to our two operating segments, such as certain costs allocated to us from Kimberly-Clark, including corporate business development costs and other Kimberly-Clark corporate costs.

Results of Operations and Related Information

This section presents a discussion and analysis of our net sales, operating profit and other information relevant to an understanding of our results of operations. This discussion and analysis compares the results for the six months ended June 30, 2014 to the same period in 2013, the results for the year ended December 31, 2013 to the results for the year ended December 31, 2012, and results for the year ended December 31, 2012 to the results for the year ended December 31, 2011.

Components of Net Sales and Costs and Expenses

Net Sales

Our net sales are derived primarily from the sale of S&IP products and medical devices across North America, Europe, Asia Pacific and Latin America. Sales are reported net of returns, rebates and freight allowed (i.e., net sales).

Net Sales to Related Parties

Sales to other Kimberly-Clark subsidiaries and affiliates have historically been transacted under cost-plus pricing arrangements, which is consistent with Kimberly-Clark’s global transfer pricing policies, and consists primarily of sales of gloves and non-healthcare products. We expect to enter into one or more manufacturing and supply agreements with Kimberly-Clark prior to the distribution pursuant to which we or Kimberly-Clark, as the case may be, will manufacture, label and package certain products for the other party. The manufacturing and supply agreements are expected to modify our historical intercompany arrangements and reflect new pricing.

Cost of Products Sold and Operating Costs and Expenses

Cost of products sold consists of many costs, including the costs of raw materials used in the manufacture of products, distribution costs, packaging costs, labor costs, tolling fees, and plant and equipment overhead.

Operating costs and expenses consist primarily of selling expenses, research and development costs and general and administrative expenses. Our selling expenses include marketing expense and sales commissions. Our general and administrative costs consist primarily of wages, related payroll and employee benefit expenses, litigation costs and professional fees and facility related costs, such as rent and depreciation.

Cost of products sold, selling and general expenses, and research and development also include certain expenses of Kimberly-Clark which were allocated to us for certain functions, including general corporate expenses related to supply chain, finance and shared services, legal, information technology, human resources, compliance, insurance, employee benefits and incentives and stock-based compensation. The costs of such services have been allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount or specific identification. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as a separate, stand-alone public company or of the costs we will incur in the future. Following the distribution, we expect Kimberly-Clark to continue to provide many of these services related to these functions on a transitional basis for a fee pursuant to the transition services agreement described above. See “Our Relationship with Kimberly-Clark after the Distribution – Transition Services Agreement.”

Results By Business Segment

Year-to-Date Results

	Six Months Ended June 30
(millions of dollars)	2014	2013	Change
NET SALES
Surgical and Infection Prevention	$561.0	$573.1	(2.1)%
Medical Devices	251.0	240.6	4.3
Corporate & Other	12.2	13.0	N.M.

TOTAL NET SALES	$824.2	$826.7	(0.3)%

OPERATING PROFIT
Surgical and Infection Prevention	$81.3	$67.8	19.9%
Medical Devices	56.2	35.4	58.8
Corporate & Other(a)	(82.0)	(7.5)	N.M.
Other (income) and expense, net	(1.7)	(1.7)	—

TOTAL OPERATING PROFIT	$57.2	$97.4	(41.3)%

N.M. - Not meaningful

(a)	Corporate & Other for the six months ended June 30, 2014 includes $49.0 million associated with the exit of our gloves manufacturing facility in Thailand and $25.8 million of transaction costs associated with the distribution.

Net Sales By Geography

	Six Months Ended June 30
(millions of dollars)	2014	2013	Change
North America	$567.9	$566.3	0.3%
Europe, Middle East and Africa	115.5	113.7	1.6
Asia Pacific and Latin America	95.2	102.2	(6.8)
Related Party	45.6	44.5	2.5

TOTAL NET SALES	$824.2	$826.7	(0.3)%

Percentage Change

		Changes Due To
NET SALES	Total	Sales Volume	Net Price(a)	Currency	Mix/Other(b)
Year-to-date June 30, 2014 versus Year-to-date June 30, 2013
Total	(0.3)	2	(1)	(1)	—
Surgical and Infection Prevention	(2.1)	—	(1)	(1)	—
Medical Devices	4.3	6	(1)	(1)	—

(a)	Net price includes the impact of price changes, discounts and rebates.
(b)	Mix/Other includes rounding.

		Changes Due To
OPERATING PROFIT	Total	Sales Volume	Net Price	Input Costs(a)	Depreciation and Amortization	Currency(b)	Other(c)
Year-to-date June 30, 2014 versus Year-to-date June 30, 2013
Total	(41.3)	4	(9)	3	1	1	(41)
Surgical and Infection Prevention	19.9	(1)	(11)	5	2	2	23
Medical Devices	58.8	13	(4)	(1)	(2)	(2)	55

(a)	Input costs consists of inflation/deflation in raw materials, energy and distribution costs.
(b)	Currency consists of both translational and transactional impacts of changes in exchange rates.
(c)	Other includes changes in research and development, selling and general expenses, related party activity and manufacturing costs not separately listed in the table. Related party activity includes primarily related party sales of gloves and other non-healthcare products, cost of sales associated with such related party sales and certain corporate administrative costs allocated from Kimberly-Clark but not considered segment operating costs. In addition, Other includes the impact of the charges in 2014 related to the exit of our gloves manufacturing facility in Thailand and transaction costs associated with the distribution.

Commentary – Six Months ended June 30, 2014 Compared to Six Months ended June 30, 2013

Total

Net sales of $824.2 million during the six months ended June 30, 2014 were essentially even with the prior year as a 2% increase in sales volumes was offset by a 1% decrease in net selling prices and a 1% unfavorable change in foreign currency exchange rates.

Operating profit of $57.2 million during the six months ended June 30, 2014 decreased 41.3% compared to the prior year. In June 2014, we initiated a plan to exit one of our medical exam glove facilities in Thailand and outsource the related production to improve the competitive position of our surgical and infection prevention business. As a result, charges of $49.0 million, consisting of an asset impairment charge of $41.9 million and a charge of $7.1 million related to workforce reductions were recorded in the six months ended June 30, 2014. In addition, $25.8 million of incremental transaction and related costs associated with the distribution were incurred in the six months ended June 30, 2014.

Net selling prices were also unfavorable during the six months ended June 30, 2014 compared to the prior year. These decreases were partially offset by the impact of reduced selling and general expenses (excluding the distribution transaction costs discussed previously), supply chain cost savings, lower synthetic nitrile prices and higher sales volumes.

The effective tax rate was 37.6% for the first six months of 2014 compared to 31.9% for the first six months of 2013. The 2013 effective tax rate was favorably impacted by changes in tax law that resulted in a non-recurring benefit.

Surgical and Infection Prevention

Net sales of $561.0 million decreased 2.1% due to a reduction in net selling prices of 1% and unfavorable changes in currency exchange rates of 1%. Operating profit of $81.3 million increased 19.9% compared to the prior year. The profit improvement was driven by improved supply chain costs, a reduction in selling and general expenses mainly due to a strategic reorganization which led to headcount reductions in the fourth quarter of 2013, and lower synthetic nitrile prices. These favorable impacts to operating profit were partially offset by reduced net selling prices from higher rebates and discounts.

Net sales in North America decreased 1% due primarily to selling price decreases related to price reductions on group purchasing organizations and other contracts to secure renewals in our sterilization wrap and medical exam glove businesses.

In Europe, Middle East and Africa, net sales decreased 2% due to a decline in sales volumes of 5%, partially offset by the favorable impact of changes in currency rates of 3% driven mainly by the strengthening of the euro relative to the U.S. dollar. The decrease in sales volumes was primarily driven by losses of lower profitability contracts in surgical drapes and gowns and medical exam gloves, partially offset by increases in sales of facial protection products due to new contracts in emerging markets.

Net sales in Asia Pacific and Latin America decreased 7% driven mainly by an 8% unfavorable change in currency exchange rates primarily due to the weakening of the Australian dollar and the Japanese yen relative to the U.S. dollar. In addition, net selling prices decreased 3% due primarily to price reductions in Australia from increased competition. These decreases were partially offset by sales volume increases of 4% due primarily to higher sales of semi-finished products to South Korea and growth of surgical drapes and gowns and sterilization wrap in emerging markets.

Medical Devices

Net sales of $251.0 million increased 4.3%, as higher sales volumes of 6% were partially offset by a 1% decrease in net selling prices and a 1% unfavorable change in currency exchange rates. The increase in sales volumes was primarily driven by digestive health and surgical pain management products. Operating profit of $56.2 million increased significantly compared to the prior year from an increase in sales volumes consistent with the growth in net sales and a reduction in selling and general expenses largely from decreased legal expenses and higher supply chain cost savings.

Net sales in North America increased 3% due to an increase in sales volumes in the digestive health business as a result of market growth and in the surgical pain management line which benefitted from a competitor’s exit from the business.

In Europe, Middle East and Africa, net sales increased 12% due to higher sales volumes of 13% driven primarily by digestive health’s strong distributor demand and business gains across the region. In addition, sales volumes of surgical pain management products increased driven by high distributor demand.

Net sales in Asia Pacific and Latin America were essentially even with the prior year, as sales volume and selling price increases of 5% and 2%, respectively, were offset by unfavorable changes in currency exchange rates of 7%, mainly attributable to the Japanese yen. The increase in sales volumes was mainly driven by surgical pain management products.

Annual Results

	Year Ended December 31
(millions of dollars)	2013	2012	Change 2013 vs. 2012	2011	Change 2012 vs. 2011
NET SALES
Surgical and Infection Prevention	$1,153.1	$1,185.1	(2.7)%	$1,187.6	(0.2)%
Medical Devices	499.0	477.6	4.5	452.3	5.6
Corporate & Other	25.4	21.3	N.M.	20.0	N.M.

TOTAL NET SALES	$1,677.5	$1,684.0	(0.4)%	$1,659.9	1.5%

OPERATING PROFIT
Surgical and Infection Prevention	$151.2	$155.2	(2.6)%	$150.0	3.5%
Medical Devices	85.6	88.8	(3.6)	76.8	15.6
Corporate & Other	(13.9)	(17.5)	N.M.	(18.9)	N.M.
Other (income) and expense, net	(2.4)	(1.5)	N.M.	(2.8)	N.M.

TOTAL OPERATING PROFIT	$225.3	$228.0	(1.2)%	$210.7	8.2%

N.M. - Not meaningful

Net Sales By Geography

	Year Ended December 31
(millions of dollars)	2013	2012	Change 2013 vs. 2012	2011	Change 2012 vs. 2011
North America	$1,147.7	$1,136.8	1.0%	$1,149.7	(1.1)%
Europe, Middle East and Africa	231.9	226.8	2.2	228.0	(0.5)
Asia Pacific and Latin America	206.6	227.8	(9.3)	197.1	15.6
Related Party	91.3	92.6	(1.4)	85.1	8.8

TOTAL NET SALES	$1,677.5	$1,684.0	(0.4)%	$1,659.9	1.5%

Percentage Change

	Total	Changes Due To
NET SALES		Sales Volume	Net Price(a)	Currency	Mix/ Other(b)
2013 versus 2012
Total	(0.4)	1	—	(1)	—
Surgical and Infection Prevention	(2.7)	(1)	—	(1)	(1)
Medical Devices	4.5	5	—	(1)	—

2012 versus 2011
Total	1.5	2	—	(1)	—
Surgical and Infection Prevention	(0.2)	2	(1)	(1)	—
Medical Devices	5.6	3	2	—	1

(a)	Net price includes the impact of price changes, discounts and rebates.
(b)	Mix/Other includes rounding.

		Changes Due To
OPERATING PROFIT	Total	Sales Volume	Net Price	Input Costs(a)	Depreciation and Amortization	Currency(b)	Other(c)
2013 versus 2012
Total	(1.2)	6	(1)	8	(5)	(6)	(3)
Surgical and Infection Prevention	(2.6)	—	(2)	12	(1)	(5)	(7)
Medical Devices	(3.6)	14	2	(1)	(10)	(5)	(4)

2012 versus 2011
Total	8.2	6	(1)	14	(3)	3	(11)
Surgical and Infection Prevention	3.5	4	(6)	20	—	3	(18)
Medical Devices	15.6	8	9	—	(9)	4	4

(a)	Input costs consists of inflation/deflation in raw materials, energy and distribution costs.
(b)	Currency consists of both translational and transactional impacts of changes in exchange rates.
(c)	Other includes changes in research and development, selling and general expenses, related party activity and manufacturing costs not separately listed in the table. Related party activity consists primarily of related party sales of gloves and other non-healthcare products, cost of sales associated with such related party sales and certain corporate administrative costs allocated from Kimberly-Clark but not considered segment operating costs.

Commentary – 2013 Compared to 2012

Total

Net sales of $1,677.5 million in 2013 were essentially even with the prior year as a 1% unfavorable change in foreign currency exchange rates were mostly offset by increased sales volumes of 1%.

Operating profit of $225.3 million in 2013 decreased 1.2% compared to the prior year. A combined 14% improvement from higher sales volumes and a decrease in input costs was offset by increased amortization expenses, unfavorable changes in foreign currency exchange rates, and higher operating expenses primarily from the impact of the medical device excise tax.

The effective tax rate was 32.1% in 2013 compared to 33.6% in 2012.

Surgical and Infection Prevention

Net sales of $1,153.1 million decreased 2.7%, as sales volumes and unfavorable currency rates each negatively impacted net sales by 1%. The decrease in sales volumes resulted from contract losses in certain low profitability accounts largely in the medical exam glove category associated with operating profit improvement initiatives in 2013, partially offset by increased sales volume of facial protection products due to a severe flu season in all regions and sales of surgical drapes and gowns in North America. Operating profit of $151.2 million decreased 2.6% compared to the prior year due to declines in input costs primarily from a decrease in the price of nitrile, offset by unfavorable currency rates, reduced net selling prices from higher rebates and discounts and higher supply chain costs.

Net sales in North America decreased 1% due primarily to a decrease in sales volumes of medical exam gloves for the reasons noted above, partially offset by an increase in sales volumes of surgical drapes and gowns resulting from improved GPO contract positions as well as new product introductions and by an increase in facial protection due to a severe flu season.

In Europe, Middle East and Africa, net sales decreased 4% primarily due to a decrease in sales volumes of 5% and reduced net selling prices of 1%, partially offset by favorable currency rates of 2%. The decrease in sales volumes was primarily driven by declines in sales volumes of medical exam gloves and surgical drapes and gowns as volume was reduced in certain less profitable accounts, partially offset by modest increases in sales volumes of sterilization wrap and facial protection associated with ordinary business variances.

Net sales in Asia Pacific and Latin America decreased 9% driven mainly by a 10% unfavorable change in currency exchange rates primarily due to the weakening of the Japanese yen and the Australian dollar relative to the U.S. dollar.

Medical Devices

Net sales of $499.0 million increased 4.5%, as higher sales volumes of 5% and improved product mix (i.e., the impact of a shift in the composition of products sold) were partially offset by a 1% unfavorable change in currency exchange rates. For the volume improvement, a supply chain disruption experienced by a competitor in Europe, Middle East and Africa surgical pain business contributed 2% of the gain while the respiratory and digestive health businesses each added 1% respectively. Operating profit of $85.6 million decreased 3.6% from higher amortization of acquired technologies, which are amortized based on the estimated economic benefit of the asset, increased operating expenses from the impact of the medical device excise tax and unfavorable currency exchange rates, primarily from the weakening of the Japanese yen relative to the U.S. dollar. These increases to expense were partially offset by improved sales volumes and higher net selling prices.

Net sales in North America increased 4% primarily due to sales volume increases of 3%. The increase in sales volumes were primarily driven by respiratory health and digestive health products. Respiratory health sales benefitted from a severe flu season accompanied by government pandemic orders, new contract gains and on-going expansion into the non-acute care markets. Digestive health sales were driven by market growth and a competitor’s exit from the enteral feeding tube market where we were able to gain a large portion of the stranded sales.

In Europe, Middle East and Africa, net sales increased 20% due to higher sales volumes. Increased demand associated with a supply chain disruption experienced by a competitor contributed to 14% of the increase. We believe the competitor’s supply chain was restored during the second quarter of 2014.

Net sales in Asia Pacific and Latin America decreased 11% due to a 10% unfavorable change in currency exchange rates and sales volume decreases of 2%, partially offset by net selling prices increases of 1%. The change to sales volume amounts to less than a million dollars.

Commentary – 2012 Compared to 2011

Total

Net sales of $1,684.0 million in 2012 increased 1.5% compared to 2011, as higher sales volumes of 2% were partially offset by a 1% unfavorable change in currency rates.

Operating profit of $228.0 million in 2012 increased 8.2% compared to 2011, as higher net sales and a decrease in input costs were partially offset by increased supply chain costs.

The effective tax rate was 33.6% in both 2012 and 2011.

Surgical and Infection Prevention

Net sales of $1,185.1 million were essentially even with 2011. Sales volumes increased 2% driven by an increase in sales of medical exam gloves and surgical drapes and gowns. This increase was offset by the impact of reduced net selling prices of 1% from higher rebates and discounts and a 1% unfavorable change in currency exchange rates. Operating profit of $155.2 million increased 3.5% as higher sales volumes and decreases in input costs primarily from declines in the price of nitrile and nonwoven fabrics were partially offset by higher supply chain costs and lower net selling prices.

Net sales in North America decreased 1% due primarily to a decline in sales volumes of surgical drapes and gowns and protective apparel, partially offset by higher sales volumes of exam gloves. Each of these volume fluctuations contributed to less than 0.5% of net sales.

In Europe, Middle East and Africa, net sales decreased 4% due to a 6% unfavorable change in currency exchange rates driven by the weakening of the Euro relative to the U.S. dollar, partially offset by an increase in sales volumes of 2%. The increase in volumes was driven by surgical drapes and gowns, sterilization wrap and facial protection, partially offset by a decline in sales volumes of medical exam gloves.

Net sales in Asia Pacific and Latin America increased 7% due to increased sales volumes of 12%, partially offset by a decline in net selling prices of 3% and a 2% unfavorable change in currency exchange rates. The growth in sales volumes was driven by surgical drapes and gowns and medical exam gloves due to new contract executions in Australia in both categories and market share gains in medical exam gloves in Japan.

Medical Devices

Net sales of $477.6 million increased 5.6%, driven by higher sales volumes of 3% and increased net selling prices of 2%. The increase in sales volumes was primarily driven by increases in volumes of respiratory and digestive health products. Operating profit of $88.8 million increased 15.6% due to improved sales volumes, higher net selling prices and lower selling expenses, partially offset by higher amortization expense related to acquired technologies.

Net sales in North America were essentially even with 2011.

In Europe, Middle East and Africa, net sales increased 12% due to an increase in sales volumes of respiratory health products.

Net sales in Asia Pacific and Latin America increased 58% due to sales volume and net selling price increases primarily related to the acquisition of distribution rights for our Japan respiratory and digestive health businesses.

Liquidity and Capital Resources

General

Historically, Kimberly-Clark has provided financing, cash management and other treasury services to us. In North America, our cash balances are swept daily by Kimberly-Clark and historically, we have received funding from Kimberly-Clark for most of our operating and investing cash needs. Cash transferred to and from Kimberly-Clark has historically been recorded as intercompany receivables and payables. Upon completion of the distribution, we will maintain separate cash management and financing functions from Kimberly-Clark for our operations.

Following the distribution, our primary sources of liquidity will be cash on hand provided from operating activities, and amounts anticipated to be available under our revolving credit facility, as described below. Prior to the distribution, we expect to borrow approximately $640.0 million through the issuance of senior unsecured notes and a secured term loan. We also anticipate entering into a revolving credit facility allowing borrowings of up to $250.0 million. We expect to use the net proceeds from the senior unsecured notes and the secured term loan to fund a portion of the cash distribution to to be made to Kimberly-Clark immediately prior to the distribution as described above under “Summary – The Separation and Distribution – Formation of Halyard.” Funds under the revolving credit facility are expected to be available for our working capital and other liquidity requirements after the distribution.

We will incur significant interest expense and financial obligations related to these senior notes, secured term loan and revolving credit facility, along with new additional stand-alone corporate and other costs. We will continue to make capital expenditures to introduce new products, enhance the effectiveness, reliability and safety of our existing products and to maximize cost savings.

Cash Provided by Operations

Cash provided by operations was $83.7 million and $86.0 million for the six months ended June 30, 2014 and 2013, respectively, with the decrease primarily due to slightly lower cash earnings, partially offset by decreased operating working capital requirements.

Cash provided by operations was $223.8 million in 2013 compared to $202.6 million in 2012 with the increase primarily due to lower income tax payments and higher cash earnings.

Investing

For the six months ended June 30, 2014, our cash used for capital spending was $28.0 million compared to $25.0 million in the same period of 2013. The increase is due to timing of payments for capital spending.

During 2013, our cash used for capital spending was $49.0 million compared to $40.8 million in the prior year. The increase is mainly due to capital spending in 2013 for equipment and building improvements to support the production of feminine care products for Kimberly-Clark.

Financing

At June 30, 2014, debt was $10.4 million and consisted of related party debt owed to wholly-owned Kimberly-Clark subsidiaries. At December 31, 2013 and 2012, debt was $11.9 million and $75.9 million, respectively, and consisted of a short-term bank loan executed by a non-U.S. subsidiary and related party debt owed to wholly-owned Kimberly-Clark subsidiaries. The bank loan was repaid in March 2014 and the related party debt is expected to be repaid in connection with the distribution. As noted above, our outstanding debt is expected to increase significantly in connection with the distribution.

We believe that our ability to generate cash from operations and our capacity to issue short-term and long-term debt are adequate to fund working capital, capital spending and other needs for the foreseeable future. Further, we do not expect restrictions or taxes on repatriation of cash held outside of the United States to have a material effect on our overall liquidity, financial condition or results of operations for the foreseeable future.

Obligations

The following table presents our total contractual obligations for which cash flows are fixed or determinable as of December 31, 2013.

(millions of dollars)	Total	2014	2015	2016	2017	2018	2019+
Debt payable within one year	$11.9	$11.9	$—	$—	$—	$—	$—
Operating leases	35.2	8.8	7.8	6.5	4.9	4.4	2.8
Open purchase orders	94.6	94.6	—	—	—	—	—

Total contractual obligations	$141.7	$115.3	$7.8	$6.5	$4.9	$4.4	$2.8

The open purchase orders displayed in the table represent amounts that we anticipate will become payable within the next year for goods and services that we have negotiated for delivery. The table does not include amounts where Kimberly-Clark is the obligor, payments are discretionary or the timing is uncertain, including accrued income tax liabilities for uncertain tax positions and deferred taxes. The table also does not include amounts related to a commercial property lease entered into in 2014 for the Halyard corporate headquarters location in Alpharetta, Georgia.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. The critical accounting policies we used in the preparation of the combined financial statements are those that are important both to the presentation of our financial condition and results of operations and require significant judgments by management with regard to estimates used. The critical judgments by management relate to distributor rebate accruals, future cash flows associated with impairment testing for goodwill and long-lived assets, loss contingencies, and deferred income taxes and potential income tax assessments.

Recent Pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. The standard is effective for public entities for annual and interim periods beginning after December 15, 2016. Early adoption is not permitted. We are currently analyzing the effect of this standard on our financial position, results of operations and cash flows.

Distributor Rebate Accruals

Distributor rebates are estimated based on the historical cost differences between list prices and average end user contract prices and the quantity of products expected to be sold to specific end users. Changes in the rebate accrual estimate occur due to changes in volume, list prices and/or contract prices. Rebate accruals were $81.9 million and $70.6 million at December 31, 2013 and 2012, respectively, and $67.2 million at June 30, 2014.

Goodwill and Other Intangible Assets

The carrying amount of goodwill is tested annually for impairment and whenever events or circumstances indicate that impairment may have occurred. Impairment testing is conducted at the reporting unit level of our businesses and is based on a discounted cash flow approach to determine the fair value. Sensitivity of the fair value estimate to changes in assumptions for sales volumes, selling prices and costs is also tested. If the carrying amount of a reporting unit that contains goodwill exceeds fair value, a possible impairment would be indicated.

If a possible impairment is indicated, the implied fair value of goodwill would be estimated by comparing the fair value of the net assets of the unit excluding goodwill to the total fair value of the unit. If the carrying amount of goodwill exceeds its implied fair value, an impairment charge would be recorded. Judgment is used in assessing whether goodwill should be tested more frequently for impairment than annually. Factors such as unexpected adverse economic conditions, competition, product changes and other external events may require more frequent assessments. For 2013, we completed the required annual testing of goodwill for impairment for all reporting units using the beginning of the third quarter 2013 as the measurement date, and have determined that our $1.4 billion of goodwill is not impaired as the fair value of each unit is substantially in excess of the carrying value of the respective net assets.

We are in the process of completing the required annual testing of goodwill for impairment for 2014 for all reporting units using the beginning of the third quarter 2014 as the measurement date. Our preliminary analysis indicates that our approximately $1.4 billion of goodwill is not impaired because the estimated fair values of both reporting units, Medical Devices and S&IP, are in excess of their respective carrying values. Our analysis indicates that the fair value of our Medical Device unit continues to be substantially in excess of the carrying value of its net assets; however, the fair value of our S&IP unit is no longer substantially in excess of the carrying value of its net assets, primarily because of the incremental stand-alone public company corporate and ongoing costs described elsewhere in this information statement. See “Unaudited Pro Forma Condensed Combined Financial Statements – Corporate Allocations and Stand-Alone Public Company Costs.” Our preliminary analysis indicates that the fair value of our S&IP unit exceeded the carrying value of its net assets by approximately four to eight percent. As of June 30, 2014, approximately $750.0 million of goodwill was assigned to our S&IP unit and approximately $680.0 million of goodwill was assigned to our Medical Devices unit.

The fair value determination utilizes key assumptions regarding growth of the business and stand-alone public company corporate and ongoing costs, each of which requires significant management judgment, including estimating future sales volumes, selling prices and costs, changes in working capital, and investments in property and equipment. These assumptions and estimates are based upon our historical experience and projections of future activity. In addition, the selection of the discount rate used to determine fair value is based upon current market rates and the Company’s current cost of financing. There can be no assurance that the assumptions and estimates made for purposes of the annual goodwill impairment test will prove to be accurate. Volatility in the equity and debt markets, or increases in interest rates, could result in a higher discount rate. Changes in sales volumes, selling prices and costs of goods sold, additional stand-alone public company costs, and increases in interest rates could cause changes in our forecasted cash flows. For a discussion of these and other factors that could negatively impact our cash flows, see “Risk Factors—Risks Related to Our Business and Industry” above. Unfavorable changes in any of the factors described above could result in a goodwill impairment charge in the future.

We expect to finalize the goodwill impairment test for 2014 prior to filing our quarterly report on Form 10-Q for the quarter ended September 30, 2014.

At December 31, 2013 and 2012, we had intangible assets with indefinite useful lives of $6.7 million and $11.1 million, respectively, related to acquired in-process research and development. At June 30, 2014, we had intangible assets with indefinite useful lives of $6.7 million related to acquired in-process research and development.

At December 31, 2013, we had intangible assets with finite useful lives with a gross carrying amount of $325.7 million and a net carrying amount of $134.5 million. At June 30, 2014, we had intangible assets with finite useful lives with a gross carrying amount of $325.9 million and a net carrying amount of $118.4 million. These intangibles are being amortized over their estimated useful lives and are tested for impairment whenever events or circumstances indicate that impairment may have occurred. If the carrying amount of an intangible asset is not recoverable based on estimated future undiscounted cash flows, an impairment loss would be indicated. The amount of the impairment loss to be recorded would be based on the excess of the carrying amount of the intangible asset over its fair value (based on discounted future cash flows). Judgment is used in assessing whether the carrying amount of intangible assets is not expected to be recoverable over their estimated remaining useful lives. The factors considered are similar to those outlined in the goodwill impairment discussion above.

Loss Contingencies

The outcome of loss contingencies and legal proceedings and claims brought against us is subject to uncertainty. An estimated loss contingency is accrued by a charge to earnings if it is probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. Determination of whether to accrue a loss requires evaluation of the probability of an unfavorable outcome and the ability to make a reasonable estimate. Changes in these estimates could affect the timing and amount of accrual of loss contingencies.

Deferred Income Taxes and Potential Assessments

As of December 31, 2013 and June 30, 2014, we have recorded deferred tax assets related to income tax loss carryforwards and income tax credit carryforwards totaling $4.3 million and have established valuation allowances against these deferred tax assets of the same amount, thereby resulting in no net deferred tax asset. As of December 31, 2012, the net deferred tax asset associated with these items was not significant. These carryforwards are primarily in non-U.S. taxing jurisdictions, and in certain states in the United States. Foreign tax credits earned in the United States in current and prior years, which cannot be used currently, also give rise to net deferred tax assets. In determining the valuation allowances to establish against these deferred tax assets, many factors are considered, including the specific taxing jurisdiction, the carryforward period, income tax strategies and forecasted earnings for the relevant entities in each jurisdiction. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized.

As of December 31, 2013, U.S. income taxes and foreign withholding taxes have not been provided on approximately $177.9 million of unremitted earnings of subsidiaries operating outside the United States. These earnings are considered by management to be invested indefinitely. However, they would be subject to income tax if they were remitted as dividends, were lent to one of our U.S. entities, or if we were to sell our stock in the subsidiaries. It is not practicable to determine the amount of unrecognized deferred U.S. income tax liability on these unremitted earnings. We periodically determine whether our non-U.S. subsidiaries will invest their undistributed earnings indefinitely and reassess this determination, as appropriate.

Legal Matters

From time to time, we are subject to various legal proceedings, claims and governmental inspections, audits or investigations pertaining to issues such as contract disputes, product liability, tax matters, patents and trademarks, advertising, governmental regulations, employment and other matters, including the matters described below. Although the results of litigation and claims cannot be predicted with certainty, we believe that the ultimate disposition of currently pending matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on our business, financial condition, results of operations or liquidity.

We are one of several manufacturers of continuous infusion medical devices, such as our ON-Q PAINBUSTER pain pumps, that are involved in several different pending or threatened litigation matters from multiple plaintiffs alleging that use of the continuous infusion device to deliver anesthetics directly into a synovial joint after surgery resulted in postarthroscopic glenohumeral chondrolysis, or a disintegration of the cartilage covering the bones in the joint (typically, in the shoulder). Plaintiffs generally seek monetary damages and attorneys’ fees. While Kimberly-Clark is retaining the liabilities related to these matters, the distribution agreement between us and Kimberly-Clark will provide that we will indemnify Kimberly-Clark for any Post-Spin I-Flow Liabilities. See “Our Relationship with Kimberly-Clark after the Distribution – Distribution Agreement.”

We operate in an industry characterized by extensive patent litigation and competitors may claim that our products infringe upon their intellectual property. Resolution of patent litigation or other intellectual property claims is typically time consuming and costly and can result in significant damage awards and injunctions that could prevent the manufacture and sale of the affected products or require us to make significant royalty payments in order to continue selling the affected products. At any given time we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time.

We are subject to federal, state and local environmental protection laws and regulations with respect to our business operations and are operating in compliance with, or taking action aimed at ensuring compliance with, these laws and regulations. None of our compliance obligations with environmental protection laws and regulations, individually or in the aggregate, is expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

Financial Instruments and Risk Management

We are exposed to risks such as changes in foreign currency exchange rates and commodity prices. A variety of practices are employed to manage these risks, including derivative instruments where deemed appropriate. Derivative instruments are used only for risk management purposes and not for speculation. All foreign currency derivative instruments are entered into with major financial institutions. Our credit exposure under these arrangements is limited to agreements with a positive fair value at the reporting date. Credit risk with respect to the counterparties is actively monitored but is not considered significant since these transactions are executed with a diversified group of financial institutions.

Presented below is a description of our risk together with a sensitivity analysis, performed annually, based on selected changes in market rates and prices. These analyses reflect management’s view of changes which are reasonably possible to occur over a one-year period. Also included is a description of our commodity price risk. There were no material changes to the sources and effects of our market risks from December 31, 2013 through June 30, 2014.

Foreign Currency Risk

Foreign currency risk is managed by the systematic use of foreign currency forward and swap contracts for a portion of our exposure. The use of these instruments allows the management of transactional exposures to exchange rate fluctuations because the gains or losses incurred on the derivative instruments will offset, in whole or in part, losses or gains on the underlying foreign currency exposure.

Foreign currency contracts and transactional exposures are sensitive to changes in foreign currency exchange rates. An annual test is performed to quantify the effects that possible changes in foreign currency exchange rates would have on annual operating profit based on our foreign currency contracts and transactional exposures at the current year-end. The balance sheet effect is calculated by multiplying each affiliate’s net monetary asset or liability position by a 10% change in the foreign currency exchange rate versus the U.S. dollar. The results of these sensitivity tests are presented in the following paragraph.

As of December 31, 2013, a 10% unfavorable change in the exchange rate of the U.S. dollar against the prevailing market rates of foreign currencies involving balance sheet transactional exposures would not be material to our combined financial position, results of operations or cash flows. These hypothetical losses on transactional exposures are based on the difference between the December 31, 2013 rates and the assumed rates.

The translation of the balance sheets of non-U.S. operations from local currencies into U.S. dollars is also sensitive to changes in foreign currency exchange rates. Consequently, an annual test is performed to determine if changes in currency exchange rates would have a significant effect on the translation of the balance sheets of non-U.S. operations into U.S. dollars. These translation gains or losses are recorded as unrealized translation adjustments (“UTA”) within parent’s equity. The hypothetical change in UTA is calculated by multiplying the net assets of these non-U.S. operations by a 10% change in the currency exchange rates.

As of December 31, 2013, a 10% unfavorable change in the exchange rate of the U.S. dollar against the prevailing market rates of our foreign currency translation exposures would have reduced invested equity by approximately $34 million. These hypothetical adjustments in UTA are based on the difference between the December 31, 2013 exchange rates and the assumed rates. In the view of management, the above UTA adjustments resulting from these assumed changes in foreign currency exchange rates are not material to our combined financial position because they would not affect our cash flow.

Commodity Price Risk

We are subject to commodity price risk, the most significant of which relates to the price of nitrile and polypropylene. As previously discussed under “Risk Factors,” increases in commodities prices could adversely affect our earnings if selling prices are not adjusted or if such adjustments significantly trail the increases in commodities prices. Derivative instruments have been used in accordance with our risk management policy to hedge a limited portion of our commodity price risk; however, there can be no assurance that we will continue to utilize derivative instruments to hedge this price risk following the distribution.

Our energy, manufacturing and transportation costs are affected by various market factors including the availability of supplies of particular forms of energy, energy prices and local and national regulatory decisions. As previously discussed in “Risk Factors,” there can be no assurance we will be fully protected against substantial changes in the price or availability of energy sources. In addition, we are subject to price risk for utilities and manufacturing inputs, which are used in our manufacturing operations. Derivative instruments have been used in accordance with our risk management policy to hedge a limited portion of the price risk; however, there can be no assurance that we will continue to utilize derivative instruments to hedge this price risk following the distribution.

BUSINESS

Overview

Halyard is a global company which seeks to advance health and healthcare by preventing infection, eliminating pain and speeding recovery. We have two business segments: S&IP and Medical Devices.

Our products and solutions are designed to address some of today’s most important healthcare needs, namely, preventing infection and reducing the use of narcotics while helping patients move from surgery to recovery. We sell our products in more than 100 countries, and we estimate that the addressable markets into which we sell our products aggregate to more than $7 billion for our S&IP products and to $5 billion for our Medical Devices. We market and support the efficacy, safety and economic benefit of our products with a significant body of clinical evidence.

We have operated our S&IP business for over 30 years, providing products that address the prevention of HAIs and provide protection for both healthcare workers and patients. We have recognized brands and leading market positions in the United States across our entire S&IP product portfolio, which includes sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves. Our S&IP product portfolio is supported by a global sales force, a customer support team with significant industry experience and robust product training, and customer education programs.

Our Medical Devices business is comprised of a diverse set of medical device solutions focused on improving patient outcomes, patient safety and reducing the cost of care. Our innovative portfolio includes post-operative pain management solutions, minimally invasive interventional (or chronic) pain therapies, closed airway suction systems, and enteral feeding tubes. Our recognized brands and highly specialized sales team in each of these medical device product areas strategically position us for growth.

In 2013, we generated net sales of approximately $1.7 billion and cash flow from operations of more than $220 million. Our S&IP business accounted for approximately 70% and our Medical Devices business accounted for approximately 30% of our 2013 net sales. In 2013, approximately 68% of our net sales was generated in North America, approximately 14% was generated in Europe, Middle East and Africa, approximately 12% was generated in Asia Pacific and Latin America, and approximately 6% was generated from related parties.

We were incorporated in Delaware on February 25, 2014, in connection with the separation of Kimberly-Clark’s health care business from its other businesses. The address of our principal executive offices is 5405 Windward Parkway, Suite 100, South Alpharetta, GA 30004, and our telephone number is (678)-425-9273.

Strengths

Our competitive advantages include:

•	Established portfolio of S&IP products with leading market positions and significant brand recognition. Our S&IP portfolio provides patients and healthcare providers with products that address the prevention of HAIs. We believe we hold leading market positions in the United States in sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves. Our S&IP products are marketed under well-known brands such as KIMGUARD ONE-STEP sterilization wrap, MICROCOOL surgical gowns, and FLUIDSHIELD face masks and are recognized by our customers as innovative, cost-effective and high quality products.

•	Growing and innovative Medical Devices business with solutions that reduce the cost and improve the quality of care. We offer a portfolio of innovative medical devices that primarily address surgical and interventional (or chronic) pain management and respiratory and digestive health. We focus on the development and introduction of innovative new products internally through research and development programs and externally through acquisitions. As a result, our Medical Devices business has experienced double-digit growth in net sales since 2005. Over 200 clinical studies have been conducted that demonstrate that our medical device solutions provide improved patient outcomes and reduce the cost of care when compared to competing products, therapies and medical practices.

•	Global commercial infrastructure. Our products are sold in over 100 countries. We have regional sales and marketing headquarters in the United States, Belgium, Japan and Australia and approximately 600 sales representatives in 11 countries selling directly to our customers. We also have strategic arrangements with distributors around the world. Our diversified manufacturing base, which includes facilities in the United States, Honduras, Mexico and Thailand, and vertical integration in nonwovens manufacturing enable us to cost-effectively supply our global customer base and differentiate us from our key competitors. We believe that our global commercial infrastructure drives cost efficiencies, enables innovation and strategically positions us for growth in new markets.

•	Our business generates strong cash flow. In 2013, we generated more than $220 million in cash flow from operations. Of this, in excess of 67% was generated in North America. We believe our strong cash flow following the distribution will provide us with the financial flexibility to pursue increased investments for new growth opportunities and the ability to support our research and development programs.

•	Strong management team with significant healthcare experience. Our senior management team has over 100 years of combined experience in the healthcare industry. We have built a deep pool of talented healthcare professionals over our 30-year history. For example, Robert Abernathy, who will serve as our Chairman of the Board and Chief Executive Officer, has served more than 30 years in various senior management positions throughout Kimberly-Clark, including having overall responsibility for Kimberly-Clark’s health care business from 1997 to early 2004. In addition, Christopher Lowery, who will serve as our Senior Vice President and Chief Operating Officer and will lead our global sales and marketing teams, has over 18 years of experience in the healthcare industry, with a particular focus on medical devices.

Strategies

To achieve our mission, we have three strategies:

•	Maintain market leadership and improve margins in our S&IP business through operational excellence and innovation. We expect to maintain our leading market positions by utilizing our highly specialized sales team and consultative selling techniques that educate customers on the costs of HAIs and the ability of our S&IP products to reduce the incidence of these infections and the related costs. Internationally, we expect to grow sales by leveraging our innovative product portfolio to capitalize on emerging markets’ growth and the increasing global awareness of infection prevention. We will focus on driving margin improvement by creating global supply chain efficiencies, such as securing low cost sourcing through internal manufacturing and third party providers. In addition, by leveraging proprietary nonwovens technology and increased spending on design-to-value product innovations, we believe we can provide cost-effective products that meet our customers’ needs.

•

Grow our Medical Devices business by accelerating utilization of our unique solutions through clinical education and awareness, and innovation. We believe that we can accelerate the adoption of our unique medical devices, including our pain management, respiratory health and digestive health solutions, through a combination of increased clinical education, patient and clinician awareness, and innovation. We plan to enhance our sales and marketing effectiveness by expanding our pain management sales team in key markets, investing in clinical trials to demonstrate the comparative effectiveness of our pain management solutions, and delivering targeted customer education programs to patients and caregivers on the use of our non-narcotic solutions. We will also continue to invest in opportunities to expand the indications for use of our pain management devices and in new product development. We will seek to drive global growth in our respiratory and digestive health businesses through innovative product enhancements, clinical education and increased sales effectiveness led by our specialized sales teams.

•	Identify, develop and pursue new growth opportunities. We intend to develop new growth opportunities by increasing our research and development spending across our businesses and pursuing partnership opportunities and strategic acquisitions in medical devices. We will seek to drive new growth opportunities, particularly in developing markets, as both patients and healthcare providers become more aware of the health benefits and cost savings of improved infection prevention, reduced use of narcotics and accelerated recovery times that our products are designed to achieve. We will continue to focus on the development of innovative technologies that leverage our existing intellectual property and technical expertise. We will consider strategic acquisitions of products or businesses that complement our product portfolio and we believe will help us achieve our mission.

History and Development

Our history of growth, innovation and acquisitions is characterized by three phases: (1) nonwovens technology expansion, (2) international and portfolio expansion, and (3) medical device growth acceleration. The following graph depicts our growth in the United States and internationally of our S&IP business and the addition of our Medical Devices business.

Net sales data are derived from historical unaudited results of operations for Kimberly-Clark’s health care business, excluding related party sales, for the years shown.

Kimberly-Clark launched its health care business in the late 1970s by offering products that capitalized on its patented, innovative nonwovens technology providing protection from liquids while remaining breathable. These nonwoven fabrics were ideal for use in hospitals for sterilization wrap, protective apparel for healthcare workers and draping for patients because they provided a level of healthcare worker and patient protection and enhanced sterility over cotton- and paper-based products. Key highlights during this period include developing and launching surgical drapes and gowns, laboratory coats and jackets for healthcare workers and KIMGUARD ONE-STEP sterilization wrap.

Beginning in the mid-1990s, the business focused on international expansion leveraging its regional sales and marketing headquarters in Belgium, Japan and Australia and increasing its direct sales and marketing resources in these regions. During this period, the business continued the expansion of its portfolio of S&IP products through the acquisition of Tecnol Medical Products, a leading provider of facial protection and a provider of other disposable medical products, in 1997 and the acquisition of Safeskin Corporation, a market-leading exam glove provider, in 2000. The business’ portfolio also expanded into medical devices in 1999, with the acquisition of Ballard Medical Products, which offered disposable medical devices for respiratory care and digestive health.

Building on the medical devices platform created by the acquisition of Ballard Medical Products, the business sharpened its focus on medical devices beginning in 2005 and continued to augment the Medical Devices business. Kimberly-Clark acquired Baylis Medical’s pain management device business and I-Flow Corporation, which offered elastomeric infusion pumps used in surgical pain management and other infusion therapies, in 2009.

Business Segments

We have two business segments, S&IP and Medical Devices. Information about each of our operating segments is included below and in Note 14 to our audited historical combined financial statements for the year ended December 31, 2013 and Note 11 to our unaudited historical combined financial statements for the six months ended June 30, 2014 included elsewhere in this information statement.

Surgical and Infection Prevention

Our S&IP business is focused on developing, manufacturing and marketing medical supplies designed to reduce the incidence of HAIs among healthcare workers and patients. Each year, there are over 700,000 occurrences, or one in 25 patients hospitalized, in the United States in which a patient contracts an infection related to hospital care. These infections increase the length of hospital stays and the cost of care. In addition, approximately 75,000 patients die each year from HAIs contracted in hospitals. The increased healthcare costs associated with treating patients with these infections is approximately $30 billion per year in the United States alone. As a result, there is an enhanced focus on infection prevention in the United States.

We estimate the worldwide addressable market size for our S&IP portfolio is more than $7 billion. Market growth is driven by healthcare utilization (such as the number of surgical procedures and the number of patient days) and the level of infection prevention awareness. In mature markets, such as the United States, Western Europe, Japan and Australia, we estimate market growth is in the low single-digits due to relatively high penetration rates, while in developing and emerging markets, we believe growth opportunities are higher due to lower levels of product utilization driven by lower levels of infection prevention awareness.

*	Global addressable market size based on industry data and internal marketing estimates.

We are recognized as a leading innovator of quality products that help reduce the negative effects of infections on patients, clinicians and hospital costs. With sterilization packaging, surgical drapes and gowns, face masks and exam gloves, we offer a broad portfolio of S&IP solutions that meet the needs of hospitals around the world.

Our S&IP business consists of the following key categories of products which accounted for over 90% of our 2013 net sales in this business segment. Surgical drapes and gowns, medical exam gloves and sterilization wrap have each accounted for more than 10% of our total net sales in each of the last three fiscal years. See Note 14 to our audited historical combined financial statements for the year ended December 31, 2013 for additional information.

•

Sterilization wrap. We are a leading provider of sterilization wrap in the United States. We revolutionized the use of sterilization wrap over 30 years ago with the introduction of KIMGUARD ONE-STEP Sterilization Wrap, the world’s first single-use packaging designed to keep sterilized surgical instruments and supplies protected and ready to use at a moment’s notice. Our sterilization wrap formed the foundation for our S&IP business to expand into other categories, including surgical drapes and gowns and protective apparel. We have also continued to drive innovation and change within the category. Our time-saving ONE-STEP Wrap helps keep sterilized surgical instruments and supply sets ready for use at a moment’s notice. Our latest innovations include QUICK CHECK Wrap, which provides users with rapid visual reassurance that the wrap is free from tears, cuts and holes and confirms that sterility is intact, and SMART-FOLD Sterilization Wrap, which is an innovative sterilization packaging designed to provide the durability necessary for the most demanding applications. All of our wrap products feature our patented POWERGUARD treatment to deliver the maximum microbial barrier protection for sterilized instrument sets.

•	Surgical drapes and gowns. We are a leading provider of surgical drapes and gowns in the United States. Our complete line of surgical drapes and gowns are designed to protect patients and clinicians in an extensive range of surgical procedures, from simple outpatient procedures to the most complex open heart surgery. As a recognized leader in the development of high-performance medical fabrics, we have the right to use over 650 patents for advanced nonwoven fabrics. Our surgical drapes and gowns provide surgical teams with the critical balance of properties they require, including barrier protection, flame resistance, lint and abrasion resistance, and comfort. We continue to develop and market innovative surgical drapes and gowns to meet the competitive demands and needs of advanced surgical technologies.

•	Facial protection. As a leader in facial and respiratory protection, we provide a full range of facial protection products for routine patient care, isolation and surgical procedures. Our facial protection products include standard and fluid-resistant masks, particulate filter respirators, protective eye wear and face shields. We believe our FLUIDSHIELD face mask is the market leader in fluid-resistant facial protection in the United States, and we offer a complete line-up of facial protection that has been specifically designed, tested and shown to meet or exceed the current FDA recognized standard for medical face masks. We are the first manufacturer to design and market a pediatric patient mask that was tested with children and granted 510(k) clearance by the FDA, specifically for a child face mask. We continuously develop new, innovative face masks to better meet the needs of customers and end users.

•	Protective apparel. We provide head-to-toe personal protective apparel for both healthcare workers and patients with both barrier and fluid protection. Our non-sterile protective apparel products include isolation gowns, coveralls, head wear, foot wear, lab coats and jackets. Our full line of Association of Medical Instrumentation (AAMI)-compliant isolation gowns provides a combination of protection from liquid strikethrough and also from penetration by live bacteria and spores. The ability of a gown to protect against the transfer of pathogens from the environment to the wearer’s work clothes or scrubs is important to reduce the spread of infectious agents. Our complete line of isolation gowns has been independently tested to measure Bacterial Filtration Efficiency (BFE) and has been shown to provide bacterial and spore holdout that equals or exceeds that of other gowns on the market today. We are one of three leading providers of protective apparel in the United States.

•	Medical exam gloves. Our nitrile and vinyl exam gloves provide a complete latex-free portfolio with multiple levels of protection to help safeguard healthcare employees from exposure to blood-borne pathogens and other infectious materials. Our PURPLE NITRILE exam glove provides maximum protection for high-risk procedures and is one of the most tested chemotherapy gloves available. Patented proprietary nitrile technology affords our LAVENDER and STERLING exam gloves increased tensile strength and a reduction in glove thickness, resulting in added comfort with no compromise in protection. We are one of three leading providers of medical exam gloves in the United States.

Medical Devices

Our Medical Devices business focuses mainly on pain management and digestive and respiratory health. Our product offerings are focused on improving patient outcomes while reducing the cost of care.

We estimate the worldwide addressable market size for our Medical Devices is more than $5 billion. Market growth is driven by healthcare utilization rates, physician education and awareness, reimbursement policies and practices and the body of clinical evidence supporting patient outcomes and cost comparativeness versus other therapies. For example, in the United States, over 70 million surgical and diagnostic procedures are performed annually in which our post-operative surgical pain solution can provide improved patient safety and clinical outcomes with cost effectiveness. We estimate that our existing penetration for these procedures is less than 10%.

We believe aggregate market growth rates for medical devices in the United States, Western Europe, Japan and Australia are in the mid-single digits. In developing and emerging markets, growth rates vary depending on the current standards of care in a particular region.

*	Global addressable market size based on industry data and internal marketing estimates.

Our diverse portfolio of Medical Devices is uniquely positioned for growth and profitability with solutions focused on improving patient outcomes and safety, while reducing the cost of care. The following key categories of products accounted for more than 98% of our 2013 net sales in Medical Devices. No category of products in Medical Devices accounted for 10% or more of total combined net sales in any of the last three fiscal years.

•	Pain management. Our pain management business delivers products and solutions for relieving both post-operative surgical pain and chronic pain:

•	Surgical Pain Management. Post-operative surgical pain can result in significant costs such as longer recovery periods and the use of narcotics such as morphine or other forms of systemic opioid pain medications. These types of pain-relieving drugs affect a patient’s entire body instead of targeting the specific site of surgery. Our leading alternative surgical pain management products include elastomeric infusion pumps, specialized needles, catheters and associated devices for peripheral nerve block procedures that focus on postoperative, non-narcotic pain relief by delivering local anesthetic to or near the surgical site through specially designed catheters. By targeting the pain directly, our products create a better pain management experience for patients, who by using our ambulatory pain pumps experience materially lower pain scores, lower narcotic usage and consequently are able to return home, on average, 1.1 days sooner than when using narcotics alone.

•	Interventional (Chronic) Pain Management. Interventional (or chronic) pain is defined as pain that lasts beyond the ordinary duration of time that an injury to the body needs to heal. One hundred million Americans suffer from chronic pain, with 56% of all chronic pain related to back pain. Chronic pain is the number one cause of adult disability in the United States and costs the economy $560 billion in incremental healthcare costs and lost productivity each year. In addition, prescription drugs treating chronic pain are the second most abused category of drugs in the United States. Our minimally invasive chronic pain technologies help patients to confront chronic, often debilitating, pain that severely limits their everyday activity and quality of life, with a product offering that is based on conventional and cooled radio frequency (RF) ablation. Our RF pain management systems are indicated for use to create RF lesions in nervous tissue. RF lesioning is a proven means of effectively providing lasting relief from chronic pain. Anatomic variability can make it a challenge to effectively ablate the target nerve using conventional RF technology, so we have developed our COOLIEF Cooled RF treatment, which is our unique, patented, minimally-invasive treatment that increases the lesion size. Cooled RF has been clinically documented to provide back pain relief for up to 24 months, with improved physical function and reduced drug utilization. In addition to RF ablation, we offer a diverse set of disposable kits and trays used in the procedures, creating an effective, efficient chronic pain solutions system.

•	Respiratory health. Our respiratory health solutions are designed for patients supported by mechanical ventilation. Ventilated patients are at increased risk for HAIs, which contribute to increased costs for hospitals. In particular, ventilator-associated pneumonia is the most common and deadly HAI, affecting up to 28% of ventilated patients. Our line of respiratory products contain advanced infection control features that have been proven to reduce cross-contamination, reducing intensive care unit (ICU) days and their associated costs. We believe our closed suction catheters are the preferred closed suction catheter product used by hospital physicians in the United States. In addition, we recently launched our newest innovative product, the MICROCUFF Subglottic Suction Endotracheal Tube, which reduces the likelihood of harmful secretions entering the lungs and causing infection.

•	Digestive health. We deliver easy and reliable digestive health solutions that help improve patient outcomes and quality of life, particularly for patients needing supplemental nutrition delivery with enteral feeding. Our pioneering MIC-KEY low-profile balloon-retained gastrostomy feeding tubes and placement kits are used by more clinicians and patients and backed by the largest body of clinical evidence than any other feeding tube.

Sales and Marketing

We direct our primary sales and marketing efforts toward hospitals and other healthcare providers to highlight the unique benefits and competitive differentiation of our branded products.

We work directly with physicians, nurses, professional societies, hospital administrators and GPOs to collaborate and educate on emerging practices and clinical techniques that prevent infection, eliminate pain and speed recovery. For example, our Medical Devices business facilitated the training of physicians in the latest clinical techniques in RF nerve ablation and peripheral nerve blocks. Also in our S&IP business, our team provides healthcare systems with operating room and central service department product utilization reviews in which we document existing practices and recommend cost effective alternatives. We jointly work with recognized standard setters, such as the CDC, to complete infection prevention awareness programs. We are also a recognized leader in clinical education, spearheaded by our NOT ON MY WATCH campaign. We have issued over 200,000 continuing education credits since 2005 as part of our Knowledge Network program. In our digestive health category, we support the healthcare provider and the patient through our website, Mic-Key.com, which provides the latest information on product usage, reimbursement and feeding tube care.

These marketing programs are delivered directly to healthcare providers by over 600 trained sales representatives in 11 countries. Additionally, we provide marketing programs to our strategic distribution partners throughout the rest of the world.

Our sales and marketing service and excellence is well-recognized by our customers. In May 2013, Novation, a leading healthcare supply chain expertise and contracting company, recognized us with its overall Supplier of the Year award and its Mark McKenna award for outstanding service, compliance and integrity. In July 2013, Premier, a provider-owned performance improvement alliance of 2,800 hospitals and nearly 100,000 other care sites, awarded us a Healthcare Alliance Award for Operational Excellence, marking the fifth time we received this recognition since the award’s inception eight years ago.

Distribution

While our products are generally marketed directly to hospitals and other healthcare providers, they are often sold through third-party distribution channels.

In North America, our products are sold principally through independent wholesale distributors, with some sales directly to healthcare facilities and other end customers. In 2013, approximately 74% of our net sales in North America were made through distributors. Sales to Owens & Minor, Inc. and Cardinal Health, Inc. accounted for approximately 28% and 13%, respectively, of our 2013 net sales in North America. No other customer or distributor in North America accounted for more than 10% of our net sales in North America in 2013. These distributors purchase both S&IP and medical device products from us under standard terms and conditions of sale. In certain cases, these distributors also compete with us. See “Competition.” Over 55% of our 2013 net sales in North America were contracted through five major national GPOs, principally relating to our S&IP business. Of these 2013 GPO-contracted sales, 64% were represented by contracts that will expire by the end of 2015 and 36% were represented by contracts that will expire by the end of 2017. No single GPO-contracted product category represented more than 7% of 2013 net sales in North America.

Outside North America, sales are made either directly to end customers or through distributors, depending on the market served. In 2013, approximately 66% of our net sales outside North America were made through wholesalers or distributors. No single wholesaler or distributor outside North America accounted for more than 10% of our net sales in 2013. We have no single customer or distributor outside of North America that, if the customer or distributor were lost, would have a material adverse effect on our business.

We operate five major distribution centers located in North America, Europe, Australia and Japan that ship multiple finished products to multiple customers, as well as 15 other distribution sites that also have customer shipping capabilities, in order to optimize cost effectiveness with customer service requirements.

No material portion of our business is subject to renegotiation of profits or termination of contracts at the election of the government.

Manufacturing

We are an experienced, vertically-integrated manufacturer of most of our products, including sterilization wraps, gloves, face masks, a portion of our apparel line and all of our medical device products. We utilize a proprietary manufacturing process for nonwovens that we believe positions us as a low-cost and flexible manufacturer of associated surgical and infection control products. In addition, we believe our in-house manufacturing capabilities differentiate us from our key competitors who do not have comparable manufacturing capabilities.

Our principal manufacturing plants are located around the world and are owned or leased by us or our subsidiaries:

Products	Location	Country	Owned/Leased
S&IP	Tambol Patong	Thailand	Owned
S&IP	Tambol Prik	Thailand	Owned
S&IP	Lexington, North Carolina	USA	Owned
S&IP	Acuña	Mexico	Owned
S&IP	Nogales	Mexico	Leased
Medical Devices	Nogales	Mexico	Owned
S&IP	San Pedro Sula	Honduras	Leased
Medical Devices	Tucson, Arizona	USA	Leased
Medical Devices	Magdalena	Mexico	Leased
Medical Devices	Nogales	Mexico	Leased
Medical Devices	Tijuana	Mexico	Leased
Medical Devices	Weinheim	Germany	Leased

While we believe that our manufacturing processes and capabilities provide us with a strategic advantage over our competitors, we are constantly evaluating our internal manufacturing costs, as compared to the cost of outsourcing such manufacturing to third parties, in order to maintain the most efficient cost structure for the production of our products. In addition to our internal capabilities, we have agreements with third parties for materials, process development and analytical services. Where it is cost-effective, we utilize third-party manufacturers to produce certain products, including a portion of our apparel line.

In June 2014, we initiated a plan to exit our disposable glove facility in Tambol Patong, Thailand and outsource the related production to improve the competitive position of our surgical and infection prevention business.

We procure certain materials for our products from a limited number of suppliers and, in some cases, a single supply source. See “Risk Factors – Risks Related to Our Business and Industry – An inability to obtain key components, raw materials or manufactured products from third parties may have a material adverse effect on our business.”

Following the distribution, we will be party to a transition services agreement with Kimberly-Clark regarding the provision and supply of certain manufacturing capabilities, as described in “Our Relationship with Kimberly-Clark after the Distribution.”

Raw Materials

We use a wide variety of raw materials and other inputs for the production of our products, with polypropylene polymers and nitrile constituting our most significant raw material purchases. We base our purchasing decisions on quality assurance, cost effectiveness and constraints resulting from regulatory requirements, and we work closely with our suppliers to assure continuity of supply while maintaining high quality and reliability. We primarily purchase these materials from external suppliers, some of which are single-source suppliers.

Global commodity prices can affect pricing of certain of these raw materials on which we rely. In our S&IP business, oil-based raw materials, particularly polypropylene polymers and nitrile, represent a significant component of our manufacturing costs. In addition, the prices of other raw materials we use, such as resins and finishing supplies, often fluctuate in response to changes in oil prices. Prices of these commodities can be volatile and have varied significantly in recent years, contributing to fluctuations in our results of operations.

Competition

The markets for our products are highly competitive. No one company competes with us across the breadth of our offerings, but we face significant competition in U.S. and international markets.

Surgical and Infection Prevention

There are a significant number of manufacturers and distributors of medical supplies, and the market for S&IP products is extremely competitive. In the developed markets, the major competitors of our S&IP business include Cardinal Health, Inc., Medline Industries, Inc., Hogy Medical, Multigate Medical Products, Mölnlycke Health Care and HARTMANN Group. In the United States several of our distribution partners and GPOs are also competitors or are increasingly seeking to direct source products. In developing and emerging markets, we compete against multiple use products, or non-use of infection prevention products, due in large part to lack of infection prevention awareness and education.

The highly competitive environment of the S&IP business requires us to continually seek out technological innovations and to market our products effectively. Our products face competition from other brands that may be less expensive than our products and from other companies that may have more resources than we do. Competitive factors include price, alternative clinical practices, innovation, quality and reputation. To successfully compete, we must often demonstrate that our products offer higher quality, innovative features or cost advantages as compared with other products.

Medical Devices

There are a variety of treatment means and alternative clinical practices to address the management of surgical and chronic pain and respiratory and digestive health, especially within our pain management business. We face competition from these alternative treatments, as well as improvements and innovations in products and technologies by our competitors.

Competitors for our medical device products are fragmented by particular product category and the individual markets for these products are highly competitive. Major competitors of our Medical Devices business include, among others:

•	Pain Management: B. Braun Medical Inc., NeuroTherm, Pacira Pharmaceuticals, Inc., Stryker Corporation and Teleflex Incorporated

•	Respiratory: CareFusion Corporation, Sage Products LLC and Smiths Medical

•	Digestive Health: Boston Scientific Corporation, Covidien plc and Cook Medical

In developing and emerging markets, alternative clinical practices and different standards of care are our primary competition.

While we believe that the number of procedures using our medical devices will grow due, in part, to increasing global access to healthcare, we expect that our ability to compete with other providers of similar devices will be impacted by rapid technological advances, pricing pressures and third-party reimbursement practices. We believe that our key product characteristics, such as proven efficacy, reliability and safety, coupled with our core competencies such as our efficient manufacturing processes, established distribution network, field sales organization and customer service, are important factors that distinguish us from our competitors.

Research and Development

We continuously engage in research and development to commercialize new products and enhance the effectiveness, reliability and safety of our existing products. We incurred $37.9 million in 2013, $33.0 million in 2012, and $31.2 million in 2011 on research and development to develop new products, indications and processes and to improve existing products and processes. These expenses consisted primarily of salaries and related expenses for personnel, product trial costs, outside laboratory and license fees, and the costs of laboratory equipment and facilities. We intend to increase our research and development efforts as a key strategy for growth.

In our S&IP business, we are focused on maintaining our market position by providing innovative customer-preferred product enhancements, with a particular focus on the operating room. Leveraging customer insights and our vertically integrated manufacturing capabilities, we seek to continuously improve our product designs, specifications and features to deliver cost efficiencies while improving healthcare worker and patient protection. In 2013, we launched SMART-FOLD sterilization wrap, which provides increased wrapping durability to improve sterility assurance and to decrease the labor required to both wrap and unwrap procedural trays. We are also launching new face mask innovations and products that complement our current broad product portfolio. We continuously refresh our surgical drape and gown portfolio to ensure that our products are aligned with the latest procedural and market trends. Our research team works with healthcare providers to develop and design exam glove and apparel portfolios that optimize comfort and fit and provide cost-effective infection prevention solutions for use throughout the hospital.

In our Medical Devices business, we collaborate with physicians to develop solutions that seek to accelerate the global adoption of our therapies and procedures. We are investing to expand the indications for use of our pain products with clinical research and studies and associated new product developments. We are expanding our portfolio with customer-preferred product enhancements, such as next generation cooled RF generators and a full line of needles, kits and accessories for continuous peripheral nerve block procedures. We also expect to launch new feeding tubes and closed suction catheters designed with patient and clinician preferred features in 2014.

We are also investing in new categories and solutions that complement our technical expertise and existing intellectual property. We are particularly focused on those new categories that we believe will leverage our existing scalable technology platforms as well as our sales and marketing expertise.

Intellectual Property

Patents, trademarks and other proprietary rights are very important to our business. We also rely upon trade secrets, manufacturing know-how, continuing technological innovations and licensing opportunities to maintain and improve our competitive position. We review third-party proprietary rights, including patents and patent applications, as available, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities and monitor the intellectual property owned by others.

We hold numerous patents and have numerous patent applications pending in the United States and in other countries that relate to the technology used in many of our products. For example, we utilize patents in our sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves in our S&IP segment. These patents generally expire between 2015 and 2032. None of the patents we license from third parties are material to our S&IP segment. In our Medical Devices segment, we utilize patents in our surgical pain management, chronic pain management, respiratory health and digestive health products. These patents generally expire between 2019 and 2032. None of the patents we license from third parties are material to our Medical Devices segment.

In connection with the distribution, we expect to enter into a trademark license agreement pursuant to which Kimberly-Clark will grant us a license to use certain of Kimberly-Clark’s trademarks, trade names and service marks used in our business as of the distribution date. See “Our Relationship with Kimberly-Clark after the Distribution.”

We consider the patents and trademarks which we own and the trademarks under which we sell certain of our products, as a whole, to be material to our business. However, we do not consider our business to be materially dependent upon any individual patent or trademark.

Regulatory Matters

The development, manufacture, marketing, sale, promotion and distribution of our products are subject to comprehensive government regulation. Government regulation by various national, regional, federal, state and local agencies, both in the United States and other countries, addresses (among other matters) inspection of, and controls over, research and laboratory procedures, clinical investigations, product approvals and manufacturing, labeling, packaging, marketing and promotion, pricing and reimbursement, sampling, distribution, quality control, post-market surveillance, record keeping, storage and disposal practices. Our operations are also affected by trade regulations in many countries that limit the import of raw materials and finished products and by laws and regulations that seek to prevent corruption and bribery in the marketplace (including the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act, which provide guidance on corporate interactions with government officials) and require safeguards for the protection of personal data. In addition, we are subject to laws and regulations pertaining to healthcare fraud and abuse, including state and federal anti-kickback and false claims laws in the United States.

Compliance with these laws and regulations is costly and materially affects our business. Among other effects, healthcare regulations substantially increase the time, difficulty and costs incurred in obtaining and maintaining approval to market newly developed and existing products. For example, In the United States, before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we generally must first receive 510(k) clearance from the FDA. In order for us to obtain 510(k) clearance, the FDA must determine that our proposed product is substantially equivalent to a device legally on the market, known as a predicate device, with respect to intended use, technology, safety and effectiveness. Similarly, most major markets for medical devices outside the United States also require clearance, approval or compliance with certain standards before a product can be commercially marketed. For instance, the European Commission, or EC, has harmonized national regulations for the control of medical devices through European Medical Device Directives with which manufacturers must comply. Under these regulations, manufacturing plants must have received CE certification from a notified body in order to be able to sell products within the member states of the European Union. Certification allows manufacturers to stamp the products of certified plants with a “CE” mark. Products covered by the EC regulations that do not bear the CE mark may not be sold or distributed in the European Union.

We expect compliance with these regulations to continue to require significant technical expertise and capital investment to ensure compliance. Failure to comply can delay the release of a new product or result in regulatory and enforcement actions, the seizure or recall of a product, the suspension or revocation of the authority necessary for a product’s production and sale, and other civil or criminal sanctions, including fines and penalties.

In addition to regulatory initiatives, our business can be affected by ongoing studies of the utilization, safety, efficacy, and outcomes of healthcare products and their components that are regularly conducted by industry participants, government agencies, and others. These studies can call into question the utilization, safety, and efficacy of previously marketed products. In some cases, these studies have resulted, and may in the future result, in the discontinuance of, or limitations on, marketing of such products domestically or worldwide, and may give rise to claims for damages from persons who believe they have been injured as a result of their use.

Access to healthcare products continues to be a subject of investigation and action by governmental agencies, legislative bodies, and private organizations in the United States and other countries. A major focus is cost containment. Efforts to reduce healthcare costs are also being made in the private sector, notably by healthcare payors and providers, which have instituted various cost reduction and containment measures. We expect insurers and providers to continue attempts to reduce the cost of healthcare products. Outside the United States, many countries control the price of healthcare products directly or indirectly, through reimbursement, payment, pricing, coverage limitations, or compulsory licensing. Budgetary pressures in the United States and in other countries may also heighten the scope and severity of pricing pressures on our products for the foreseeable future.

We expect debate to continue during the next several years at all government levels worldwide over the marketing, availability, method of delivery, and payment for healthcare products and services. We believe that future legislation and regulation in the markets we serve could affect access to healthcare products and services, increase rebates, reduce prices or the rate of price increases for healthcare products and services, change healthcare delivery systems, create new fees and obligations, or require additional reporting and disclosure. It is not possible to predict the extent to which we or the healthcare industry in general might be affected by the matters discussed above.

Since we market our products worldwide, certain products of a local nature and variations of product lines must also meet other local regulatory requirements. Certain additional risks are inherent in conducting business outside the United States, including price and currency exchange controls, changes in currency exchange rates, limitations on participation in local enterprises, expropriation, nationalization, and other governmental action.

Demand for many of our existing and new medical products is, and will continue to be, affected by the extent to which government healthcare programs and private health insurers reimburse our customers for patients’ medical expenses in the countries where we do business. Statutory and regulatory requirements for Medicaid, Medicare, and other government healthcare programs govern provider reimbursement levels. From time to time, legislative changes are made to government healthcare programs that impact our business, and the federal and/or state governments may continue to enact measures in the future aimed at containing or reducing reimbursement levels for medical expenses paid for in whole or in part with government funds. We cannot predict the nature of such measures or their impact on our business, results of operations, financial condition and cash flows. Any reduction in the amount of reimbursements received by our customers could harm our business by reducing their selection of our products and the prices they are willing to pay.

Backlog and Seasonality

Orders are generally filled on a current basis, and order backlog is not material to our business. Our business is subject to fluctuations in procedure volumes and to periodic increased utilization of healthcare in response to events such as occurs during flu season; however, there are no significant seasonal aspects to our business.

Long-Lived Assets

Our long-lived assets, which are composed of property, plant and equipment, by geographic area are set forth below:

(millions of dollars)	Year Ended December 31
	2013	2012	2011
North America	$223.4	$207.0	$197.3
Europe, Middle East and Africa	1.3	0.2	0.3
Asia Pacific	100.2	118.5	122.4

Total	$324.9	$325.7	$320.0

Our total assets by segment are as follows:

(millions of dollars)	Year Ended December 31
	2013	2012	2011
S&IP	$1,357.2	$1,405.8	$1,391.7
Medical Devices	1,055.5	1,065.9	1,082.0
Corporate and other	71.3	62.5	35.8

	$2,484.0	$2,534.2	$2,509.5

Properties

We own or lease a total of 19 operating facilities located throughout the world that handle manufacturing production, assembly, research, quality assurance testing, distribution and packaging of our products. We have entered into a commercial lease related to our principal executive offices, located in Alpharetta, Georgia. The locations of our principal production facilities by major geographic areas of the world are as follows:

Geographic Area:	Number of Facilities
United States (in 2 states)	2
Europe	1
Asia, Latin America and other	9

Worldwide Total (in 5 countries)	12

In June 2014, we initiated a plan to exit one of our disposable glove facilities in Thailand and outsource the related production to improve the competitive position of our surgical and infection prevention business. The plan is expected to be completed by December 31, 2015 and is not reflected in the chart above.

Our owned operating facilities consist of approximately 2.3 million square feet, and our leased operating facilities consist of approximately 1.7 million square feet. We believe that our facilities are suitable for their purpose, adequate to support their businesses and well maintained.

Employee and Labor Relations

In our worldwide operations, we had approximately 16,500 employees as of December 31, 2013. Approximately 6,240 of our employees working at manufacturing facilities in Mexico are represented by unions or works councils. We believe that we have good relations with our employees.

The restructuring plan initiated in June 2014 to exit one of our disposable glove facilities in Thailand is expected to result in a reduction of our workforce by approximately 3,000 positions.

Legal Proceedings

We are subject to various legal proceedings, claims and governmental inspections, audits or investigations pertaining to issues such as contract disputes, product liability, tax matters, patents and trademarks, advertising, governmental regulations, employment and other matters, including the matters described below. Although the results of litigation and claims cannot be predicted with certainty, we believe that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on our business, financial condition, results of operations or liquidity.

We are one of several manufacturers of continuous infusion medical devices, such as our ON-Q PAINBUSTER pain pumps, that are involved in several different pending or threatened litigation matters from multiple plaintiffs alleging that use of the continuous infusion device to deliver anesthetics directly into a synovial joint after surgery resulted in postarthroscopic glenohumeral chondrolysis, or a disintegration of the cartilage covering the bones in the joint (typically, in the shoulder). Plaintiffs generally seek monetary damages and attorneys’ fees. While Kimberly-Clark is retaining the liabilities related to these matters, the distribution agreement between us and Kimberly-Clark will provide that we will indemnify Kimberly-Clark for any Post-Spin I-Flow Liabilities. See “Our Relationship with Kimberly-Clark after the Distribution – Distribution Agreement.”

We operate in an industry characterized by extensive patent litigation and competitors may claim that our products infringe upon their intellectual property. Resolution of patent litigation or other intellectual property claims is typically time consuming and costly and can result in significant damage awards and injunctions that could prevent the manufacture and sale of the affected products or require us to make significant royalty payments in order to continue selling the affected products. At any given time we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time.

Environmental, Health and Safety Matters

Our operations are subject to federal, state, provincial and local laws, regulations and ordinances relating to various environmental, health and safety matters. Our operations are in compliance with, or we are taking actions designed to ensure compliance with, these laws, regulations and ordinances. However, the nature of our operations exposes us to the risk of claims concerning non-compliance with environmental, health and safety laws or standards, and there can be no assurance that material costs or liabilities will not be incurred in connection with those claims. We are not currently named as a party in any judicial or administrative proceeding relating to environmental, health and safety matters.

While we have incurred in the past several years, and will continue to incur, capital and operating expenditures in order to comply with environmental, health and safety laws, regulations and ordinances, we believe that our future cost of compliance with environmental, health and safety laws, regulations and ordinances, and our exposure to liability for environmental, health and safety claims will not have a material adverse effect on our financial condition, results of operations or liquidity. However, future events, such as changes in existing laws and regulations, or contamination of sites owned, operated or used for waste disposal by us (including currently unknown contamination and contamination caused by prior owners and operators of such sites or other waste generators) may give rise to additional costs which could have a material adverse effect on our financial condition, results of operations or liquidity.

MANAGEMENT

Our Executive Officers

The following table and biographies set forth information, as of September 15, 2014, concerning those persons that we expect to serve as our executive officers following the distribution. At or prior to the distribution, all of these individuals will resign from their positions with or retire from Kimberly-Clark and assume their post-distribution roles with Halyard.

Name	Position
Robert E. Abernathy	Chairman of the Board and Chief Executive Officer
Rhonda D. Gibby	Senior Vice President and Chief Human Resources Officer
Christopher G. Isenberg	Senior Vice President – Global Supply Chain and Procurement
Christopher M. Lowery	Senior Vice President and Chief Operating Officer
Warren J. Machan	Senior Vice President – Business Strategy
Steven E. Voskuil	Senior Vice President and Chief Financial Officer
John W. Wesley	Senior Vice President, General Counsel and Chief Ethics and Compliance Officer

Robert E. Abernathy, age 59, will be the Chairman of our Board of Directors and our Chief Executive Officer. He has been serving as President Global Health Care since June 2014. Prior to that he served as an Executive Vice President of Kimberly-Clark from November 2013 to June 2014 and prior to that served as Group President – Europe, Global Nonwovens, and Continuous Improvement & Sustainability from 2012 to November 2013. He had overall responsibility for Kimberly-Clark’s health care business from 1997 to early 2004. His past responsibilities at Kimberly-Clark have also included overseeing its businesses in Asia, Latin America, Eastern Europe, the Middle East and Africa, as well as operations and major project management in North America. He was appointed Vice President – North American Diaper Operations in 1992; Managing Director of Kimberly-Clark Australia Pty. Limited in 1994; Group President – Developing and Emerging Markets in 2004; and Group President – North Atlantic Consumer Products in 2008. Mr. Abernathy currently serves as a director of RadioShack Corporation. Mr. Abernathy has been selected to serve as the Chairman of our Board of Directors due to his leadership experience as an executive vice president of Kimberly-Clark, knowledge of and experience in the healthcare industry, international experience and governance and public company board experience.

Rhonda D. Gibby, age 47, will be our Senior Vice President and Chief Human Resources Officer. She has been serving as Kimberly-Clark’s Vice President – Human Resources for its global business-to-business units (K-C Professional and Kimberly-Clark’s health care business) as well as the leader of Kimberly-Clark’s global labor relations since 2010. Prior to that, Ms. Gibby served as Kimberly-Clark’s Global Vice President of Talent Management from 2008 to 2010. Prior to joining Kimberly-Clark in 2005, Ms. Gibby held leadership roles in operations, sales and human resources in a variety of industries and employers, including most recently at Covidien, a global healthcare products company.

Christopher G. Isenberg, age 48, will be our Senior Vice President – Global Supply Chain and Procurement. He has been with Kimberly-Clark for over 25 years, serving most recently as Kimberly-Clark’s Vice President of Global Health Care Manufacturing and Supply Chain since July 2012. Before assuming this role, Mr. Isenberg served as Senior Manufacturing Director for K-C Professional, beginning in January 2011. From October 2007 until January 2011, Mr. Isenberg served as Plant Manager at Kimberly-Clark’s Everett, Washington Pulp and Tissue Mill. Prior to that, he served in various manufacturing operations, marketing and other roles for Kimberly-Clark’s Family Care business.

Christopher M. Lowery, age 50, will be our Senior Vice President and Chief Operating Officer, and in that role will have responsibility for leading worldwide sales, marketing, research and development, quality, regulatory and clinical affairs. He has been serving as Kimberly-Clark’s Vice President – Global Health Care Sales and Marketing since July 2013. Prior to this role he served as Vice President, Global Medical Devices. Mr. Lowery joined Kimberly-Clark in 2010 bringing 15 years of healthcare industry experience. Before joining Kimberly-Clark, he held several senior marketing and sales roles at Covidien, a global healthcare products company.

Warren J. Machan, age 49, will be our Senior Vice President – Business Strategy. He has been serving as Kimberly-Clark’s Senior Director of Strategy – Global Health Care since January 2012 and before that served as Senior Director of Finance for Kimberly-Clark’s health care business from 2008 to 2012. Mr. Machan served as Director of Finance and Strategic Planning for the Kimberly-Clark International business from 2004 to 2008. He joined Kimberly-Clark in 1987 and, while spending the majority of time in Kimberly-Clark’s health care business, he has also held roles in sales, marketing and finance for the K-C Professional, Personal Care and Family Care businesses.

Steven E. Voskuil, age 45, will be our Senior Vice President and Chief Financial Officer. He has been serving as Vice President – Finance for Kimberly-Clark International since September 2011 and previously served as Kimberly-Clark’s Vice President and Treasurer from January 2008 to September 2011. He joined Kimberly-Clark in 1991 in Finance and has held a variety of roles in business analysis, strategic analysis and treasury for Kimberly-Clark’s businesses worldwide. Mr. Voskuil also led a customer development team for Kimberly-Clark and served as the executive sponsor for talent development for the company’s Global Finance organization.

John W. Wesley, age 55, will be our Senior Vice President, General Counsel and Chief Ethics and Compliance Officer. He has been serving as Kimberly-Clark’s Vice President, Deputy General Counsel and Corporate Secretary since 2009. He joined Kimberly-Clark in May 2000 as Senior Counsel, Corporate Affairs and has held a variety of positions, overseeing corporate transactions and corporate governance matters. Prior to joining Kimberly-Clark, he was a partner at the Dallas law firm of Carrington, Coleman, Sloman & Blumenthal, L.L.P., where he specialized in corporate, securities, corporate finance, mergers and acquisitions and general, commercial and business law.

Our Directors

The following table and biographies set forth information, as of October 1, 2014, concerning those persons that we expect will become our directors as of the distribution date. See “Our Executive Officers” above for biographical information regarding Mr. Abernathy, who is expected to become our Chairman of the Board and Chief Executive Officer. The following director nominees will be presented to Halyard’s sole stockholder, Kimberly-Clark, for election to our Board of Directors prior to the distribution.

Following the distribution, our Board of Directors will be divided into three classes. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which we expect to hold in 2015. The directors designated as Class II directors will have terms expiring at the second annual meeting of stockholders, which we expect to hold in 2016, and the directors designated as Class III directors will have terms expiring at the third annual meeting of stockholders, which we expect to hold in 2017. Commencing with the first annual meeting of stockholders following the distribution, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. For more information, see “Description of Halyard Stock – Certain Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and By-Laws and of Delaware Law.”

Name	Position	Director Class
Robert E. Abernathy	Chairman of the Board and Chief Executive Officer	III
Ronald W. Dollens	Lead Director	III
Heidi K. Fields	Director	III
Dr. Julie Shimer	Director	II
John P. Byrnes	Director	II
Patrick J. O’Leary	Director	I
Gary D. Blackford	Director	I

Ronald W. Dollens, age 67, will be the Lead Director of our Board of Directors, and, as such, will serve as the Chairman of the Executive Committee. Mr. Dollens retired as the President and Chief Executive Officer of Guidant Corporation, a global producer of cardiovascular therapeutic devices and related products, in 2005 where he had served since its spin-off from Eli Lilly & Company in 1994. Prior to this time, he held various management positions at Eli Lilly & Company from 1972 until 1994. From 2000 until 2011, he served on the Board of Directors of Kinetic Concepts, Inc., a publicly-traded global medical technology company devoted to the discovery, development, manufacturing and marketing of innovative, high-technology therapies and products, and served as Chairman from 2005 until 2011. Mr. Dollens has also served on the Board of Directors of Abiomed, Inc., from 2006 until October 2010, and Beckman Coulter, Inc., from 1999 until April 2005. Mr. Dollens has been selected to serve as the Lead Director of our Board of Directors due to his leadership experience as a chief executive, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

Heidi K. Fields, age 59, will serve as a member of our Board of Directors and the Chairman of the Audit Committee. Ms. Fields retired as the Executive Vice President and Chief Financial Officer of Blue Shield of California, a not-for-profit health plan provider, where she had served since 2003. Prior to that time, she served as the Executive Vice President and Chief Financial Officer of Gap, Inc., a multinational clothing and accessories retailer, from 1999 until 2003. Ms. Fields currently serves on the Board of Directors of Agilent Technologies, Inc. (NYSE: A) and on the Board of Directors of Financial Engines, Inc. (NASDAQ: FNGN). Ms. Fields has been selected to serve as a member of our Board of Directors due to her executive leadership experience as a chief financial officer, financial literacy and experience in finance and accounting, knowledge of and experience in the healthcare industry, international experience and governance and public company board experience.

Dr. Julie Shimer, 62, is currently a private investor and has 30 years of product development experience, including many years with major communications companies. From March 2007 to April 2012 she served as Chief Executive Officer of Welch Allyn, Inc., a manufacturer of frontline medical products and solutions, having served on the board of directors beginning in July 2002. Previously Dr. Shimer was President and Chief Executive Officer of Vocera Communications, Inc., a provider of wireless communications systems, also serving on the board of directors. She also has served as general manager at 3Com Corporation and Motorola and has been a product development leader at Motorola and AT&T Bell Laboratories. Since March 2007, Dr. Shimer has been a director of Netgear, Inc., a home and small business network solutions provider, and since July 2013 she has served as a director of EarthLink Holdings Corp., a leading managed network and cloud services provider. She also has served as the Chairwoman of Empire State Development Corp., the State of New York’s economic development organization. Dr. Shimer has been selected to serve as a director of our Board of Directors due to her leadership experience as a chief executive, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

John P. Byrnes, age 56, has served as the Chairman of the Board of Lincare Holdings, Inc. (“Lincare”) since March 2000 and as a director of Lincare since May 1997. Mr. Byrnes was the Chief Executive Officer of Lincare from 1997 until 2012. Mr. Byrnes also served as Lincare’s President from June 1996 until April 2003. Prior to becoming Lincare’s President, Mr. Byrnes served in a number of capacities at Lincare over a ten-year period, including serving as Chief Operating Officer throughout 1996. Mr. Byrnes was a director of Kinetic Concepts, Inc. from January 2003 until February 2011 and of U.S. Renal Care, Inc. from August 2005 until 2012. Mr. Byrnes has been selected to serve as a director of our Board of Directors due to his leadership experience as a chief executive, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

Patrick J. O’Leary, age 57, served as Executive Vice President and Chief Financial Officer of SPX Corporation, a global industrial and technological services and products company, from December 2004 until August 2012, when he retired. Prior to that time, he served as Chief Financial Officer and Treasurer of SPX Corporation from October 1996 to December 2004. Mr. O’Leary has been a director of PulteGroup, Inc. (NYSE: PHM), since 2005. Mr. O’Leary has been selected to serve as a director of our Board of Directors due to his executive leadership experience as a chief financial officer, financial literacy and experience in finance and accounting, international experience, and governance and public company board experience.

Gary D. Blackford, age 57, is the Chairman of the Board and Chief Executive Officer of Universal Hospital Services, Inc. (“UHS”), a leading, nationwide provider of medical technology outsourcing and services to the health care industry. He has been the Chief Executive Officer since 2002. Mr. Blackford was the Chief Executive Officer of Curative Health Services, Inc., a specialty pharmacy and health services company, from 2001 to 2002. He was also the Chief Executive Officer of ShopforSchool, Inc., from 1999 to 2001. Mr. Blackford has been a director of Wright Medical Group, Inc. (WMGI), since 2008. Mr. Blackford has been selected to serve as a director of our Board of Directors due to his executive leadership experience as a chief executive officer, financial literacy and experience in finance and accounting, international experience, and governance and public company board experience.

Committees of our Board of Directors

Pursuant to our amended and restated by-laws, our Board of Directors will be permitted to establish committees from time to time as it deems appropriate. Effective upon the completion of the distribution, our Board of Directors will have the following standing committees: Audit Committee, Corporate Governance Committee, Compensation Committee and Executive Committee.

Our Board of Directors will adopt written charters for the Audit, Compensation and Corporate Governance Committees. These charters will be available on our website following the distribution.

Audit Committee

The Audit Committee will be comprised solely of directors who meet the independence requirements of the New York Stock Exchange and the Exchange Act, and related SEC regulations, and are financially literate, as required by the New York Stock Exchange. At least one member of the Audit Committee will be an “audit committee financial expert,” as defined by the SEC’s regulations. Heidi K. Fields is expected to serve as the chairperson of the Audit Committee with Patrick J. O’Leary and Gary D. Blackford serving as additional members.

The principal functions of the Audit Committee are expected to include the following:

•	Overseeing:

•	the quality and integrity of our financial statements,

•	our compliance programs,

•	our hedging strategies and policies,

•	the independence, qualification and performance of our independent auditors, and

•	the performance of our internal auditors,

•	Selecting and engaging our independent auditors, subject to stockholder ratification,

•	Pre-approving all audit and non-audit services that our independent auditors provide,

•	Reviewing the scope of audits and audit findings, including any comments or recommendations of our independent auditors,

•	Establishing policies for our internal audit programs, and

•	Overseeing our risk management program and receiving periodic reports from management on risk assessments, the risk management process and issues related to the risks of managing our business.

Compensation Committee

The Compensation Committee will be comprised solely of directors who meet the independence requirements of the New York Stock Exchange and the Exchange Act and related SEC regulations. Dr. Julie Shimer is expected to serve as the chair of the Compensation Committee with Ronald W. Dollens and John P. Byrnes serving as additional members of the compensation committee.

The principal functions of the Compensation Committee are expected to include the following:

•	Establishing and administering our policies governing annual compensation and long-term compensation, including stock option awards, restricted stock awards and restricted share unit awards, such that the policies are designed to align compensation with our overall business strategy and performance,

•	Setting, after an evaluation of his overall performance, the compensation level of our Chief Executive Officer,

•	Determining, in consultation with our Chief Executive Officer, compensation levels and performance targets for the senior executive team,

•	Overseeing:

•	leadership development for senior management and future senior management candidates,

•	a periodic review of our long-term and emergency succession planning for our Chief Executive Officer and other key officer positions, in conjunction with our Board of Directors,

•	key organizational effectiveness and engagement policies, and

•	Annually reviewing our compensation policies and practices for the purpose of mitigating risks arising from these policies and practices that could reasonably have a material adverse effect.

Corporate Governance Committee

The Corporate Governance Committee will be comprised of all of our directors who meet the independence requirements of the New York Stock Exchange and the Exchange Act and related SEC regulations.

The principal functions of the Corporate Governance Committee are expected to include the following:

•	Overseeing the screening and recruitment of prospective Board members and making recommendations to the Board of Directors regarding specific director nominees, as well as overseeing the process for nominations to the Board of Directors,

•	Overseeing corporate governance matters, including developing and recommending to the Board of Directors changes to our Corporate Governance Policies,

•	Overseeing over healthcare legal, regulatory and compliance programs,

•	Advising the Board of Directors on:

•	Board organization, membership, function, performance and compensation,

•	committee structure and membership, and

•	policies and positions regarding significant stockholder relations issues,

•	Reviewing director independence standards and making recommendations to the Board of Directors with respect to the determination of director independence,

•	Monitoring and recommending improvements to the Board of Directors’ practices and procedures, and

•	Reviewing stockholder proposals and considering how to respond to them.

Executive Committee

Our by-laws provide that our Board of Directors may appoint an Executive Committee. If appointed the Executive Committee will consist of a majority of directors who meet the independence requirements of the NYSE.

The principal function of the Executive Committee will be to exercise the powers of the Board of Directors to direct our business and affairs between meetings of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2013, we did not have a compensation committee or any other Board committee serving in a similar function. Individuals who are expected serve as our executive officers will not participate in compensation decisions relating to their compensation.

Corporate Governance

Stockholder Recommendations for Director Nominees

Our amended and restated by-laws are expected to contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors or may put forward proposals for possible consideration by our stockholders at annual meetings. We expect that the Corporate Governance Committee, in accordance with its charter, will establish criteria and processes for director nominees, including nominations proposed by stockholders.

Corporate Governance Policies

Our Board of Directors is expected to adopt Corporate Governance Policies in connection with the distribution. These policies will guide Halyard and our Board of Directors on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director compensation and performance assessments, director orientation and education, director access to management, Board and committee access to outside financial, business and legal advisors, and management development and succession planning. These policies, which include our director independence standards, are expected to be available on our website following the distribution.

Director Independence

A majority of our Board of Directors will be comprised of directors who are “independent” as defined by the rules of the New York Stock Exchange and the Corporate Governance Policies to be adopted by our Board of Directors. We will seek to have all of our non-management directors qualify as “independent” under these standards. We expect that our Board of Directors following the distribution will be comprised of seven directors, of which six will be considered independent. Robert E. Abernathy, who will be our Chief Executive Officer, will also serve as the Chairman of the Board of Directors.

Our Corporate Governance Policies to be adopted by our Board of Directors are expected to provide categorical independence standards consistent with the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Our Corporate Governance Policies are expected to be available on our website following the distribution. Our Board of Directors will assess on a regular basis, and at least annually, the independence of our directors and, based on the recommendation of the Corporate Governance Committee, will make a determination as to which members are independent.

Communications to Directors

In connection with the distribution, our Board of Directors is expected to establish a process by which stockholders and other interested parties may communicate with the Board of Directors, including our Lead Director. That process is expected to be available on our website following the distribution.

Director Qualification Standards

Our Board of Directors will be responsible for approving candidates for Board membership, whether as nominees to stand for election at our annual meeting of stockholders or as candidates to be elected by our Board of Directors to fill any vacancies. The Board of Directors is expected to delegate the screening and recruitment process to the Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer and the Lead Director. The Committee therefore will be expected to recommend to our Board of Directors candidates to be nominated for election as directors at our annual meeting of stockholders. It is also expected to recommend candidates to fill any vacancies.

The Committee may receive recommendations for Board candidates from various sources, including our directors, management and stockholders. In addition, the Corporate Governance Committee may periodically retain a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by that Committee. The Committee is also expected to establish a process for considering nominations submitted by stockholders, as discussed above.

The Committee is expected to establish criteria for director nominees that foster effective corporate governance, support our strategies and businesses, take diversity into account and ensure that our directors, as a group, have an overall mix of the attributes needed for an effective board of directors. The criteria are also expected to support the successful recruitment of qualified candidates.

Qualified candidates for director are expected to be those who, in the judgment of the Corporate Governance Committee, possess all of the personal attributes and a sufficient mix of the experience attributes established by the Committee to ensure effective service on our Board of Directors.

Lead Director

Ronald W. Dollens is expected to serve as our Lead Director effective immediately following the distribution. The Lead Director will serve as Chairman of the Executive Committee.

Our Corporate Governance Policies will outline the significant roles and responsibilities of the Lead Director, which are expected to include the following:

•	Chairing the Executive Committee,

•	Coordinating the activities of the Independent Directors,

•	Providing input on agendas and schedules for meetings of the Board of Directors,

•	Leading (with the Chairman of the Corporate Governance Committee) the annual Board of Directors evaluation process,

•	Leading (with the Chairman of the Compensation Committee) the Board of Directors’ review and discussion of the Chief Executive Officer’s performance,

•	Providing feedback to individual directors following their periodic evaluations,

•	Speaking on behalf of the Board of Directors and chairing Board meetings when the Chairman of the Board is unable to do so, and

•	Acting as a direct conduit to the Board of Directors for stockholders, employees and others according to the Board’s policies.

The Lead Director is also expected to chair executive session meetings of non-management directors and provide feedback, as appropriate to our Chairman of the Board. We expect that our Independent Directors will meet in executive session without the presence of management at least quarterly.

Code of Conduct

In connection with the distribution, we will adopt a Code of Conduct that applies to all of our directors, executive officers and employees, including our Chief Executive Officer, Chief Financial Officer and Controller. Our Code of Conduct, as amended from time to time, will be available on our website following the distribution. Any waivers of our Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or Controller will be posted on our website within four business days following the date of the waiver.

Committee Authority to Retain Independent Advisors

Each of the Audit, Compensation and Corporate Governance Committees is expected to have the authority to retain independent advisors and consultants as it deems appropriate, with all fees and expenses to be paid by Halyard.

Whistleblower Procedures

The Audit Committee will establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by our employees and others of concerns regarding questionable accounting or auditing matters. We will also maintain a toll-free Code of Conduct telephone line and an Internet website that will allow our employees and others to voice their concerns anonymously. The whistleblower procedures and information on how to access our Code of Conduct telephone line and website will be available on our website following the distribution.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

As noted above, Halyard is currently part of Kimberly-Clark and not a separate, stand-alone company, and the Halyard Compensation Committee has not yet been constituted. Decisions as to the past compensation of those who currently serve as our officers have been made by Kimberly-Clark based on its compensation practices. This Compensation Discussion and Analysis discusses those historical compensation practices and attempts to outline certain aspects of our anticipated compensation structure for our executive officers following the distribution. While we have discussed these anticipated programs and policies with the Management Development and Compensation Committee of Kimberly-Clark’s Board of Directors (the “Kimberly-Clark Committee”), they remain subject to the review and approval of the Halyard Compensation Committee.

For purposes of this Compensation Discussion and Analysis and executive compensation disclosures, the individuals listed below are collectively referred to as the Halyard named executive officers. They are our chief executive officer and chief financial officer, and our three most highly compensated executive officers (other than the chief executive officer and chief financial officer), based on 2013 compensation from Kimberly-Clark:

•	Robert E. Abernathy, our Chairman of the Board and Chief Executive Officer,

•	Steven E. Voskuil, our Senior Vice President and Chief Financial Officer,

•	Rhonda D. Gibby, our Senior Vice President and Chief Human Resources Officer,

•	Christopher M. Lowery, our Senior Vice President and Chief Operating Officer, and

•	John W. Wesley, our Senior Vice President, General Counsel and Chief Ethics and Compliance Officer.

Additional information about our expected senior executive team following the distribution is set forth above under “Management – Our Executive Officers.” Initially, our compensation policies will be largely the same as those employed at Kimberly-Clark. The Halyard Compensation Committee will review these policies and practices and may make adjustments to support our strategies and to remain market competitive.

Executive Compensation Objectives and Policies

Historically

Executive Compensation Policies. The Kimberly-Clark Committee is responsible for establishing and administering Kimberly-Clark’s policies governing the compensation of Kimberly-Clark’s executive officers. The Kimberly-Clark Committee reviews its compensation philosophy annually, including determining whether this philosophy supports its business objectives and is consistent with the Kimberly-Clark Committee’s charter.

The Kimberly-Clark Committee has adopted executive compensation policies that are designed to achieve the following objectives:

Objective	Description	Related Policies
Pay for Performance	Support a performance-oriented environment that rewards achievement of Kimberly-Clark’s financial and non-financial goals.	A significant portion of the Halyard named executive officers’ pay varies with the levels at which annual and long-term performance goals are achieved. The Kimberly-Clark Committee chooses performance goals that align with Kimberly-Clark’s strategies for sustained growth and profitability.

Focus on Long-Term Success	Reward executives for long-term strategic management and stockholder value enhancement.	A significant component of the Halyard named executive officers’ annual target compensation is in the form of performance-based restricted share units. The number of

Objective	Description	Related Policies

shares actually received on payout of these units depends on Kimberly-Clark’s performance over a three-year period.

Stockholder Alignment	Align the financial interest of Kimberly-Clark’s executives with those of its stockholders.	Equity-based awards make up a significant part of the Halyard named executive officers’ compensation. The Halyard named executive officers also receive stock options, which vest over time and have value only if Kimberly-Clark’s stock value rises after the option grants are made. Kimberly-Clark also has other policies that link its executives’ interests with those of its stockholders, including target stock ownership guidelines.

Quality of Talent	Attract and retain highly skilled executives whose abilities are considered essential to Kimberly-Clark’s long-term success as a global company.	The Kimberly-Clark Committee reviews peer group data to ensure its executive compensation program remains competitive so it can continue to attract and retain this talent.

Executive Compensation Peer Group. To ensure that Kimberly-Clark’s executive compensation programs are reasonable and competitive in the marketplace, the Kimberly-Clark Committee compares Kimberly-Clark’s programs to those at other companies. In setting compensation in February 2013 for Kimberly-Clark’s executive officers, the Committee used a peer group consisting of the following Consumer Goods companies:

2013 Kimberly-Clark Executive Compensation Consumer Goods Peer Group

• Avon Products, Inc. • Campbell Soup Company • The Clorox Company • The Coca-Cola Company • Colgate-Palmolive Company • ConAgra Foods, Inc. • General Mills, Inc.	• The Hershey Company • H.J. Heinz Company • Johnson & Johnson • Kellogg Company • Kraft Foods, Inc. • Merck & Co., Inc.	• Newell Rubbermaid Inc. • Novartis AG • PepsiCo, Inc. • Pfizer Inc. • The Procter & Gamble Company • Sara Lee Corporation

The Kimberly-Clark Committee generally seeks to select companies with whom Kimberly-Clark competes for talent. Kimberly-Clark believes that it generally competes for talent with consumer goods companies with annual net sales ranging from approximately one-half to two times its annual net sales. However, the Kimberly-Clark Committee concluded that it was appropriate also to include certain companies outside of this annual net sales range because Kimberly-Clark directly competes with them for talent.

In developing the peer group, the Kimberly-Clark Committee does not consider individual company compensation practices, and no company has been included or excluded because it is known to pay above-average or below-average compensation. The Kimberly-Clark Committee (working with compensation consultants retained separately by the Kimberly-Clark Committee) reviews the peer group annually to ensure that it continues to serve as an appropriate comparison for Kimberly-Clark’s compensation program.

Going Forward

We expect that the executive compensation objectives and policies that we will adopt will be similar to those in place at Kimberly-Clark immediately prior to the distribution. Following the distribution, the Halyard Compensation Committee will continue to consider and develop our executive compensation objectives and policies.

In establishing compensation for the Halyard named executive officers, the following healthcare peer group was established, which is subject to approval of the Halyard Compensation Committee, consisting of companies that are expected to compete with us for talent:

2014 Halyard Executive Compensation Healthcare Peer Group

• CONMED Corporation • The Cooper Companies, Inc. • C. R. Bard, Inc. • DENTSPLY International Inc.	• Edwards Lifesciences Corporation • Haemonetics Corporation • Hill-Rom Holdings, Inc. • Invacare Corporation	• ResMed Inc. • STERIS Corporation • Teleflex Incorporated • West Pharmaceutical Services, Inc.

We expect that this peer group will continue to be used following the distribution, subject to the annual review and approval of, and potential adjustment by, the Halyard Compensation Committee.

Components of Executive Compensation Program

Historically

To help achieve the objectives of Kimberly-Clark’s executive compensation program discussed above, Kimberly-Clark’s compensation program for the Halyard named executive officers for 2013 consisted of fixed and performance-based elements, as well as short-term and long-term elements.

Base Salary. To attract and retain high caliber executives, Kimberly-Clark pays the Halyard named executive officers an annual fixed salary considered to be competitive in the marketplace. The following base salaries were approved for the Halyard named executive officers, effective April 1, 2013:

Name	2013 Base Salary($)
Robert E. Abernathy	780,000
Steven E. Voskuil	351,858
Rhonda D. Gibby	240,860
Christopher M. Lowery(1)	287,167
John W. Wesley	310,000

(1)	Mr. Lowery’s base salary was increased to $300,000, effective as of September 1, 2013.

As part of the annual compensation planning process in 2014, the following base salaries were approved for the Halyard named executive officers, effective April 1, 2014:

Name	2014 Base Salary($)
Robert E. Abernathy	780,000
Steven E. Voskuil	357,769
Rhonda D. Gibby	250,494
Christopher M. Lowery	306,000
John W. Wesley	315,000

Annual Cash Incentive Program. Consistent with Kimberly-Clark’s pay-for-performance compensation objective, Kimberly-Clark’s executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving annual performance objectives.

2013 Targets. The target payment amount for annual cash incentives is a percentage of base salary. The range of possible payouts is expressed as a percentage of the target payment amount, which is set based on competitive factors.

Target Payment Amounts and Range of Possible Payouts

for 2013 Annual Cash Incentive Program

	Target Payment Amount	Potential Payout
Robert E. Abernathy	85% of base salary	0% - 200% of target payment amount
Steven E. Voskuil	55% of base salary	0% - 200% of target payment amount
Rhonda D. Gibby	45% of base salary	0% - 200% of target payment amount
Christopher M. Lowery(1)	47% of base salary	0% - 200% of target payment amount
John W. Wesley	50% of base salary	0% - 200% of target payment amount

(1)	Mr. Lowery’s annual incentive target percentage increased from 45% to 50% of base salary, effective as of September 1, 2013, and his annual incentive target amount was prorated accordingly.

2013 Performance Goals, Performance Assessments and Payouts. Payment amounts under Kimberly-Clark’s annual cash incentive program are dependent on performance measured against corporate goals and business unit or staff function goals established by the Kimberly-Clark Committee at the beginning of each year. These performance goals, which are communicated at the beginning of each year, are derived from Kimberly-Clark’s financial and strategic goals.

As shown in the table below, the Kimberly-Clark Committee established goals for three different performance elements for 2013, and these elements were weighted for the Halyard named executive officers as follows:

Annual Cash Incentive Program

2013 Performance Goals and Weights

		Robert E. Abernathy	Steven E. Voskuil	Rhonda D. Gibby	Christopher M. Lowery	John W. Wesley
Element 1:	Corporate key financial goals	35%	21%	21%	21%	70%
Element 2:	Additional corporate financial and strategic performance goals	15	9	9	9	10
Element 3:	Business unit or staff function performance goals	50	70	70	70	20

	Total	100%	100%	100%	100%	100%

Below is a description of the three elements of performance, an explanation of how performance was assessed for each element, and the payouts that were determined in each case.

•	Element 1: Corporate key financial goals. For 2013, the Kimberly-Clark Committee chose net sales, adjusted EPS and adjusted operating profit return on sales (“OPROS”) as corporate key financial goals for the annual cash incentive program.

•	Element 2: Additional corporate financial and strategic performance goals. At the beginning of 2013, the Kimberly-Clark Committee also established additional corporate financial and non-financial strategic performance goals that were intended to challenge Kimberly-Clark’s executives to exceed its long-term objectives. At the end of the year, the Kimberly-Clark Committee determined a payout percentage based on its assessment of the degree to which these goals are achieved. The Kimberly-Clark Committee does not use a formula to assess the performance of these goals but instead takes a holistic approach and considers performance of all the goals collectively. Although it does review each goal separately, the key consideration for the Kimberly-Clark Committee is how it views Kimberly-Clark’s performance for the year in all of these categories, taken as a whole.

•	Element 3: Business unit or staff function performance goals. In addition to the performance goals established by the Kimberly-Clark Committee, Kimberly-Clark’s CEO establishes individual business unit or staff function performance goals. These objectives include strategic performance goals for the business units and staff functions, as well as financial goals for the business units. Following the end of the year, Kimberly-Clark’s CEO then provides the Kimberly-Clark Committee with an assessment of each individual business unit’s or staff function’s performance against the objectives for that unit or function. In addition, a mutliplier ranging from 0% to 150% is applied to a portion of the business unit or staff function result, as applicable, based on the extent to which the Halyard named executive officer has achieved his or her individual performance objectives. Mr. Abernathy is not eligible for this performance multiplier.

Annual Cash Incentive Payouts for 2013. The following table shows the payout opportunities and the actual payouts of annual cash incentives for 2013 for each of the Halyard named executive officers. Payouts were based on the payout percentages for each element, weighted for each named executive officer as discussed above.

Name	Annual Incentive Target		Annual Incentive Maximum		2013 Annual Incentive Payout
	% of Base Salary	Amount($)	% of Target	Amount($)	% of Target	Amount($)
Robert E. Abernathy	85%	663,000	200%	1,326,000	128%	850,533
Steven E. Voskuil	55%	193,522	200%	387,044	119%	230,681
Rhonda D. Gibby	45%	108,387	200%	216,774	107%	116,301
Christopher M. Lowery(1)	47%	140,000	200%	280,000	77%	107,865
John W. Wesley	50%	155,000	200%	310,000	135%	208,630

(1)	Mr. Lowery’s annual incentive target percentage increased from 45% to 50% of base salary, effective as of September 1, 2013, and his annual incentive target amount was prorated accordingly.

For 2014, the Halyard named executive officers will continue to participate in Kimberly-Clark’s annual incentive program, prorated through the distribution date. The Halyard named executive officers’ annual incentive target as a percentage of base salary for 2014 did not change from 2013, but each of the Halyard named executive officers’ business unit or staff function performance goals will be based on Kimberly-Clark’s health care business unit results.

Long-Term Equity Incentive Compensation. The Halyard named executive officers received long-term equity incentive grants as part of their overall compensation package. These awards are consistent with the Kimberly-Clark Committee’s objectives of aligning Kimberly-Clark’s senior leaders’ interests with the financial interests of its stockholders, focusing on its long-term success, supporting its performance-oriented environment and offering competitive compensation packages.

In determining the 2013 long-term equity incentive award amounts for the Halyard named executive officers, the following factors, among others, were considered: the specific responsibilities and performance of the Halyard named executive officer, Kimberly-Clark’s business performance, retention needs, Kimberly-Clark’s stock price performance and other market factors.

Each named executive officer received a target grant value for long-term equity incentive compensation for 2013, which was then divided into two types:

•	Performance-based restricted share units (75% of the target grant value). For valuation purposes, each unit is assigned the same value as one share of Kimberly-Clark common stock on the date of grant.

•	Stock options (25% of the target grant value). For valuation purposes, one option is assigned the same value as 10% of the price of one share of Kimberly-Clark common stock on the date of grant of the stock option.

For the performance-based restricted share unit awards granted in 2013, the actual number of shares to be received by the Halyard named executive officers will range from zero to 200% of the target levels established by the Kimberly-Clark Committee, depending on the degree to which the performance objectives for these awards are met over a three-year period. The performance objectives for the 2013 awards are based on average annual net sales growth and the average adjusted return on invested capital for Kimberly-Clark for the period January 1, 2013 through December 31, 2015.

Stock option awards granted to the Halyard named executive officers in 2013 vest in three annual installments of 30%, 30% and 40%, beginning on the first anniversary of the grant date.

Under the terms of the Kimberly-Clark 2011 Plan, on the distribution date, Messrs. Voskuil and Lowery and Ms. Gibby will forfeit all unvested stock options held by them as of the distribution date, any vested stock options held by them as of the distribution date will be exercisable for the lesser of three months or the remaining term of the option, and unvested performance-based restricted share units held for more than six months will vest pro rata, based on the number of full years of employment. Unvested performance-based restricted stock units held for less than six months will be forfeited. Because Messrs. Abernathy and Wesley are at least age 55, under the terms of the Kimberly-Clark 2011 Plan, on the distribution date their unvested stock options will vest and their options will be exercisable until the earlier of five years or the remaining term of the options, and unvested performance-based restricted share units held for more than six months will be payable in full based on attainment of the performance goal at the end of the restricted period. Unvested performance-based restricted stock units held for less than six months will be forfeited.

Information regarding long-term equity incentive awards granted to the Halyard named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards” and “Discussion of Summary Compensation and Plan-Based Awards Tables” below.

Going Forward

In anticipation of the distribution, Kimberly-Clark established the total compensation for the Halyard named executive officers immediately following the distribution, taking into account the median compensation levels of the healthcare peer group discussed above, and determined that the Halyard named executive officers should be paid at levels that range from 36 to 44 percent of the median pay levels for the healthcare peer group. Kimberly-Clark set compensation below the median compensation levels of the healthcare peer group because each officer will be new to his or her role at Halyard and each will be paid more than their compensation at Kimberly-Clark prior to the distribution. Kimberly-Clark has entered into a letter agreement with each of Messrs. Voskuil, Lowery and Wesley and Ms. Gibby that establishes their total compensation as of the distribution date. Compensation for the Halyard named executive officers following the distribution will be subject to the approval of the Halyard Compensation Committee.

Base Salary. Effective as of the distribution date, the annual base salaries of the Halyard named executive officers are expected to be as follows:

Name	Base Salary as of Distribution Date($)
Robert E. Abernathy	825,000
Steven E. Voskuil	430,000
Rhonda D. Gibby	310,000
Christopher M. Lowery	475,000
John W. Wesley	375,000

We expect that post-distribution adjustments to base pay, if any, will be made by the Halyard Compensation Committee and will reflect factors such as each named executive officer’s post-distribution level of responsibility as well as market data for similar positions at comparable peer companies.

Annual Cash Incentive Program. We expect to adopt an annual incentive plan with terms to be determined by the Halyard Compensation Committee that will utilize the target payment amounts set forth below. We expect that the Halyard Compensation Committee will establish performance goals based on an incentive structure that initially is similar to that which is in place at Kimberly-Clark. In connection with this annual incentive program, the following target payment amounts for 2014 for the Halyard named executive officers have been established, all to be effective upon the distribution date:

Target Payment Amounts for Halyard 2014 Annual Cash Incentive Program

Following the Distribution

Name	Target Payment Amount
Robert E. Abernathy	100% of base salary
Steven E. Voskuil	70% of base salary
Rhonda D. Gibby	50% of base salary
Christopher M. Lowery	85% of base salary
John W. Wesley	60% of base salary

The range of potential payouts has not been established. Halyard’s intention is to provide the Halyard named executive officers a prorated 2014 annual incentive payment for the portion of the year after the distribution date.

Long-Term Equity Incentive Compensation. We intend to adopt, subject to the approval of Kimberly-Clark prior to the distribution, in its capacity as our sole stockholder, the Halyard 2014 Equity Participation Plan (the “Halyard 2014 Plan”), which we expect will be substantially similar to the Kimberly-Clark 2011 Plan. In connection with the anticipated adoption of the Halyard 2014 Plan, in addition to the replacement grants for forfeited Kimberly-Clark equity awards, we expect a grant will occur with the target levels for long-term incentive compensation for the Halyard named executive officers for 2014 (following the distribution) to be as follows:

Target Long-Term Incentive Grant for 2014

Following the Distribution

Name	Target Grant($)
Robert E. Abernathy	3,000,000
Steven E. Voskuil	750,000
Rhonda D. Gibby	350,000
Christopher M. Lowery	850,000
John W. Wesley	400,000

We expect these long-term incentive awards to consist of 25% stock options and 75% restricted stock units and will be offset by the value of long-term equity awards granted as part of Kimberly-Clark’s 2014 annual incentive compensation grant cycle which are not forfeited at the distribution date.

Messrs. Lowery’s, Voskuil’s and Wesley’s letter agreements provide that they will receive a target long-term incentive grant in 2015 as part of Halyard’s annual incentive compensation grant cycle. Mr. Abernathy and Ms. Gibby are also expected to receive target long-term incentive grants in 2015. The terms and conditions of these grants will be governed by the Halyard 2014 Plan.

At the time of the distribution, Mr. Voskuil’s unvested performance-based restricted stock units will be forfeited. Mr. Voskuil’s letter agreement provides that, effective upon the distribution date and his transfer to Halyard (subject to the approval of the Halyard Compensation Committee), Halyard will grant him (in addition to long-term incentive grants listed above) long-term incentive awards intended to replace the value of the forfeited unvested performance-based restricted stock units which will be determined in a manner that is consistent with other replacement awards granted to Halyard Participants. See “The Separation and Distribution — Treatment of Equity-Based Compensation.” The terms and conditions of this long-term incentive grant will be governed by the Halyard 2014 Plan.

Halyard will issue replacement equity grants for the forfeited Kimberly-Clark equity awards held by the Halyard named executive officers following the distribution as detailed above under the heading “The Separation and Distribution — Treatment of Equity-Based Compensation — Halyard Participants.”

Retention Award. Kimberly-Clark will pay, or will cause Halyard to pay, a retention payment to Messrs. Voskuil, Lowery and Wesley and Ms. Gibby in the amount of $150,000, $150,000, $150,000, and $100,000, respectively, in a lump sum within sixty days following (1) the Halyard named executive officer’s involuntary separation from service from Kimberly-Clark, (2) the distribution date, or (3) the date Kimberly-Clark determines not to pursue the distribution.

Benefits and Other Compensation

Historically

Retirement Benefits. The Halyard named executive officers receive contributions from Kimberly-Clark under the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “Kimberly-Clark 401(k) Profit Sharing Plan”) and the Kimberly-Clark Supplemental Retirement 401(k) and Profit Sharing Plan (the “Kimberly-Clark Supplemental 401(k) Plan”). Messrs. Abernathy and Voskuil participate in its frozen defined benefit pension plans and supplemental pension plans. These plans are consistent with those maintained by Kimberly-Clark’s peer group companies and are therefore necessary to remain competitive with them for recruiting and retaining executive talent. The Kimberly-Clark Committee believes that these retirement benefits are important parts of its compensation program. For more information, see “Nonqualified Deferred Compensation – Overview of Qualified and Non-Qualified Plans” and “Pension Benefits.”

Other Compensation. Kimberly-Clark’s perquisites for its executive officers include personal financial planning services under its Executive Financial Counseling Program, an executive health screening program where executives may receive comprehensive physical examinations from an independent healthcare provider, and permitted personal use of corporate aircraft consistent with Kimberly-Clark’s policy. The personal financial planning program is designed to provide Kimberly-Clark executives with access to knowledgeable financial advisors that understand its compensation and benefit plans and can assist its executives in efficiently and effectively managing their financial and tax planning issues. The executive health screening program provides Kimberly-Clark executives with additional services that help maintain their overall health. Messrs. Abernathy and Voskuil are the only Halyard named executive officers who are eligible to receive personal financial planning services, and each of the Halyard named executive officers is eligible to participate in the executive health screening program.

The Kimberly-Clark Committee has adopted a policy that limits the personal use of corporate aircraft by the Chief Executive Officer to an aggregate annual incremental cost to Kimberly-Clark of $100,000, and generally prohibits the personal use of corporate aircraft by other Kimberly-Clark executive officers unless there is no incremental cost to Kimberly-Clark for the use. If a corporate aircraft is already scheduled for business purposes and can accommodate additional passengers, executive officers and their guests may, under certain circumstances, join flights for personal travel.

Kimberly-Clark’s executive officers no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits. Kimberly-Clark’s relocation program is a broad-based program in which all salaried employees are eligible to participate.

Post-Termination Benefits. Kimberly-Clark maintains two severance plans that cover its executive officers: the Severance Pay Plan and the Executive Severance Plan. Kimberly-Clark’s executive officers may not receive severance payments under more than one severance plan. Benefits under these plans are payable only if the executive’s employment terminates under the conditions specified in the applicable plan. Kimberly-Clark believes that its severance plans are consistent with those maintained by its peer group companies and that they are therefore important for attracting and retaining executives who are critical to its long-term success and competitiveness.

Severance Pay Plan. Kimberly-Clark’s Severance Pay Plan provides severance benefits to most of its U.S. hourly and salaried employees, including the Halyard named executive officers, who are involuntarily terminated under the circumstances described in the plan. The objective of this plan is to facilitate the employee’s transition to his or her next position, and it is not intended to serve as a reward for the employee’s past service. See “Potential Payments on Termination or Change of Control – Severance Benefits.”

Executive Severance Plan. Kimberly-Clark’s Executive Severance Plan provides severance benefits to eligible employees in the event of a qualified termination of employment (as defined in the plan) in connection with a change of control. For an eligible employee to receive a payment under this plan, two things must occur: there must be a change of control of Kimberly-Clark, and the employee must have been involuntarily terminated without cause or have resigned for good reason (as defined in the plan and referred to as a “qualified termination of employment”) within two years of the change of control (often referred to as a “double trigger”). Mr. Abernathy is the only Halyard named executive officer who is a participant under this plan, and his agreement under the plan expires on December 31, 2014. See “Potential Payments on Termination or Change of Control – Severance Benefits.”

Going Forward

The Halyard Compensation Committee will review the benefits and other compensation that the Halyard named executive officers received in connection with their employment with Kimberly-Clark. We expect that it will initially provide benefits and other compensation similar to those provided by Kimberly-Clark immediately prior to the distribution; we do not expect Halyard to provide a pension, supplemental pension or deferred compensation plans, and Kimberly-Clark will continue to be responsible for any benefits accrued prior to the distribution. The Halyard named executive officers will be treated as having terminated employment and be entitled to an acceleration of benefits under certain Kimberly-Clark benefit plans that are not subject to Section 409A of the Code. The only amounts payable to any of the Halyard named executive officers in connection with the distribution that are listed in the “Potential Payments on Termination or Change of Control Table” below are the retirement benefits payable to Messrs. Abernathy and Wesley, namely accelerated equity vesting under the Kimberly-Clark 2011 Plan, full payment under Kimberly-Clark’s Executive Officer Achievement Award Program or Kimberly-Clark’s Management Achievement Award Program, and retiree medical and life insurance benefits.

The Halyard named executive officers will not incur a separation from service under the terms of any Kimberly-Clark benefit plans subject to Section 409A of the Code, and thus will not be entitled to an acceleration of benefits under such plans by virtue of the distribution. Similarly, no covered termination will occur and no benefits will be payable under the Kimberly-Clark Severance Plan or Kimberly-Clark Executive Severance Plan. Benefits under the Kimberly-Clark 401(k) Profit – Sharing Plan and Supplemental 401(k) Plan will be transferred to Halyard.

Mr. Wesley’s letter agreement provides that, after the distribution date, Halyard will relocate him to Roswell, Georgia and provide him with a relocation benefit equivalent to the applicable Kimberly-Clark program.

Mr. Lowery was eligible for a $100,000 cash bonus granted in 2013 to be paid to him if he relocated to Roswell, Georgia by June 30, 2014. As a result of the distribution, Mr. Lowery’s letter agreement granted a time extension for this bonus to December 31, 2014. Mr. Lowery has subsequently relocated to the Atlanta, Georgia area and Kimberly-Clark has paid the $100,000 cash bonus.

The Halyard named executive officers will be eligible for severance benefits under the terms of the Kimberly-Clark Severance Pay Plan if they are involuntarily terminated from Kimberly-Clark prior to the distribution date. Mr. Abernathy would also be eligible for severance benefits under the terms of the Kimberly-Clark Severance Pay Plan in such an event.

Because the distribution is not considered a change of control under the Executive Severance Plan, Mr. Abernathy would not be eligible for benefits under the plan solely as a result of the distribution.

Analysis of Compensation-Related Risks

Historically

The Kimberly-Clark Committee, with the assistance of its independent consultant and Kimberly-Clark’s compensation consultant, has reviewed an assessment of Kimberly-Clark’s compensation programs for its employees, including Kimberly-Clark’s executive officers, to analyze the risks arising from its compensation systems.

Based on this assessment, the Kimberly-Clark Committee believes that the design of Kimberly-Clark’s compensation programs, including its executive compensation program, does not encourage its executives or employees to take excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on Kimberly-Clark.

Several factors contributed to the Kimberly-Clark Committee’s conclusion, including:

•	The Kimberly-Clark Committee believes Kimberly-Clark maintains a values-driven, ethics-based culture supported by a strong tone at the top.

•	The performance targets for annual cash incentive programs are selected to ensure that they are reasonably attainable in a manner consistent with Kimberly-Clark’s Global Business Plan without encouraging executives or employees to take inappropriate risks.

•	An analysis by Kimberly-Clark’s consultant indicated that its compensation programs are consistent with those of Kimberly-Clark’s peer group. In addition, the analysis noted that target levels for direct annual compensation are compared with the median of its peer group.

•	The Kimberly-Clark Committee believes the allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•	Annual cash incentives and long-term performance-based restricted share unit awards under Kimberly-Clark’s executive compensation program are capped at 200% of the target award, and all other material non-executive cash incentive programs are capped at reasonable levels, which the Kimberly-Clark Committee believes protects against disproportionately large incentives.

•	The Kimberly-Clark Committee believes the performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

•	The Kimberly-Clark Committee believes inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

•	Kimberly-Clark’s stock ownership guidelines further align the interests of management and stockholders.

Going Forward

The Halyard Compensation Committee is expected to take into account risk-management practices and risk-taking incentives as it considers and develops Halyard’s employee and executive compensation programs. The Halyard Compensation Committee is expected to adopt a risk assessment process relating to compensation policies and practices initially similar to that in place at Kimberly-Clark.

Historical Compensation of Named Executive Officers Prior to the Distribution

Each of the Halyard named executive officers was employed by Kimberly-Clark prior to the distribution; therefore, the information provided for the years 2013, 2012 and 2011 reflects compensation earned at Kimberly-Clark and the design and objectives of the Kimberly-Clark executive compensation programs in place prior to the distribution. Messrs. Abernathy and Wesley are currently, and were as of December 31, 2013, elected officers of Kimberly-Clark. Accordingly, decisions regarding their compensation were made by the Kimberly-Clark Committee. Decisions regarding Messrs. Voskuil’s and Lowery’s and Ms. Gibby’s compensation were made according to Kimberly-Clark’s compensation program. Executive compensation decisions following the distribution will be made by the Halyard Compensation Committee. All references in the following tables to stock options and restricted stock units relate to awards granted by Kimberly-Clark in respect of Kimberly-Clark’s common stock.

The amounts and forms of compensation reported below are not necessarily indicative of the compensation that the Halyard executive officers will receive following the separation, which could be higher or lower, because historical compensation was determined by Kimberly-Clark and because Halyard’s future compensation levels will be determined based on the compensation policies, programs and procedures to be established by the Halyard Compensation Committee for those individuals who will be employed by us following the distribution. The services rendered by these individuals to Kimberly-Clark were, in most instances, in capacities not equivalent to those positions in which they will serve for Halyard. Therefore, these tables do not reflect the compensation which will be paid to the Halyard named executive officers following the distribution.

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by, or paid to the Halyard named executive officers by Kimberly-Clark for the years indicated. Position titles refer to each Halyard named executive officer’s title at Kimberly-Clark in 2013. Additional information regarding the items reflected in each column follows the table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)	Total ($)
Robert E. Abernathy Executive Vice President	2013	780,000	1,424,997	328,807	850,533	—	120,106	3,504,443
	2012	777,501	1,425,001	157,245	777,029	1,177,038	94,016	4,407,830
	2011	765,001	1,350,021	165,530	382,550	926,738	90,696	3,680,536

Steven E. Voskuil Vice President Finance – K-C International	2013	349,775	299,954	69,219	230,681	—	53,516	1,003,145
	2012	338,896	345,026	38,071	240,687	50,308	35,790	1,048,778
	2011	316,251	412,485	50,580	162,047	29,084	32,048	1,002,495

Rhonda D. Gibby Vice President Human Resources – KCP, HC & Europe	2013	237,993	149,977	34,613	116,301	—	33,803	572,687
	2012	228,265	131,240	14,482	95,304	—	30,410	499,701
	2011	223,122	120,028	14,715	96,877	—	27,100	481,842

Christopher M. Lowery Vice President – Health Care Sales and Marketing	2013	290,037	142,540	32,883	107,865	—	51,361	624,686
	2012	278,992	142,472	15,724	126,608	—	42,934	606,730
	2011	269,770	220,062	14,715	137,357	—	95,767	737,671

John W. Wesley Vice President, Deputy General Counsel and Corporate Secretary	2013	308,750	206,232	47,590	208,630	—	47,356	818,558
	2012	303,751	206,281	22,760	190,162	—	31,116	754,070
	2011	298,001	206,242	25,288	128,418	—	27,901	685,850

(1)	For 2013, the aggregate value of pension benefits for Messrs. Abernathy and Voskuil decreased by $519,759 and $32,442, respectively. Because these amounts decreased, they have been excluded from the table above under the SEC’s regulations. Messrs. Lowery and Wesley and Ms. Gibby are not participants in Kimberly-Clark’s pension plans.

Salary. The amounts in this column represent base salary earned during the year.

Stock Awards and Option Awards. The amounts in these columns reflect the dollar value of restricted share unit awards and stock options, respectively, granted under Kimberly-Clark’s stockholder-approved 2001 Equity Participation Plan (the “Kimberly-Clark 2001 Plan”), as amended by the Kimberly-Clark 2011 Plan (collectively, the “Kimberly-Clark Equity Plans”).

The amounts for each year represent the grant date fair value of the awards, computed in accordance with ASC Topic 718. See Note 10 to our audited historical combined financial statements included elsewhere in this information statement for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

For awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. This value, as well as the value of the awards at the grant date assuming the highest level of performance conditions will be achieved and using the grant date stock price, is set forth below:

Name	Year	Stock Awards at Grant Date Value ($)	Stock Awards at Highest Level of Performance Conditions($)
Robert E. Abernathy	2013	1,424,997	2,849,994
	2012	1,425,001	2,850,002
	2011	1,350,021	2,700,042

Steven E. Voskuil	2013	299,954	599,908
	2012	345,026	690,052
	2011	412,485	824,970

Rhonda D. Gibby	2013	149,977	299,954
	2012	131,240	262,480
	2011	120,028	240,056

Christopher M. Lowery	2013	142,540	285,080
	2012	142,472	284,944
	2011	120,028	240,056

John W. Wesley	2013	206,232	412,464
	2012	206,281	412,562
	2011	206,242	412,484

Non-Equity Incentive Plan Compensation. The amounts in this column are the annual cash incentive payments described above in “Compensation Discussion and Analysis.” These amounts were earned during the years indicated and were paid to the Halyard named executive officers in February of the following year.

Change In Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the aggregate change during the year in actuarial present value of accumulated benefits under all defined benefit and actuarial plans (including supplemental pension plans). With respect to the supplemental pension plans, amounts have been calculated to reflect an approximate 30-year Treasury bond rate to determine the amount of the earlier retirement age lump sum benefit in a manner consistent with Kimberly-Clark’s financial statements. A description of the assumptions used in determining the amounts and additional information about these plans are provided in “Pension Benefits” below.

Mr. Abernathy has compensation from before 2005 that he elected to defer pursuant to the Kimberly-Clark Deferred Compensation Plan then in effect. Each of the Halyard named executive officers participates in the Kimberly-Clark Supplemental 401(k) Plan, a non-qualified defined contribution plan. Earnings on each of these plans are not included in the Summary Compensation Table because the earnings were not above-market or preferential. See “Nonqualified Deferred Compensation” below for a discussion of these plans and each named executive officer’s earnings under these plans in 2013.

All Other Compensation. All other compensation consists of the following:

Name	Year	Perquisites ($)(1)	Defined Contribution Plan Amounts ($)(2)	Tax Gross-Up ($)(3)	Total ($)(4)
Robert E. Abernathy	2013	8,000	112,106	—	120,106
	2012	10,492	83,524	—	94,016
	2011	2,100	88,596	—	90,696

Steven E. Voskuil	2013	—	53,516	—	53,516
	2012	—	35,790	—	35,790
	2011	2,230	29,818	—	32,048

Rhonda D. Gibby	2013	—	33,803	—	33,803
	2012	—	30,410	—	30,410
	2011	—	27,100	—	27,100

Christopher M. Lowery	2013	—	35,171	16,190	51,361
	2012	1,866	29,977	11,091	42,934
	2011	61,446	20,972	13,349	95,767

John W. Wesley	2013	3,629	43,727	—	47,356
	2012	—	31,116	—	31,116
	2011	—	27,901	—	27,901

(1)	Perquisites. Perquisites for the Halyard named executive officers in 2013 included the following:

Name	Executive Financial Counseling Program($)	Executive Health Screening Program($)	Total($)
Robert E. Abernathy	8,000	—	8,000
Steven E. Voskuil	—	—	—
Rhonda D. Gibby	—	—	—
Christopher M. Lowery	—	—	—
John W. Wesley	—	3,629	3,629

The perquisite amount for Mr. Lowery in 2011 represents relocation expenses incurred and paid in 2011 pursuant to Kimberly-Clark’s relocation program.

(2)	Defined Contribution Plan Amounts. Matching contributions were made under the Kimberly-Clark 401(k) Profit Sharing Plan and accrued under the Kimberly-Clark Supplemental 401(k) Plan in 2013, 2012 and 2011 for each of the Halyard named executive officers. A profit-sharing contribution was also made under the Kimberly-Clark 401(k) Profit Sharing Plan and the Kimberly-Clark Supplemental 401(k) Plan in February 2014, 2013 and 2012 with respect to Kimberly-Clark’s performance in 2013, 2012 and 2011, respectively, for the Halyard named executive officers as follows:

Name	Performance Year	Profit Sharing Contribution($)
Robert E. Abernathy	2013	49,825
	2012	37,122
	2011	36,481

Steven E. Voskuil	2013	18,895
	2012	16,030
	2011	12,278

Rhonda D. Gibby	2013	10,665
	2012	10,405
	2011	8,400

Christopher M. Lowery	2013	13,333
	2012	13,323
	2011	8,635

John W. Wesley	2013	15,965
	2012	13,829
	2011	11,489

See “Nonqualified Deferred Compensation” below for a discussion of these plans. The profit sharing contribution varies depending on Kimberly-Clark’s performance for the applicable year, contributing to fluctuations from year to year in the amounts in the All Other Compensation column of the Summary Compensation Table.

(3)	Tax Gross-Ups. The amounts shown for Mr. Lowery reflect tax reimbursement for the value of sales incentive trips that were attributed to Mr. Lowery’s income.

(4)	Certain Dividends. The Halyard named executive officers also received cash dividend equivalents in 2011 and 2012 on certain of the restricted share units held by them at the same rate and on the same dates as dividends were paid to Kimberly-Clark’s stockholders. Because the value of the right to receive dividend equivalents was factored into the grant date fair value of the restricted share unit awards, the cash dividend equivalents received by the Halyard named executive officers were not included in the Summary Compensation Table. Dividend equivalents are no longer paid on unvested performance-based and time-vested restricted share units granted to the Halyard named executive officers beginning February 2009; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the restricted share units vest, based on the actual number of shares that vest. See “Outstanding Equity Awards” below for information on these reinvested dividend equivalents.

Grants of Plan-Based Awards

The following table sets forth Kimberly-Clark plan-based awards granted to the Halyard named executive officers during 2013 on a grant-by-grant basis.

Grants of Plan-Based Awards in 2013

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Type	Grant Date(3)	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Robert E. Abernathy	Annual cash incentive award		—	663,000	1,326,000

	Performance-based RSU	2/20/2013				—	15,533	31,066			1,424,997

	Time-vested stock option	5/1/2013							45,987	103.29	328,807

Steven E. Voskuil	Annual cash incentive award		—	193,522	387,044

	Performance-based RSU	5/1/2013				—	2,904	5,808			299,954

	Time-vested stock option	5/1/2013							9,681	103.29	69,219

Rhonda D. Gibby	Annual cash incentive award		—	108,387	216,774

	Performance-based RSU	5/1/2013				—	1,452	2,904			149,977

	Time-vested stock option	5/1/2013							4,841	103.29	34,613

Christopher M. Lowery	Annual cash incentive award		—	140,000	280,000

	Performance-based RSU	5/1/2013				—	1,380	2,760			142,540

	Time-vested stock option	5/1/2013							4,599	103.29	32,883

John W. Wesley	Annual cash incentive award		—	155,000	310,000

	Performance-based RSU	2/20/2013				—	2,248	4,496			206,232

	Time-vested stock option	5/1/2013							6,656	103.29	47,590

(1)	Represents the potential annual performance-based incentive cash payments each Halyard named executive officer could earn in 2013. These awards were granted under Kimberly-Clark’s Executive Officer Achievement Award Program, which is its annual cash incentive program for its executive officers approved by stockholders in 2002, or its Management Achievement Award Program, which is its annual cash incentive program for its non-executive officers. Actual amounts earned in 2013 were based on the 2013 objectives established by the Kimberly-Clark Committee at its February 20, 2013 meeting. See “Compensation Discussion and Analysis.” At the time of the grant, the incentive payment could range from the threshold amount to the maximum amount depending on the extent to which the 2013 objectives were met. The actual amounts paid in 2014 based on the 2013 objectives are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Performance-based restricted share units granted under the Kimberly-Clark 2011 Plan to the Halyard named executive officers on the date indicated. The number of performance-based restricted share units granted in 2013 that will ultimately vest on February 20, 2016 for Messrs. Abernathy and Wesley and on May 1, 2016 for the other Halyard named executive officers could range from the threshold number to the maximum number depending on the extent to which the average annual net sales growth and average adjusted return on invested capital performance objectives for those awards are met.

(3)	The grant date for each award is the same date that the Kimberly-Clark Committee or the Chief Executive Officer pursuant to delegated authority took action to grant the awards.

(4)	Time-vested stock options granted under the Kimberly-Clark 2011 Plan to the Halyard named executive officers on May 1, 2013.

(5)	Grant date fair value is determined in accordance with ASC Topic 718 and, for performance-based restricted share units, is the value at grant date based on the probable outcome of the performance condition and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. See Note 10 to our audited historical combined financial statements included elsewhere in this information statement for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

Discussion of Summary Compensation and Plan-Based Awards Tables

Kimberly-Clark’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards in 2013 table was paid or awarded, are described under “Compensation Discussion and Analysis” above.

Each of Messrs. Voskuil, Lowery and Wesley and Ms. Gibby has entered into a letter agreement with Kimberly-Clark that establishes his or her total compensation as of the distribution date and addresses other compensation items following the distribution date. See “Compensation Discussion and Analysis.”

Mr. Abernathy previously entered into an agreement with Kimberly-Clark under Kimberly-Clark’s Executive Severance Plan. See “Potential Payments on Termination or Change of Control.”

The Halyard named executive officers are eligible to receive long-term equity incentive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units under the Kimberly-Clark 2011 Plan, which was approved by Kimberly-Clark’s stockholders in 2011. The Kimberly-Clark 2011 Plan provides the Kimberly-Clark Committee with discretion to require performance-based standards to be met before awards vest. In 2013, each named executive officer received grants of stock options and performance-based restricted share units under the Kimberly-Clark 2011 Plan. None of the Halyard named executive officers were awarded time-vested restricted share units in 2013.

For grants of stock options, the Kimberly-Clark 2011 Plan provides that the option price per share shall be no less than the closing price per share of Kimberly-Clark’s common stock at the grant date. The term of any option is no more than ten years from the grant date. Options granted in 2013 become exercisable in three annual installments of 30%, 30% and 40%, beginning May 1, 2014; however, all of the options become exercisable for three years upon death or total and permanent disability and for the earlier of five years or the remaining term of the options, upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control. See “Potential Payments on Termination or Change of Control” below. The options may be transferred by the Halyard named executive officers to family members or certain entities in which family members have interests.

Performance-based restricted share unit awards granted in 2013 vest three years following the grant date in a range from zero to 200% of the target levels based on Kimberly-Clark’s average annual net sales growth and average adjusted return on invested capital performance during the three years. As of February 24, 2014, the performance-based restricted share units granted in 2013 and 2012 were on pace to vest at the following levels: 126% for the 2013 award and 114% for the 2012 award. The Kimberly-Clark Committee has determined that the 2011 award vested at 97%.

Dividend equivalents on unvested performance-based restricted share units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest.

Outstanding Equity Awards

The following table sets forth information concerning outstanding Kimberly-Clark equity awards for the Halyard named executive officers as of December 31, 2013. Option awards were granted for ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table.

Outstanding Equity Awards as of December 31, 2013(1)

		Option Awards(2)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Robert E. Abernathy
	5/1/2013	—	45,987	103.29	5/1/2023
	2/20/2013					31,851	3,327,155
	5/2/2012	14,514	33,869	78.54	5/2/2022
	2/27/2012					42,149	4,402,885
	4/26/2011	16,664	22,219	64.81	4/26/2021
	2/17/2011					22,851	2,387,015
	4/28/2010	26,221	—	61.02	4/28/2020
Steven E. Voskuil
	5/1/2013	—	9,681	103.29	5/1/2023
	5/1/2013					5,907	617,045
	5/2/2012	—	8,200	78.54	5/2/2022
	5/2/2012					9,344	965,628
	4/26/2011	—	6,790	64.81	4/26/2021
	2/27/2011					6,982	729,340
Rhonda D. Gibby
	5/1/2013	—	4,841	103.29	5/1/2023	2,953	308,470
	5/1/2013
	5/2/2012	1,336	3,120	78.54	5/2/2022	3,516	367,281
	5/2/2012
	4/26/2011	2,962	1,976	64.81	4/26/2021
	4/26/2011					2,028	211,845
	4/28/2010	5,827	—	61.02	4/28/2020
	4/29/2009	3,024	—	49.61	4/29/2019
Christopher M. Lowery
	5/1/2013	—	4,599	103.29	5/1/2023
	5/1/2013					2,807	293,219
	5/2/2012	1,451	3,387	78.54	5/2/2022
	5/2/2012					3,817	398,724
	4/26/2011	—	1,976	64.81	4/26/2021
	4/26/2011					2,028	211,845
John W. Wesley
	5/1/2013	—	6,656	103.29	5/1/2023
	2/20/2013					4,610	481,561
	5/2/2012	—	4,903	78.54	5/2/2022
	2/27/2012					6,101	637,310
	4/26/2011	—	3,395	64.81	4/26/2021
	2/17/2011					3,491	364,670

(1)	The amounts shown reflect outstanding equity awards granted under the Kimberly-Clark Equity Plans. Under the Kimberly-Clark Equity Plans, each Halyard named executive officer may receive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units. Awards listed above granted on or after April 26, 2011 were granted under the Kimberly-Clark 2011 Plan; all other awards were granted under the Kimberly-Clark 2001 Plan.

(2)	Stock options granted under the Kimberly-Clark Equity Plans become exercisable in three annual installments of 30%, 30% and 40%, beginning on the first anniversary of the grant date; however, all of the options become exercisable for three years upon death or total and permanent disability and for the earlier of five years or the remaining term of the options, upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control, and certain options granted to the Halyard named executive officers are subject to Kimberly-Clark’s Executive Severance Plan. See “Potential Payments on Termination or Change of Control” below. The options may be transferred by the officers to family members or certain entities in which family members have interests.

(3)	The Kimberly-Clark Equity Plans provide that the option price per share shall be no less than the closing price per share of Kimberly-Clark’s common stock at grant date.

(4)	The amounts shown in this column represent awards of performance-based restricted share units granted to the Halyard named executive officers in February 2011, 2012 and 2013. Subject to accelerated vesting as described in “Potential Payments on Termination or Change of Control,” performance-based restricted share unit awards granted in 2011, 2012 and 2013 vest on February 17, 2014, February 27, 2015, and February 20, 2016, respectively, for Messrs. Abernathy and Wesley and on April 26, 2014, May 2, 2015, and May 1, 2016, respectively, for the other Halyard named executive officers, in a range from zero to 200% of the target levels indicated based on the achievement of specific performance goals. Based on the current vesting pace of these awards, the amounts shown represent the target level for the 2011 grant and the maximum level for the 2012 and 2013 grants. See “Discussion of Summary Compensation and Plan-Based Awards Tables” above. The units listed include the following amount of dividend equivalents on performance-based restricted share units granted to the Halyard named executive officers, based on the target level for the 2011 grant and the maximum level for the 2012 and 2013 grants:

Name	Year	Dividend Equivalents
Robert E. Abernathy	2013	785
	2012	2,483
	2011	2,199

Steven E. Voskuil	2013	99
	2012	458
	2011	672

Rhonda D. Gibby	2013	49
	2012	174
	2011	176

Christopher M. Lowery	2013	47
	2012	189
	2011	176

John W. Wesley	2013	114
	2012	359
	2011	336

(5)	The values shown in this column are based on the closing price of Kimberly-Clark’s common stock on December 31, 2013 of $104.46 per share.

Option Exercises and Stock Vested

The following table sets forth information concerning Kimberly-Clark stock options exercised and stock awards vested during 2013 for the Halyard named executive officers.

Option Exercises and Stock Vested in 2013

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Robert E. Abernathy	—	—	20,441	1,931,660
Steven E. Voskuil	20,727	635,218	2,762	261,009
Rhonda D. Gibby	9,666	427,511	962	99,201
Christopher M. Lowery	8,789	368,399	2,501	265,462
John W. Wesley	10,833	405,872	1,534	144,963

(1)	The dollar amount reflects the total pre-tax value realized by the Halyard named executive officers (number of shares exercised times the difference between the fair market value on the exercise date and the exercise price). It is not the grant date fair value disclosed in other locations in this information statement. Value from these option exercises was only realized to the extent Kimberly-Clark’s stock price increased relative to the stock price at grant (the exercise price).

(2)	The dollar amount reflects the total pre-tax value received by the Halyard named executive officers upon the vesting of time-vested restricted share units or performance-based restricted share units (number of shares vested times the closing price of Kimberly-Clark’s common stock on the vesting date), including cash paid in lieu of fractional shares. It is not the grant date fair value disclosed in other locations in this information statement.

Pension Benefits

The following table sets forth information as of December 31, 2013 concerning potential payments to the Halyard named executive officers under Kimberly-Clark’s pension plan and supplemental pension plans. Information about these plans follows the table.

2013 Pension Benefits

Name(1)	Plan Name	Number of Years Credited Service(#)(3)	Present Value of Accumulated Benefit($)
Robert E. Abernathy(2)	Kimberly-Clark Pension Plan	28	1,156,924
	Kimberly-Clark Supplemental Pension Plans	28	6,207,017

Steven E. Voskuil	Kimberly-Clark Pension Plan	6	115,652
	Kimberly-Clark Supplemental Pension Plans	6	40,244

(1)	Because Ms. Gibby and Messrs. Lowery and Wesley joined Kimberly-Clark after January 1, 1997, they are not eligible to participate in its defined benefit pension plans.

(2)	Mr. Abernathy is currently eligible for early retirement under the plans and would be eligible to receive the early retirement benefit described in the table below.

(3)	Mr. Abernathy has 32.0 years of actual service. Beginning in 2010, the number of years of credited service was frozen at the amounts set forth in the table, as a result of Kimberly-Clark’s ceasing to accrue compensation and benefit service under the plans. Mr. Voskuil has 22 years of actual service. In 1997, he elected to participate in Kimberly-Clark’s defined contribution plans instead of accruing additional years of service under our defined benefit pension plans. This election reduces his benefits under Kimberly-Clark’s defined benefit pension plans, in accordance with the terms of those plans.

Employees who joined Kimberly-Clark prior to January 1, 1997 are eligible to participate in its pension plans, which provide benefits based on years of service as of December 31, 2009 and pay (annual cash compensation), integrated with social security benefits. Kimberly-Clark’s pension plans are comprised of the Kimberly-Clark Pension Plan and the Supplemental Benefit Plans. Kimberly-Clark stopped accruing compensation and benefit service for participants under Kimberly-Clark’s pension plans for most of its U.S. employees, including the Halyard named executive officers, for plan years after 2009. These changes will not affect benefits earned by participants prior to January 1, 2010.

The following is an overview of these plans.

	Kimberly-Clark Pension Plan	Kimberly-Clark Supplemental Pension Plans
Reason for Plan	Provide eligible participants with a competitive level of retirement benefits based on pay and years of service	Provide eligible participants with benefits as are necessary to fulfill the intent of the pension plan without regard to limitations imposed by the Code

Eligible Participants	Salaried employees who joined Kimberly-Clark prior to January 1, 1997	Salaried employees impacted by limitations imposed by the Code on payments under the pension plan

Payment Form	Normal benefit: • Single-life annuity payable monthly Other optional forms of benefit are available, including a joint and survivor benefit	Accrued benefits prior to 2005: • Monthly payments or a lump sum after age 55 Accrued benefits for 2005 and after: • Lump sum six months after termination of employment

Retirement Eligibility

Full unreduced benefit:

•    Normal retirement age of 65

•    Age 62 with 10 years of service

•    Age 60 with 30 years of service

•    Disability retirement

Early retirement benefit:

•    Age 55 with five years of service. The amount of the benefit is reduced according to the number of years the participant retires before the age the participant is eligible for a full, unreduced benefit. The amount of the reduction is based on age and years of vesting service

Same

Benefits Payable	Service and earnings frozen as of December 31, 2009. Benefit depends on	Same

	Kimberly-Clark Pension Plan	Kimberly-Clark Supplemental Pension Plans

the participant’s years of service under Kimberly-Clark’s plan and monthly average earnings over the last 60 months of service or, if higher, the monthly average earnings for the five calendar years in his or her last fifteen years of service for which earnings were the highest

Benefit Formula for Salaried Employees (As of December 31, 2009) (Payable in the form of a single life annuity)	Unreduced monthly benefit = 1/12 of ((1.125% x final average annual earnings (up to 2/3 of the Social Security Taxable Wage Base)) + (1.425% x final average annual earnings (in excess of 2/3 of the Social Security Taxable Wage Base up to Taxable Wage Base)) + (1.5% x final average annual earnings (over the Social Security Taxable Wage Base))	Same

Pensionable Earnings	Annual cash compensation. Long-term equity compensation is not included	Same

Change of control or reduction in Kimberly-Clark’s long-term credit rating (below investment grade)	Not applicable	Participants have the option of receiving the present value of their accrued benefits prior to 2005 in the supplemental pension plans in a lump sum, reduced by 10% and 5% for active and former employees, respectively

The estimated actuarial present value of the retirement benefits accrued through December 31, 2013 appears in the 2013 Pension Benefits table. For purposes of determining the present value of accumulated benefits, the potential earlier retirement ages as described above have been used rather than the normal retirement age under the plans, which is 65. Present values for the qualified plan are based on RP2000 mortality projected with generational improvements and for the supplemental plans were calculated using the 2014 417(e) mortality table. With respect to the supplemental pension plans, the amount of the earlier retirement age lump sum benefit was determined using an approximate 30-year Treasury Bond rate of 3.43%, consistent with the methodology used for purposes of Kimberly-Clark’s consolidated financial statements; any actual lump sum benefit would be calculated using the 30-year Treasury Bond rate in effect as of the beginning of the month prior to termination. Present value amounts were determined based on the financial accounting discount rate for U.S. pension plans of 4.93% as of December 31, 2013.

The actuarial increase in 2013 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in Kimberly-Clark’s pension plans). No payments were made to the Halyard named executive officers listed above under Kimberly-Clark’s pension plans during 2013.

While the supplemental pension plans remain unfunded, in 1994 Kimberly-Clark’s Board of Directors approved the establishment of a trust and authorized Kimberly-Clark to make contributions to this trust in order to provide a source of funds to assist it in meeting its liabilities under its supplemental defined benefit plans. For additional information regarding these plans, see “Compensation Discussion and Analysis.”

Nonqualified Deferred Compensation

The following table sets forth information concerning Kimberly-Clark nonqualified defined contribution and deferred compensation plans for the Halyard named executive officers during 2013.

2013 Nonqualified Deferred Compensation

Name	Plan	Company Contributions in 2013($)(1)	Aggregate Earnings in 2013($)(2)	Aggregate Balance at December 31, 2013($)(3)
Robert E. Abernathy	Kimberly-Clark Supplemental 401(k) Plan	93,746	55,680	395,797

	Kimberly-Clark Deferred Compensation Plan	—	4,043	19,643

Steven E. Voskuil	Kimberly-Clark Supplemental 401(k) Plan	34,888	17,995	109,565

	Kimberly-Clark Deferred Compensation Plan	—	—	—

Rhonda D. Gibby	Kimberly-Clark Supplemental 401(k) Plan	8,142	7,805	40,065

	Kimberly-Clark Deferred Compensation Plan	—	—	—

Christopher M. Lowery	Kimberly-Clark Supplemental 401(k) Plan	16,812	2,098	30,559

	Kimberly-Clark Deferred Compensation Plan	—	—	—

John W. Wesley	Kimberly-Clark Supplemental 401(k) Plan	25,367	30,793	227,622

	Kimberly-Clark Deferred Compensation Plan	—	—	—

(1)	Contributions consist solely of amounts accrued by Kimberly-Clark under the Kimberly-Clark Supplemental 401(k) Plan, including the profit-sharing contribution in February 2014 with respect to Kimberly-Clark’s performance in 2013. These amounts are included in the Summary Compensation Table and represent a portion of the Defined Contribution Plan Payments included in All Other Compensation.

(2)	The amounts in this column show the changes in the aggregate account balance for the Halyard named executive officers during 2013 that are not attributable to company contributions. Aggregate earnings are not included in the Summary Compensation Table because the earnings are not above-market or preferential.

(3)	Balance for the Kimberly-Clark Supplemental 401(k) Plan includes the profit-sharing contribution accrued in February 2014 with respect to Kimberly-Clark’s performance in 2013. Balance for the Kimberly-Clark Supplemental 401(k) Plan also includes the following accruals by Kimberly-Clark under the Kimberly-Clark Supplemental 401(k) Plan in 2012 and 2011 that are reported in the Summary Compensation Table as a portion of All Other Compensation for those years:

Name	Year	Accrued Amount ($)
Robert E. Abernathy	2012	65,524
	2011	71,936

Steven E. Voskuil	2012	18,068
	2011	13,158

Rhonda D. Gibby	2012	5,410
	2011	3,740

Christopher M. Lowery	2012	11,977
	2011	4,312

John W. Wesley	2012	13,116
	2011	11,241

In addition to amounts shown in the table that reflect participation in the Kimberly-Clark Supplemental 401(k) Plan, amounts shown for Mr. Abernathy represent compensation deferred in prior years under the Kimberly-Clark Deferred Compensation Plan and accumulated earnings. Effective in 2005, no further amounts may be deferred under this plan. Participants in the Kimberly-Clark Deferred Compensation Plan may elect to have deferrals credited with yields equal to those earned on any of a subset of funds available in the Kimberly-Clark 401(k) Profit Sharing Plan. Generally, benefits are payable under the Kimberly-Clark Deferred Compensation Plan in accordance with the participant’s election in a lump sum or in quarterly installments over a period between two and 20 years. If a participant ceases employment (other than as a result of a total and permanent disability or death or on or after age 55 with five or more years of service), the account balance is paid in a lump sum. In the event of a change of control or a reduction in Kimberly-Clark’s long-term credit rating (below investment grade), currently-employed participants have the option to elect an immediate lump-sum payment of their account balance, less a 10% penalty.

Overview of Qualified and Non-Qualified Plans. The following is an overview of Kimberly-Clark’s qualified and non-qualified plans that it offered to the Halyard named executive officers as of December 31, 2013.

	Kimberly-Clark 401(k) Profit Sharing Plan	Kimberly-Clark Supplemental 401(k) Plan
Purpose	To assist employees in saving for retirement, as well as to provide a discretionary profit sharing contribution in which contributions will be based on Kimberly-Clark’s profit performance	To provide benefits to the extent necessary to fulfill the intent of the Kimberly-Clark 401(k) Profit Sharing Plan without regard to the limitations imposed by the Code on qualified defined contribution plans

Eligible participants	Most employees	Salaried employees impacted by limitations imposed by the Code on the Kimberly-Clark 401(k) Profit Sharing Plan

Is the plan qualified under the Code?	Yes	No

Can employees make contributions?	Yes	No

	Kimberly-Clark 401(k) Profit Sharing Plan	Kimberly-Clark Supplemental 401(k) Plan

Does Kimberly-Clark make contributions or match employee contributions?	Kimberly-Clark matches 100% of employee contributions, to a yearly maximum of 4% of eligible compensation. In addition, Kimberly-Clark may make a discretionary profit sharing contribution of 0% to 6% of eligible compensation based on Kimberly-Clark’s profit performance	Kimberly-Clark provides credit to the extent Kimberly-Clark’s contributions to the Kimberly-Clark 401(k) Profit Sharing Plan are limited by the Code

When do account balances vest?	Account balances under these plans generally vest once the participant completes at least two years of service	Same

How are account balances invested?	Account balances are invested in certain designated investment options selected by the participant	Account balances are credited with earnings and losses as if such account balances were invested in certain designated investment options selected by the participant

When are account balances distributed?	Distributions of the participant’s vested account balance are only available after termination of employment. Loans, hardship and certain other withdrawals are allowed prior to termination of employment for certain vested amounts under the Kimberly-Clark 401(k) Profit Sharing Plan	Distributions of the participant’s vested account balance are payable after termination of employment.

While the Kimberly-Clark Supplemental 401(k) Plan remains unfunded, in 1996 the Kimberly-Clark Board of Directors amended a previously established trust and authorized Kimberly-Clark to make contributions to this trust in order to provide a source of funds to assist it in meeting its liabilities under its supplemental defined contribution plans.

Potential Payments on Termination or Change of Control

The Halyard named executive officers are eligible to receive certain benefits in the event of termination of employment, including following a change of control of Kimberly-Clark. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Severance Benefits

Kimberly-Clark maintains two severance plans that cover its executive officers, depending on the circumstances that result in their termination. Those plans include the Executive Severance Plan, which is applicable when an executive officer is terminated following a change of control, and the Severance Pay Plan, which is applicable in the event of certain other involuntary terminations. An executive officer may not receive severance payments under more than one of the plans described below.

Executive Severance Plan. Kimberly-Clark’s Board of Directors determines the eligibility criteria for participation in the Executive Severance Plan. Kimberly-Clark has entered into an agreement under this plan with each of Kimberly-Clark’s named executive officers, including Mr. Abernathy. This agreement provides that, in the event of a “Qualified Termination of Employment” (as described below), Mr. Abernathy will receive a cash payment in an amount equal to the sum of:

•	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

•	The value of any forfeited awards, based on the closing price of Kimberly-Clark’s common stock at the date of his separation from service, of restricted stock, time-vested restricted share units, and certain unvested incentive stock options,

•	The number of performance-based restricted share units that are forfeited multiplied by the average performance-based restricted share unit payment for the prior three years,

•	The value of any forfeited benefits under the Kimberly-Clark 401(k) Profit Sharing Plan and Kimberly-Clark Supplemental 401(k) Plan,

•	The value of the employer match and assumed 3% profit sharing contribution Mr. Abernathy would have received if he had remained employed an additional two years under the Kimberly-Clark 401(k) Profit Sharing Plan and Kimberly-Clark Supplemental 401(k) Plan, and

•	Two years of COBRA premiums for medical and dental coverage.

In addition, nonqualified stock options and certain incentive stock options will vest and be exercisable within the earlier of five years from Mr. Abernathy’s termination or the remaining term of the option.

A “Qualified Termination of Employment” is a separation of service within two years following a change of control of Kimberly-Clark (as defined in the plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control.

The current agreement with Mr. Abernathy expires on December 31, 2014, unless extended by the Kimberly-Clark Committee.

This agreement with Mr. Abernathy reflects that he is not entitled to a tax gross-up if he incurs an excise tax due to the application of Section 280G of the Code. Instead, payments and benefits payable to him will be reduced to the extent doing so would result in his retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

Mr. Abernathy’s agreement under the Executive Severance Plan provides that he will retain in confidence any confidential information known to him concerning Kimberly-Clark and Kimberly-Clark’s business so long as such information is not publicly disclosed.

Severance Pay Plan. Kimberly-Clark’s Severance Pay Plan generally provides eligible employees (including the Halyard named executive officers) severance payments and benefits in the event of certain involuntary terminations. Benefits under the Severance Pay Plan depend on the participants’ employee classification.

Under the Severance Pay Plan, if Mr. Abernathy’s employment were involuntarily terminated, he would receive:

•	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

•	If the termination occurs after March 31, the pro-rated current year annual incentive award based on actual performance,

•	Six months of COBRA premiums for medical coverage, and

•	Six months of outplacement services and three months of participation in Kimberly-Clark’s employee assistance program.

Under the Severance Pay Plan, if the remaining Halyard named executive officers were involuntarily terminated, they would receive:

•	The sum of annual base salary and the average annual incentive award for the three prior fiscal years,

•	If the termination occurs after March 31, the pro-rated current year annual incentive award based on actual performance,

•	Six months of COBRA premiums for medical coverage, and

•	Six months of outplacement services and three months of participation in Kimberly-Clark’s employee assistance program.

Severance pay under the Severance Pay Plan will not be paid to any participant who is terminated for cause (as defined under the plan), is terminated during a period in which the participant is not actively at work for more than 25 weeks (except to the extent otherwise required by law), voluntarily quits or retires, dies or is offered a comparable position (as defined under the plan). If any named executive officer’s termination, other than Mr. Abernathy, were classified as a performance-based termination (as defined under the plan), the Halyard named executive officer would be entitled to receive six months’ base salary.

A Halyard named executive officer must execute a full and final release of claims against Kimberly-Clark within a specified period of time following termination to receive severance benefits under Kimberly-Clark’s severance pay plans. Under the Severance Pay Plan, if the release has been timely executed, severance benefits are payable as a lump sum cash payment no later than 60 days following the participant’s termination date. Any current year annual incentive award that is payable under the Severance Pay Plan will be paid at the same time as it was payable under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, but no later than 60 days following the calendar year of the separation from service.

Kimberly-Clark 2011 Plan. In the event of a “Qualified Termination of Employment” (as described below) of a participant in the Kimberly-Clark 2011 Plan in connection with a change of control, all of the participant’s awards not subject to performance goals would become fully vested. Any awards subject to performance goals will vest at the average performance-based restricted share unit payout for awards for the three prior fiscal years. Unless otherwise governed by another applicable plan or agreement, such as the terms of the Executive Severance Plan, options in this event would be exercisable for the lesser of three months or the remaining term of the option. If any amounts payable under the Kimberly-Clark 2011 Plan result in excise tax due to the application of Section 280G of the Code, the Kimberly-Clark 2011 Plan provides that payments and benefits payable to the Halyard named executive officer will be reduced to the extent necessary so that no excise tax will be imposed if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. A “Qualified Termination of Employment” is a termination of the participant’s employment within two years following a change of control of Kimberly-Clark (as defined in the Kimberly-Clark 2011 Plan), unless the termination is by reason of death or disability or unless the termination is by Kimberly-Clark for cause or by the participant without good reason.

The Kimberly-Clark 2011 Plan provides that, if pending a change of control, the Committee determines that Kimberly-Clark common stock will cease to exist without an adequate replacement security that preserves the economic rights and positions of the participants in the Kimberly-Clark 2011 Plan (for example, as a result of the failure of the acquiring company to assume outstanding grants), then all options (other than incentive stock options) and stock appreciation rights will become exercisable, in a manner deemed fair and equitable by the Kimberly-Clark Committee, immediately prior to the consummation of the change of control. In addition, the restrictions on all restricted stock will lapse and all restricted share units, performance awards and other stock-based awards will vest immediately prior to the consummation of the change of control and will be settled upon the change of control in cash equal to the fair market value of the restricted share units, performance awards and other stock-based awards at the time of the change of control.

In the event of a termination of employment of a participant in the Kimberly-Clark 2011 Plan, other than a Qualified Termination of Employment, death, total and permanent disability or retirement of the participant, the participant will forfeit all unvested restricted stock and restricted share units, and any vested stock options held by the participant will be exercisable for the lesser of three months or the remaining term of the option.

Retirement, Death and Disability

Retirement. In the event of retirement (separation from service on or after age 55), the Halyard named executive officers are entitled to receive:

•	Benefits payable under Kimberly-Clark’s pension plans for eligible participants (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information),

•	Their account balance, if any, under the Kimberly-Clark Deferred Compensation Plan,

•	Their account balance under the Kimberly-Clark Supplemental 401(k) Plan (if the participant has at least two years of vesting service),

•	Their account balance under the Kimberly-Clark 401(k) Profit Sharing Plan, including any unvested employer contributions,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of five years or the remaining term of the options,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be payable based on attainment of the performance goal at the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, as determined by the Kimberly-Clark Committee in its discretion,

•	For participants with at least fifteen years of vesting service and who joined Kimberly-Clark before January 1, 2004, retiree medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits), and

•	For participants with at least fifteen years of vesting service, $15,000 of continuing coverage under Kimberly-Clark’s group life insurance plan, at no cost to the participant.

Death. In the event of death while an active employee, the following benefits are payable:

•	50% of the benefits under Kimberly-Clark’s pension plans for eligible participants, not reduced for early payment (if the participant has at least five years of vesting service) (see “Pension Benefits”), payable under the terms of the plans to the participant’s spouse or minor children,

•	Their account balance, if any, under the Kimberly-Clark Deferred Compensation Plan,

•	Their account balance under the Kimberly-Clark Supplemental 401(k) Plan,

•	Their account balance under the Kimberly-Clark 401(k) Profit Sharing Plan, including any unvested employer contributions,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, as determined by the Kimberly-Clark Committee in its discretion,

•	For participants who were at least age 55, had at least fifteen years of vesting service and joined Kimberly-Clark before January 1, 2004, medical credits payable to their spouse or dependent based on number of years of vesting service (up to a maximum of $104,500 in credits), and

•	Payment of benefits under Kimberly-Clark’s group life insurance plan (which is available to all salaried employees in the United States) equal to two times the participant’s annual pay, up to $1 million (plus any additional coverage of three, four, five or six times the participant’s annual pay, in increments of up to $1 million each, purchased by the participant at group rates). Kimberly-Clark provided and employee-purchased benefits cannot exceed $6 million.

Disability. In the event of a separation of service due to a total and permanent disability, as defined in the applicable plan, the Halyard named executive officers are entitled to receive:

•	Benefits payable under Kimberly-Clark’s pension plans for eligible participants, not reduced for early payment, if the participant has at least five years of vesting service (see “Pension Benefits” for additional information),

•	Up to an additional 12 months of vesting service (but not contributions) from the date of separation of service under the Kimberly-Clark 401(k) Profit Sharing Plan and Kimberly-Clark Supplemental 401(k) Plan,

•	Their account balance, if any, under the Kimberly-Clark Deferred Compensation Plan,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, as determined by the Kimberly-Clark Committee in its discretion,

•	For participants of at least age 55 with at least fifteen years of vesting service and who joined Kimberly-Clark before January 1, 2004, medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits),

•	Continuing coverage under Kimberly-Clark’s group life insurance plan (available to all U.S. salaried employees), with no requirement to make monthly contributions toward coverage during disability, and

•	Payment of benefits under Kimberly-Clark’s Long-Term Disability Plan (available to all U.S. salaried employees). Long-term disability under the plan would provide income protection of monthly base pay, ranging from a minimum monthly benefit of $50 to a maximum monthly benefit of $20,000. Benefits are reduced by the amount of any other Kimberly-Clark- or government-provided income benefits received (but will not be lower than the minimum monthly benefit).

Potential Payments on Termination or Change of Control Table

The following table presents the approximate value of (1) the severance benefits for Mr. Abernathy under the Executive Severance Plan and for the other named executive officers under the Kimberly-Clark 2011 Plan and the Severance Pay Plan had a Qualified Termination of Employment under that plan occurred on December 31, 2013; (2) the severance benefits for the Halyard named executive officers under the Severance Pay Plan if an involuntary termination had occurred on December 31, 2013; (3) the benefits that would have been payable on the death of the Halyard named executive officers on December 31, 2013; (4) the benefits that would have been payable on the total and permanent disability of the Halyard named executive officers on December 31, 2013; and (5) the potential payments to Messrs. Abernathy and Wesley if they had retired on December 31, 2013. If applicable, amounts in the table were calculated using the closing price of Kimberly-Clark’s common stock on December 31, 2013 of $104.46 per share.

Because none of the Halyard named executive officers, other than Messrs. Abernathy and Wesley, was eligible to retire as of December 31, 2013, potential payments assuming retirement on that date are not included for the other named executive officers.

The amounts presented in the following table are in addition to amounts each Halyard named executive officer earned or accrued prior to termination, such as the officer’s balances under the Kimberly-Clark Deferred Compensation Plan, accrued retirement benefits (including accrued pension plan benefits), previously vested benefits under Kimberly-Clark’s qualified and non-qualified plans, previously vested options, restricted stock and restricted share units and accrued salary and vacation. For information about these previously earned and accrued amounts, see the “Summary Compensation Table,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits” and “Nonqualified Deferred Compensation.”

Name	Cash Payment($)		Equity with Accelerated Vesting($)		Additional Retirement Benefits($)		Continued Benefits and Other Amounts($)		Total($)
Robert E. Abernathy
Qualified Termination of Employment(1)	3,542,174	(2)	9,128,632	(3)	188,415	(4)	31,680	(5)	12,890,901
Involuntary termination(6)	3,542,174		—		—		13,368	(7)	3,555,542
Death	2,410,533	(8)	7,681,938	(9)	—	(10)	104,500		10,196,971
Disability	850,533	(8)	7,681,938	(9)	—	(11)	104,500	(12)	8,636,971
Retirement	850,533	(2)	11,929,728		123,839		104,500	(13)	13,008,600

Steven E. Voskuil
Qualified Termination of Employment(1)	757,534	(2)	2,230,203		—		15,732	(7)	3,003,469
Involuntary termination(6)	757,534		—		—		15,732	(7)	773,266
Death	1,604,781	(8)	1,855,496	(9)	39,481	(10)	—		3,499,758
Disability	230,681	(8)	1,855,496	(9)	123,695	(11)	—	(12)	2,209,872

Rhonda D. Gibby
Qualified Termination of Employment(1)	446,845	(2)	889,473		—		15,732	(7)	1,352,050
Involuntary termination(6)	446,845		—		—		15,732	(7)	462,577
Death	804,501	(8)	625,784	(9)	—		—		1,430,285
Disability	116,301	(8)	625,784	(9)	—		—	(12)	742,085

Christopher M. Lowery
Qualified Termination of Employment(1)	508,733	(2)	1,063,715		—		15,732	(7)	1,588,180
Involuntary termination(6)	508,733		—		—		15,732	(7)	524,465
Death	670,965	(8)	646,500	(9)	—		—		1,317,465
Disability	107,865	(8)	646,500	(9)	—		—	(12)	754,365

John W. Wesley
Qualified Termination of Employment(1)	662,262	(2)	1,460,762		—		15,732	(7)	2,138,756
Involuntary termination(6)	662,262		—		—		15,732	(7)	677,994
Death	1,428,630	(8)	1,137,130	(9)	—		—		2,565,760
Disability	208,630	(8)	1,137,130	(9)	—		—	(12)	1,345,760
Retirement	208,630	(2)	1,753,026		—		—	(13)	1,961,656

(1)	For Mr. Abernathy, represents amounts payable under the Executive Severance Plan. For the remaining Halyard named executive officers, represents amounts payable under the Kimberly-Clark 2011 Plan plus amounts payable under the Severance Pay Plan.

(2)	Assumes the Kimberly-Clark Committee would approve full payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, for 2013; actual amount that would be paid is determined by the Kimberly-Clark Committee in its discretion.

(3)	Assumes vesting of unvested performance-based restricted share units at the target level of the performance-based restricted share units for the 2011 grant and at the maximum level for the 2012 and 2013 grants. See “Outstanding Equity Awards.” In addition, under the terms of the Kimberly-Clark 2011 Plan, if the Kimberly-Clark Committee were to determine that, pending a change of control, Kimberly-Clark’s common stock would cease to exist without an adequate replacement security, the payment of this amount would not be contingent upon the Qualified Termination of Employment of the Halyard named executive officer. This provision also applies to grants under the Kimberly-Clark 2011 Plan to employees other than the Halyard named executive officers.

(4)	Includes the value of two additional years of employer contributions under the Kimberly-Clark 401(k) Profit Sharing Plan and the Kimberly-Clark Supplemental 401(k) Plan, pursuant to the terms of the Executive Severance Plan.

(5)	Includes an amount equal to 24 months of COBRA medical and dental coverage.

(6)	Benefits payable under the Severance Pay Plan. For Messrs. Abernathy and Wesley, does not include accelerated equity vesting that occurred when they became retirement eligible at age 55. See the amounts payable for Messrs. Abernathy and Wesley for their retirement for the amount of this accelerated equity vesting.

(7)	Equals six months of COBRA medical coverage and outplacement services.

(8)	For death, includes the payment of benefits under Kimberly-Clark’s group life insurance plan (which is available to all U.S. salaried employees). For death and disability, assumes the Kimberly-Clark Committee would approve full payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, for 2013; actual amount that would be paid is determined by the Kimberly-Clark Committee in its discretion. For disability, does not include benefits payable under Kimberly-Clark’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would be dependent on the life span of the Halyard named executive officer and the value of any Kimberly-Clark or government-provided income benefits received.

(9)	Assumes pro rata vesting of unvested performance-based restricted share units at the target level of the performance-based restricted share units for the 2011 grant and at the maximum level for the 2012 and 2013 grants. See “Outstanding Equity Awards.”

(10)	Includes the excess, if any, of the estimated actuarial present value of the pension benefits payable on death for the Halyard named executive officer through December 31, 2013 over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table.

(11)	Includes the excess, if any, of the estimated actuarial present value of the retirement benefits payable on disability for the Halyard named executive officer through December 31, 2013 (assuming the Halyard named executive officer elects to receive a continuing benefit for his surviving spouse) over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table.

(12)	Includes the value of retiree medical credits assuming total and permanent disability on December 31, 2013 of Mr. Abernathy. The Halyard named executive officers would also be eligible for continuing coverage under Kimberly-Clark’s group life insurance plan assuming total and permanent disability on December 31, 2013, which benefit does not discriminate in scope, terms or operation in favor of the Halyard named executive officers compared to the benefits offered to all of Kimberly-Clark’s U.S. salaried employees and is therefore not included in the table.

(13)	Includes the value of retiree medical credits assuming Mr. Abernathy’s retirement on December 31, 2013. Messrs. Abernathy and Wesley would be eligible for continuing coverage under Kimberly-Clark’s group life insurance plan assuming retirement on December 31, 2013, which benefit does not discriminate in scope, terms or operation in favor of the Halyard named executive officers compared to the benefits offered to all of Kimberly-Clark’s U.S. salaried employees and is therefore not included in the table.

Director Compensation Following the Distribution

It is expected that, prior to the completion of the distribution, we will adopt the Halyard 2014 Outside Directors’ Compensation Plan (the “Halyard 2014 Directors Plan”), with terms substantially similar to the Kimberly-Clark 2011 Outside Directors’ Compensation Plan.

Directors who are not officers or employees of Halyard or any of our subsidiaries, affiliates or equity companies will be “Outside Directors” for compensation purposes and will be compensated for their services under the Halyard 2014 Directors Plan.

The table below shows how we expect Halyard’s Outside Director compensation to be structured:

Board Members

Cash retainer: $70,000 annually, paid in four quarterly payments at the beginning of each quarter.

Restricted share units: Annual grant with a value of $140,000, awarded and valued on the first business day of the year.

Committee Chairs

For Audit Committee and Compensation Committee Chairs: Cash Retainer: $15,000 annually, paid in four quarterly payments at the beginning of each quarter.

For Corporate Governance Committee Chair: No additional compensation.

Lead Director	Cash retainer: $20,000 annually, paid in four quarterly payments at the beginning of each quarter.

New Outside Directors will receive the full quarterly amount of the annual retainer for the quarter in which they join the Board of Directors. Their annual grant of restricted share units will be pro-rated based on the date when they joined.

We will also reimburse Outside Directors for expenses incurred in attending Board or committee meetings.

Restricted share units are not shares of Halyard common stock. Rather, restricted share units represent the right to receive a pre-determined number of shares of Halyard common stock within 90 days following a “restricted period” that begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Halyard Board of Directors. In this way, they align the director’s interests with the interests of Halyard stockholders. Outside Directors may not dispose of the units or use them in a pledge or similar transaction.

OWNERSHIP OF HALYARD STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Immediately prior to the distribution all of the outstanding shares of Halyard common stock will be owned beneficially and of record by Kimberly-Clark. The following table sets forth the pro-forma anticipated beneficial ownership of Halyard common stock immediately following the distribution date by each beneficial owner of more than five percent of Kimberly-Clark’s common stock, each of Halyard’s directors and named executive officers, and all directors and named executive officers as a group, based upon information available to us concerning ownership of Kimberly-Clark common stock on October 1, 2014 (and assuming a distribution ratio of one share of Halyard common stock for every eight shares of Kimberly-Clark common stock). The mailing address of each of the Halyard directors and named executive officers is c/o Halyard Health, Inc., 5405 Windward Parkway Suite 100, South Alpharetta, GA 30004. As used in this information statement, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security).

Name	Shares Projected to be Beneficially Owned	Percent of Class(1)
BlackRock, Inc. (2)	3,326,441	7.0%
Capital World Investors (3)	3,232,513	6.7%
State Street Corporation (4)	2,396,802	5.0%
The Vanguard Group (5)	2,326,910	5.0%
Robert E. Abernathy	9,963	*
Ronald W. Dollens	—	*
Heidi K. Fields	5	*
Dr. Julie Shimer	—	*
John P. Byrnes	29	*
Patrick J. O’Leary	50	*
Gary D. Blackford	—	*
Steven E. Voskuil	2,896	*
Rhonda D. Gibby	594	*
Christopher M. Lowery	446	*
John W. Wesley	1,155	*
All directors, nominees and executive officers as a group (11 persons)	15,138	*

(1)	An asterisk indicates that the percentage of common stock projected to be beneficially owned by the Halyard named individual following the distribution does not exceed one percent of Halyard common stock.
(2)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. The address and stock information above for BlackRock, Inc. is derived from the Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 29, 2014. According to the filing, BlackRock, Inc. had sole voting power with respect to 22,360,615 shares of Kimberly-Clark common stock, sole dispositive power with respect to 26,611,531 shares of Kimberly-Clark common stock, and did not have shared voting or dispositive power as to any shares of Kimberly-Clark common stock.
(3)	The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071. The address and stock information above for Capital World Investors is derived from the Schedule 13G filed by Capital World Investors with the Securities and Exchange Commission on February 13, 2014. According to the filing, Capital World Investors had sole voting power with respect to 25,860,100 shares of Kimberly-Clark common stock, sole dispositive power with respect to 25,860,100 shares of Kimberly-Clark common stock, and did not have shared voting or dispositive power as to any shares of Kimberly-Clark common stock.
(4)	The address for State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. The address and stock information above for State Street Corporation is derived from the Schedule 13G filed by State Street Corporation with the Securities and Exchange Commission on February 3, 2014. According to the filing, State Street Corporation had shared voting and dispositive power with respect to 19,174,415 shares of Kimberly-Clark common stock and did not have sole voting or dispositive power as to any shares of Kimberly-Clark common stock.
(5)	The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. The address and stock information for The Vanguard Group is based on the Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2014. According to the filing, The Vanguard Group had sole voting power with respect to 620,715 shares of Kimberly-Clark common stock, sole dispositive power with respect to 18,615,281 shares of Kimberly-Clark common stock, shared dispositive power with respect to 586,144 shares of Kimberly-Clark common stock and did not have shared voting power as to any shares of Kimberly-Clark common stock.

DESCRIPTION OF HALYARD CAPITAL STOCK

Our certificate of incorporation and by-laws will be amended and restated prior to the distribution. The following is a summary of the material terms of our capital stock that will be contained in the amended and restated certificate of incorporation and the amended and restated by-laws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the amended and restated certificate of incorporation or of the amended and restated by-laws to be in effect at the time of the distribution and this summary is qualified in its entirety by reference to these documents. You should read the amended and restated certificate of incorporation and the amended and restated by-laws, together with the applicable provisions of Delaware law, for additional information on our capital stock as of the time of the distribution. The amended and restated certificate of incorporation and the amended and restated by-laws to be in effect at the time of the distribution are included as exhibits to our registration statement on Form 10, of which this information statement forms a part.

General

Our authorized capital stock will consist of 300,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. There are currently no outstanding options or warrants to purchase, or securities convertible into, any shares of Halyard common stock or preferred stock. In connection with the distribution, 4,500,000 shares of common stock will be authorized for the issuance of stock options, restricted stock units and other equity awards under the Halyard 2014 Plan. Based on approximately 372,114,350 shares of Kimberly-Clark common stock that we expect to be outstanding on the record date, approximately 46,514,294 shares of Halyard common stock will be outstanding immediately following the distribution. and there will be approximately 24,500 holders of Halyard common stock. Immediately following the distribution, no shares of preferred stock will be outstanding and our Board of Directors has no present plans to issue any shares of our preferred stock.

Common Stock

The holders of Halyard common stock will be entitled to one vote per share of common stock held on all matters voted on by our stockholders, and, subject to preferences that may be applicable to any outstanding preferred stock as provided in any resolution adopted by our Board of Directors, the holders of Halyard common stock will possess all voting power. There will be no cumulative voting rights.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Halyard common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available for that purpose. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding preferred stock, the holders of Halyard common stock would be entitled to share ratably in all assets available for distribution to stockholders.

The holders of Halyard common stock will have no preemptive or other subscription rights, and there will be no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of Halyard common stock will be subject to, and may be adversely affected by, the rights of holders of shares of any outstanding preferred stock that may be issued from time to time in the future.

Immediately following the distribution, all of the shares of Halyard common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation will authorize our Board of Directors, without the approval of our stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of Halyard common stock.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and By-Laws and of Delaware Law

Our certificate of incorporation and by-laws will contain certain provisions that could make the acquisition of our company by means of a tender offer, proxy contest or otherwise more difficult. The description of these provisions set forth below is intended as a summary only. For more complete information, you should read our certificate of incorporation and by-laws that are included as exhibits to the registration statement of which this information statement is a part.

Classified Board of Directors

Our certificate of incorporation and by-laws will provide that our Board of Directors, subject to the rights of holders of our preferred stock, will be divided into three classes as nearly equal in number as possible. Class I will initially be elected for a term expiring at the annual meeting of stockholders to be held in 2015, Class II will initially be elected for a term expiring at the annual meeting of stockholders to be held in 2016, and Class III will initially be elected for a term expiring at the annual meeting of stockholders to be held in 2017. Thereafter the directors in each class will serve for a three-year term, with each director to hold office until his successor is duly elected and qualified. This structure of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the staggered terms, together with the removal and vacancy provisions that will be contained in our certificate of incorporation discussed below, would make it more difficult for a potential acquiror to gain control of our Board of Directors.

Number of Directors; Filling Vacancies; Removal of Directors

Our certificate of incorporation will provide that, subject to the rights of holders of any series of outstanding preferred stock, if any, the number of directors on our Board of Directors will be fixed exclusively by the Board of Directors. Additionally, subject to the rights of holders of any series of outstanding preferred stock, if any, only our Board of Directors will be able to fill any vacancies resulting in our Board of Directors.

Subject to the rights of holders of our preferred stock, our by-laws will provide that a director may only be removed from office for cause and by the affirmative vote of holders of record of outstanding shares representing at least two-thirds of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class.

No Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation and by-laws will provide that, subject to the rights of holders of any series of outstanding preferred stock, if any, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of such stockholders. Special meetings may be called only by our Board of Directors pursuant to a resolution adopted by the Board of Directors, by the Chairman of our Board of Directors or by our Chief Executive Officer. These provisions may have the effect of delaying consideration of stockholder proposal until the next annual meeting unless a special meeting is called by our Board of Directors, the Chairman of our Board of Directors or our Chief Executive Officer.

Advance Notice of Stockholder Nominations and Stockholder Proposals

Our by-laws will establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders. The business to be conducted at an annual meeting will be limited to business brought before the meeting by, or at the direction of, our Board of Directors or by a stockholder who has given timely written notice to our Corporate Secretary of that stockholder’s intention to bring such business before such meeting.

Our by-laws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election to our Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Our by-laws will allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

Undesignated Preferred Stock

Our certificate of incorporation will authorize our Board of Directors, without the approval of our stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of Halyard common stock.

The issuance of shares of our preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of Halyard common stockholders.

No Cumulative Voting

Delaware law provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our certificate of incorporation will not provide for cumulative voting.

Amendment of the Certificate of Incorporation and By-laws

Our certificate of incorporation will provide that the affirmative vote of holders of record representing at least two-thirds of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change, repeal or adopt any provision relating to:

•	our Board of Directors’ ability to establish a series and issue shares of preferred stock,

•	the inability of our stockholders to take action by written consent,

•	the calling of stockholder meetings,

•	the adoption, amendment or repeal of the by-laws by the affirmative vote of 80% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors,

•	the number, powers, term, election and vacancy procedures of our Board of Directors,

•	the limitations on liability of our directors,

•	the percentage of voting power required to amend, alter, change, repeal or adopt any provision inconsistent with certain provisions of our certificate of incorporation, and

•	our relationship with Kimberly-Clark,

unless such amendment, alteration, change, repeal or adoption of such provision was declared advisable by resolution of the Board of Directors. In addition, the affirmative vote of at least 80% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change, repeal or adopt any provision relating to the adoption, amendment or repeal of the by-laws by the affirmative vote of 80% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, unless such amendment, alteration, change, repeal or adoption of such provision was declared advisable by resolution of the Board of Directors.

The affirmative vote of the holders of a majority of the voting power will be required to amend all other provisions of our certificate of incorporation. Our certificate of incorporation will also provide that our Board of Directors may amend our by-laws.

Supermajority Voting Requirements

In addition to the supermajority voting requirements to amend our certificate of incorporation and by-laws as discussed above, our certificate of incorporation requires that the affirmative vote of holders of two-thirds of the voting power of all shares of capital stock then entitled to vote is required to approve the following matters (unless such matters were declared advisable by resolution of the Board of Directors):

•	our liquidation,

•	the sale, lease, exchange or conveyance of all or substantially all of our property and assets, and

•	the adoption of an agreement of merger or consolidation, unless no stockholder approval would be required under the laws of the State of Delaware.

Delaware Anti-Takeover Statute

We will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Limitation of Liability and Indemnification of Our Directors and Officers

Limitation of Liability of Directors

Our certificate of incorporation will limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law permits the certificate of incorporation to provide that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions, or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability will not apply to liabilities arising under the federal or state securities laws and will not affect the availability of equitable remedies, such as injunctive relief or rescission.

Indemnification of Officers and Directors

Our certificate of incorporation and by-laws will provide that each person who is, or was, or has agreed to become a director or officer of Halyard, and each person who is, or was, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by us to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended. However, no indemnification will be provided to any director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our Board of Directors. The by-laws will provide that this right to indemnification will be a contract right and will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the certificate of incorporation or by-laws, agreements, vote of stockholders or disinterested directors or otherwise. The by-laws will also permit us to secure and maintain insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in such capacity, regardless of whether the by-laws would permit us to indemnify such person against such liability.

We intend to obtain directors’ and officers’ liability insurance providing coverage to our directors and officers.

Exclusive Forum

Our certificate of incorporation will provide that unless we consent in writing to an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Halyard, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Halyard to Halyard or Halyard’s stockholders, any action arising pursuant to any provision of the Delaware General Corporation Law, or any action asserting a claim governed by the internal affairs doctrine.

Authorized but Unissued Shares

Halyard’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. Halyard may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Halyard by means of a proxy contest, tender offer, merger or otherwise.

Listing

We have been authorized to list Halyard common stock on the New York Stock Exchange under the symbol “HYH.”

Sale of Unregistered Securities

On February 25, 2014, Halyard issued 1,000 shares of its common stock to Kimberly-Clark pursuant to Section 4(2) of the Securities Act. Halyard did not register the issuance of the issued shares under the Securities Act because such issuances did not constitute a public offering.

Transfer Agent

After the distribution, Computershare will serve as the transfer agent and registrar for Halyard common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Our Board of Directors is expected to adopt written procedures regarding the review, approval or ratification of transactions involving related persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as related person transactions. A related person transaction is any transaction between Halyard and any related person that requires disclosure under the SEC’s rules regarding these transactions. A related person is defined under the SEC’s rules and includes our directors, executive officers and five percent stockholders.

These written procedures are expected to provide that:

•	The Corporate Governance Committee is best suited to review, approve and ratify related person transactions involving any director, nominee for director, any five percent stockholder or any of their immediate family members or related firms, and

•	The Audit Committee is best suited to review, approve and ratify related person transactions involving executive officers (or their immediate family members or related firms), other than any executive officer who is also a member of the Board of Directors.

The procedures are expected to provide that the Corporate Governance Committee or the Audit Committee may, in its sole discretion, refer consideration of these transactions to the full Board of Directors.

The procedures are expected to provide that each director, director nominee and executive officer is required to promptly provide written notification of any material interest that he or she (or his or her immediate family member) has or will have in a transaction with Halyard. Based on a review of the transaction, a determination will be made whether the transaction constitutes a related person transaction under the SEC’s rules. As appropriate, the Corporate Governance Committee or the Audit Committee will then review the terms and substance of the transaction to determine whether to ratify or approve the related person transaction.

The procedures are expected to provide that, in determining whether the transaction is in, or not opposed to, Halyard’s best interest, the Corporate Governance Committee or the Audit Committee may consider any factors deemed relevant or appropriate, including:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party,

•	Whether the transaction constitutes a conflict of interest under our Code of Conduct, the nature, size or degree of any conflict and whether mitigation of any conflict is feasible,

•	The impact on a director’s independence, if applicable, and

•	Whether steps have been taken to ensure fairness to Halyard.

Related Party Debt

We have entered into certain related party debt agreements with Kimberly-Clark and one or more of its wholly-owned subsidiaries. At December 31, 2013 and June 30, 2014, the amount outstanding under these debt agreements was $9.1 million and $10.4 million, respectively. The related party debt is subject to repayment upon demand by the related party lenders, and accordingly is classified as a current liability on the unaudited interim combined balance sheet at June 30, 2014. The related party debt bears interest annually at a variable rate. During the year ended December 31, 2013, we paid $0.1 million in interest to the related party lenders. The related party debt is expected to be repaid in connection with the distribution.

Agreements with Kimberly-Clark

In connection with the distribution, we will enter into certain agreements with Kimberly-Clark to define our ongoing relationship with Kimberly-Clark after the distribution. These other agreements will define responsibility for obligations arising before and after the distribution date, including, among others, obligations relating to our employees, certain transition services and taxes. See “Our Relationship with Kimberly-Clark after the Distribution.”

2015 ANNUAL MEETING OF STOCKHOLDERS

Our by-laws provide that an annual meeting of stockholders will be held each year on a date specified by our Board of Directors. The first annual meeting of our stockholders after the distribution is expected to be held on April 30, 2015. In order to be considered for inclusion in our proxy materials for the 2015 annual stockholders meeting, any proposals by stockholders must be received at our principal executive offices at Halyard Health, Inc., Attn: Corporate Secretary, 5405 Windward Parkway, Suite 100, South, Alpharetta, GA 30004, prior to January 31, 2015. We anticipate commencing the mailing of proxies for the 2015 annual stockholders meeting in March 2015. In addition, stockholders at the 2015 annual stockholders meeting may consider proposals or nominations brought by a stockholder of record on the record date for the meeting who is entitled to vote at such meeting and who has complied with the advance notice procedures established by our by-laws. A stockholder proposal or nomination intended to be brought before the 2015 annual stockholders meeting must be received by our corporate secretary on or after December 31, 2014 and on or prior to January 31, 2015. See “Description of Halyard Capital Stock – Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and By-Laws and of Delaware Law.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10, of which this information statement constitutes a part, with respect to Halyard common stock being received by Kimberly-Clark stockholders in the distribution. This information statement does not contain all of the information set forth in the registration statement. For further information with respect to our business and Halyard common stock being received by Kimberly-Clark stockholders in the distribution, please refer to the registration statement, including its exhibits and schedules. While we have provided a summary of the material terms of certain agreements and other documents, the summary does not describe all of the details of the agreements and other documents. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

Upon completion of the distribution, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s Web site.

We intend to furnish Halyard stockholders as required annual reports containing consolidated financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement and other documents referred to in this information statement. Neither we nor Kimberly-Clark has authorized anyone to provide you with information that is different. This information statement is being furnished solely to provide information to Kimberly-Clark stockholders who will receive Halyard common stock in the distribution. It is not, and it is not to be construed as, an inducement or encouragement to buy or sell any securities of Kimberly-Clark or Halyard. We and Kimberly-Clark believe that the information presented herein is accurate as of the date hereof. Changes will occur after the date of this information statement, and neither we nor Kimberly-Clark will update the information except to the extent required in the normal course of our and Kimberly-Clark’s respective public disclosure practices and as required pursuant to federal securities laws.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Kimberly-Clark Corporation:

We have audited the accompanying combined balance sheets of the health care business (“Health Care Business”), a wholly owned business of Kimberly-Clark Corporation (“Kimberly-Clark”), as of December 31, 2013 and 2012, and the related combined statements of income, comprehensive income, invested equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of Kimberly-Clark’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Health Care Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Health Care Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Health Care Business at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the accompanying financial statements have been prepared from the separate records maintained by the Health Care Business and Kimberly-Clark. The combined financial statements also include expense allocations for certain corporate functions historically provided by Kimberly-Clark. These allocations may not be reflective of the actual expense which would have been incurred had the Health Care Business operated as a separate entity apart from Kimberly-Clark

/s/ Deloitte & Touche LLP

Dallas, Texas
May 6, 2014

COMBINED FINANCIAL STATEMENTS

HEALTH CARE BUSINESS

COMBINED INCOME STATEMENT

	Year Ended December 31
(Millions of dollars)	2013	2012	2011
Net Sales (including related party sales of $91.3, $92.6 and $85.1)	$1,677.5	$1,684.0	$1,659.9
Cost of products sold (including related party purchases of $82.8, $84.0 and $82.9)	1,065.3	1,081.5	1,069.1

Gross Profit	612.2	602.5	590.8
Research and development	37.9	33.0	31.2
Selling and general expenses	351.4	343.0	351.7
Other (income) and expense, net	(2.4)	(1.5)	(2.8)

Operating Profit	225.3	228.0	210.7
Interest income	2.6	2.6	4.1
Interest expense	(0.1)	(0.8)	(0.2)

Income Before Income Taxes	227.8	229.8	214.6
Provision for income taxes	(73.2)	(77.2)	(72.2)

Net Income	$154.6	$152.6	$142.4

See Notes to Combined Financial Statements.

HEALTH CARE BUSINESS

COMBINED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended December 31
(Millions of dollars)	2013	2012	2011
Net Income	$154.6	$152.6	$142.4

Other Comprehensive Income (Loss), Net of Tax
Unrealized currency translation adjustments	(22.6)	6.9	(10.1)
Cash flow hedges	(7.1)	6.6	(4.5)

Total Other Comprehensive Income (Loss), Net of Tax	(29.7)	13.5	(14.6)

Comprehensive Income	$124.9	$166.1	$127.8

See Notes to Combined Financial Statements.

HEALTH CARE BUSINESS

COMBINED BALANCE SHEET

	December 31
(Millions of dollars)	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$44.1	$47.9
Accounts receivable, net	203.3	183.7
Inventories	285.6	301.7
Current deferred income taxes and other	52.1	60.4

Total Current Assets	585.1	593.7
Property, Plant and Equipment, Net	324.9	325.7
Goodwill	1,430.1	1,434.1
Other Intangible Assets	141.2	176.8
Other Assets	2.7	3.9

TOTAL ASSETS	$2,484.0	$2,534.2

LIABILITIES AND INVESTED EQUITY
Current Liabilities
Debt payable within one year (including related party debt of $9.1 and $66.6)	$11.9	$75.9
Trade accounts payable	118.5	102.2
Accrued expenses	180.0	181.0

Total Current Liabilities	310.4	359.1
Long-Term Liabilities	94.5	119.4

TOTAL LIABILITIES	404.9	478.5

Invested Equity
Kimberly-Clark’s net investment	2,098.7	2,045.6
Accumulated other comprehensive income (loss)	(19.6)	10.1

Total Invested Equity	2,079.1	2,055.7

TOTAL LIABILITIES AND INVESTED EQUITY	$2,484.0	$2,534.2

See Notes to Combined Financial Statements.

HEALTH CARE BUSINESS

COMBINED STATEMENT OF INVESTED EQUITY

(Millions of dollars)	Kimberly-Clark’s Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Invested Equity
Balance at December 31, 2010	$1,981.6	$11.2	$1,992.8
Net income	142.4	—	142.4
Change in Kimberly-Clark’s investment, net	(123.1)	—	(123.1)
Other comprehensive income:
Unrealized currency translation adjustments	—	(10.1)	(10.1)
Cash flow hedges, net of tax benefit of $1.9	—	(4.5)	(4.5)

Balance at December 31, 2011	2,000.9	(3.4)	1,997.5
Net income	152.6	—	152.6
Change in Kimberly-Clark’s investment, net	(107.9)	—	(107.9)
Other comprehensive income:
Unrealized currency translation adjustments	—	6.9	6.9
Cash flow hedges, net of tax of $0.3	—	6.6	6.6

Balance at December 31, 2012	2,045.6	10.1	2,055.7
Net income	154.6	—	154.6
Change in Kimberly-Clark’s investment, net	(101.5)	—	(101.5)
Other comprehensive income:
Unrealized currency translation adjustments	—	(22.6)	(22.6)
Cash flow hedges, net of tax of $1.7	—	(7.1)	(7.1)

Balance at December 31, 2013	$2,098.7	$(19.6)	$2,079.1

See Notes to Combined Financial Statements.

HEALTH CARE BUSINESS

COMBINED CASH FLOW STATEMENT

	Year Ended December 31
(Millions of dollars)	2013	2012	2011
Operating Activities
Net income	$154.6	$152.6	$142.4
Depreciation and amortization	69.2	57.6	51.1
Share-based compensation charged by Kimberly-Clark	6.0	5.3	2.6
Provision for losses on accounts receivable and inventories	2.5	(11.1)	6.8
Deferred income taxes	(0.9)	(11.6)	3.5
Net losses on asset dispositions	3.4	0.1	0.2
Changes in operating working capital:
(Increase) decrease in accounts receivable	(19.5)	26.4	(20.0)
Decrease (increase) in inventories	14.3	(15.1)	(13.1)
Decrease (increase) in prepaid expenses and other assets	2.0	(0.9)	—
Increase (decrease) in trade accounts payable	15.1	8.0	(7.6)
Decrease in accrued expenses	(16.6)	(12.0)	(29.9)
(Decrease) increase in accrued income taxes	(7.2)	3.2	2.3
Other	0.9	0.1	1.3

Cash Provided by Operations	223.8	202.6	139.6

Investing Activities
Capital spending	(49.0)	(40.8)	(39.7)
Cash outflows for acquisitions and investments	(2.2)	—	(3.7)
Proceeds from dispositions of property	0.3	0.5	3.9

Cash Used for Investing	(50.9)	(40.3)	(39.5)

Financing Activities
Debt proceeds	4.0	7.1	53.2
Debt repayments	(67.9)	(31.2)	(41.4)
Change in Kimberly-Clark’s net investment	(119.3)	(113.7)	(127.7)
Other	3.2	3.9	0.8

Cash Used for Financing	(180.0)	(133.9)	(115.1)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	3.3	(0.6)	0.8

(Decrease) Increase in Cash and Cash Equivalents	(3.8)	27.8	(14.2)
Cash and Cash Equivalents - Beginning of Year	47.9	20.1	34.3

Cash and Cash Equivalents - End of Year	$44.1	$47.9	$20.1

See Notes to Combined Financial Statements.

HEALTH CARE BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Note 1.	Accounting Policies

Background

The Health Care Business (the “Business”) is a global business which seeks to advance health and healthcare by preventing infection, stopping pain and speeding recovery. Our products and solutions are designed to address some of today’s most important healthcare needs, namely, preventing infection and reducing the use of narcotics while helping patients move from crisis to recovery. We market and support the efficacy, safety and economic benefit of our products with a significant body of clinical evidence.

References to “Business,” “we,” “our” and “us” mean the health care operations that have been carved out that relate to Kimberly-Clark’s health care business. References to “Kimberly-Clark” mean Kimberly-Clark Corporation, a Delaware corporation, and its subsidiaries, other than the Business, unless the context otherwise requires.

On November 14, 2013, Kimberly-Clark announced that its Board of Directors authorized management to evaluate a potential tax-free spin-off of its health care business. Halyard Health, Inc. (the “Company”) was incorporated in Delaware on February 25, 2014 for the purpose of holding the Business following the separation.

Basis of Presentation

These combined financial statements represent the global operations of Kimberly-Clark’s health care business, and have been prepared on a stand-alone basis. The combined financial statements are derived from Kimberly-Clark’s consolidated financial statements and accounting records, and reflect our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Dollar amounts are reported in millions, unless otherwise noted.

Our combined financial statements include certain expenses which Kimberly-Clark allocated to us. These expenses have been charged to us on the basis of direct usage when identifiable, with the remainder allocated on the relative percentage of net sales or headcount. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as a separate, stand-alone public company or of the costs we will incur in the future. Following the distribution, we expect Kimberly-Clark will continue to provide many of these services on a transitional basis for a fee. The total amount of these allocations from Kimberly-Clark was approximately $95 in 2013 and 2012, and $80 in 2011. See Note 15, Related Party Transactions, for additional information.

Kimberly-Clark maintains a number of benefit and stock-based compensation programs at a corporate level. Our employees participate in those programs, and as such, we were charged a portion of the expenses associated with these programs. However, our combined balance sheet does not include any Kimberly-Clark net benefit plan obligations nor Kimberly-Clark equity related to the stock-based compensation programs. Any benefit plan net liabilities that are our direct obligation, such as certain pension and postretirement plans, are reflected in our combined balance sheet as well as within our operating expenses. See Note 10, Stock-Based Compensation, and Note 9, Employee Postretirement Benefits, for further description of these stock-based compensation and postretirement benefit programs.

Kimberly-Clark’s net investment balance represents the cumulative net investment in us by Kimberly-Clark through that date, including any prior net income or loss and allocations or other transactions with Kimberly-Clark. Current domestic income tax liabilities are deemed to be remitted in cash to Kimberly-Clark in the period the related income tax expense is recorded.

Historically, Kimberly-Clark has provided financing, cash management and other treasury services to us. In North America, our cash balances are swept daily by Kimberly-Clark, and historically, we have received funding from Kimberly-Clark for most of our investing and financing cash needs. Cash transferred to and from Kimberly-Clark has historically been recorded as intercompany receivables and payables. Intercompany receivables and payables with Kimberly-Clark are reflected within Kimberly-Clark’s net investment in the accompanying combined financial statements.

Principles of Combination

The combined financial statements include our net assets and results of our operations as described above. All transactions and accounts within our combined businesses have been eliminated.

All intercompany transactions between Kimberly-Clark and us have been included in these combined financial statements. Intercompany transactions with Kimberly-Clark or its affiliates are reflected in the combined statement of cash flow as change in Kimberly-Clark’s net investment within financing activities and in the combined balance sheet within Kimberly-Clark’s net investment.

Use of Estimates

We prepare our combined financial statements in accordance with GAAP, which requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting periods. Estimates are used in accounting for, among other things, distributor rebate accruals, future cash flows associated with impairment testing for goodwill and long-lived assets, loss contingencies, and deferred tax assets and potential income tax assessments. Actual results could differ from these estimates, and the effect of the change could be material to our financial statements. Changes in these estimates are recorded when known.

Cash Equivalents

Cash equivalents are short-term investments with an original maturity date of three months or less.

Inventories and Distribution Costs

For financial reporting purposes, most U.S. inventories are valued at the lower of cost, using the Last-In, First-Out (LIFO) method, or market. The balance of the U.S. inventories and inventories of combined operations outside the U.S. are valued at the lower of cost, using either the First-In, First-Out (FIFO) or weighted-average cost methods, or market. Distribution costs are classified as cost of products sold.

Property, Plant and Equipment and Depreciation

For financial reporting purposes, property, plant and equipment are stated at cost and depreciated on the straight-line method. Buildings are depreciated over their estimated useful lives, primarily 40 years. Machinery and equipment are depreciated over their estimated useful lives, primarily ranging from 16 to 20 years. Purchases of computer software, including external costs and certain internal costs (including payroll and payroll-related costs of employees) directly associated with developing significant computer software applications for internal use, are capitalized. Computer software costs are amortized on the straight-line method over the estimated useful life of the software, which generally does not exceed 5 years.

Estimated useful lives are periodically reviewed, and when warranted, changes are made to them. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss would be indicated when estimated undiscounted future cash flows from the use and eventual disposition of an asset group, which are identifiable and largely independent of the cash flows of other asset groups, are less than the carrying amount of the asset group.

Measurement of an impairment loss would be based on the excess of the carrying amount of the asset group over its fair value. Fair value is measured using discounted cash flows or independent appraisals, as appropriate. When property is sold or retired, the cost of the property and the related accumulated depreciation are removed from the combined balance sheet and any gain or loss on the transaction is included in income.

Goodwill and Other Intangible Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized, but rather is tested for impairment annually and whenever events or circumstances indicate that impairment may have occurred. Impairment testing compares the reporting unit carrying amount of goodwill with its fair value. Fair value is estimated based on discounted cash flows. If the reporting unit carrying amount of goodwill exceeds its fair value, an impairment charge would be recorded. For 2013, we completed the required annual testing of goodwill for impairment for all reporting units using the beginning of the third quarter 2013 as the measurement date, and have determined that goodwill is not impaired.

Intangible assets with finite lives are amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Estimated useful lives range from 7 to 30 years for trademarks, 7 to 17 years for patents and acquired technologies, and 2 to 16 years for other intangible assets. An impairment loss would be indicated when estimated undiscounted future cash flows from the use of the asset are less than its carrying amount. An impairment loss would be measured as the difference between the fair value (based on discounted future cash flows) and the carrying amount of the asset.

Revenue Recognition and Accounts Receivable

Sales revenue is recognized at the time of product shipment or delivery, depending on when title passes, to unaffiliated customers, and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable, and collection is reasonably assured. Sales are reported net of returns, rebates and freight allowed. Distributor rebates are estimated based on the historical cost difference between list prices and average end user contract prices and the quantity of products expected to be sold to specific end users. We maintain liabilities at the end of each period for the estimated rebate costs incurred but unpaid for these programs. Differences between estimated and actual rebate costs are normally not material and are recognized in earnings in the period such differences are determined. Taxes imposed by governmental authorities on our revenue-producing activities with customers, such as sales taxes and value-added taxes, are excluded from net sales.

The allowance for doubtful accounts and sales discounts was $1.3 and $1.5 at December 31, 2013 and 2012, respectively.

Related Party Sales

Sales to other Kimberly-Clark subsidiaries and affiliates of supplies and other finished products have been reflected as related party sales in our combined financial statements. These sales have historically been transacted under cost-plus pricing arrangements, which is consistent with Kimberly-Clark’s global transfer pricing policies. We expect to enter into one or more manufacturing and supply agreements with Kimberly-Clark prior to the distribution pursuant to which we or Kimberly-Clark, as the case may be, will manufacture, label and package products for the other party. The manufacturing and supply agreements are expected to modify our historical intercompany arrangements and reflect new pricing.

Foreign Currency Translation

The income statements of foreign operations are translated into U.S. dollars at rates of exchange in effect each month. The balance sheets of these operations are translated at period-end exchange rates, and the differences from historical exchange rates are reflected in invested equity as unrealized translation adjustments.

Derivative Instruments and Hedging

All derivative instruments are recorded as assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives are either recorded in the income statement or other comprehensive income, as appropriate. The effective portion of the gain or loss on derivatives designated as cash flow hedges is included in other comprehensive income in the period that changes in fair value occur, and is reclassified to income in the same period that the hedged item affects income. Any ineffective portion of cash flow hedges is immediately recognized in income. Certain foreign-currency derivative instruments not designated as hedging instruments have been entered into to manage a portion of our foreign currency transactional exposures. The gain or loss on these derivatives is included in income in the period that changes in their fair values occur. Our policies allow the use of derivatives for risk management purposes and prohibit their use for speculation. Our policies also prohibit the use of any leveraged derivative instrument. Consistent with our policies, foreign currency derivative instruments are entered into with major financial institutions. At inception we formally designate certain derivatives as cash flow hedges and establish how the effectiveness of these hedges will be assessed and measured. This process links the derivatives to the transactions they are hedging. See Note 13, Objectives and Strategies for Using Derivatives, for disclosures about derivative instruments and hedging activities.

Insurance

We participate in Kimberly-Clark’s various insurance programs which consist of selected levels of property and casualty risks, primarily related to employee health care, workers’ compensation claims and other casualty losses. Many of the potential losses are covered under conventional insurance programs with third-party carriers with high deductible limits. In other areas, Kimberly-Clark is self-insured with stop-loss coverage. Accrued liabilities for incurred but not reported losses related to these retained risks are calculated based upon loss development factors which contemplate a number of factors including claims history and expected trends.

Stock-Based Compensation

Our employees have historically participated in Kimberly-Clark’s stock-based compensation plans. Stock-based compensation expense has been charged to us based on the awards and terms previously granted to our employees. The stock-based compensation was initially measured at the fair value of the awards on the grant date and is recognized in the financial statements over the period the employees are required to provide services in exchange for the awards. The fair value of option awards is measured on the grant date using a Black-Scholes option-pricing model. The fair value of performance-based restricted share awards is based on the Kimberly-Clark stock price at the grant date and the assessed probability of meeting future performance targets. See Note 10, Stock-Based Compensation.

Income Taxes

For purposes of the combined financial statements, our income tax expense and deferred tax balances have been estimated as if we filed income tax returns on a stand-alone basis separate from Kimberly-Clark. As a stand-alone entity, our deferred taxes and effective tax rate may differ from those in the historical periods.

We recognized tax benefits in our financial statements when our uncertain tax positions are more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We recognized deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Note 2.	Inventories

Inventories consists of the following:

	December 31
	2013			2012
	LIFO	Non- LIFO	Total	LIFO	Non- LIFO	Total
At the lower of cost, determined on the FIFO or weighted-average cost methods, or market
Raw materials	$40.2	$2.4	$42.6	$39.9	$3.4	$43.3
Work in process	64.8	0.4	65.2	63.8	1.0	64.8
Finished goods	148.7	42.3	191.0	157.8	47.9	205.7
Supplies and other	—	13.6	13.6	—	12.0	12.0

	253.7	58.7	312.4	261.5	64.3	325.8
Excess of FIFO or weighted-average cost over LIFO cost	(26.8)	—	(26.8)	(24.1)	—	(24.1)

Total	$226.9	$58.7	$285.6	$237.4	$64.3	$301.7

Note 3.	Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31
	2013	2012
Land	$4.5	$4.8
Buildings	104.3	102.5
Machinery and equipment	617.2	614.6
Construction in progress	46.5	33.0

	772.5	754.9
Less accumulated depreciation	(447.6)	(429.2)

Total	$324.9	$325.7

Property, plant and equipment, net in the United States as of December 31, 2013 and 2012 was $193.6 and $183.7, respectively.

Depreciation expense in 2013, 2012 and 2011 was $39.9, $38.3 and $38.3, respectively.

Note 4.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill by business segment are as follows:

	Medical Devices	Surgical and Infection Prevention	Total
Balance at December 31, 2011	$684.1	$748.9	$1,433.0
Currency and other	0.5	0.6	1.1

Balance at December 31, 2012	684.6	749.5	1,434.1
Acquisitions	2.7	—	2.7
Currency and other	(1.0)	(5.7)	(6.7)

Balance at December 31, 2013	$686.3	$743.8	$1,430.1

At December 31, 2013 and 2012, we had intangible assets with indefinite useful lives of $6.7 and $11.1, respectively, related to acquired in-process research and development.

Intangible assets subject to amortization consist of the following at December 31:

	2013		2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Trademarks	$126.6	$82.2	$126.8	$78.2
Patents and acquired technologies	149.9	76.1	151.1	56.5
Other	49.2	32.9	50.3	27.8

Total	$325.7	$191.2	$328.2	$162.5

Amortization expense for intangible assets was $29.3, $19.3 and $12.8 in 2013, 2012 and 2011, respectively. Amortization expense is estimated to be $32.4 in 2014, $25.6 in 2015, $20.3 in 2016, $15.0 in 2017 and $11.1 in 2018.

Note 5.	Accrued Expenses

Accrued expenses consist of the following:

	December 31
	2013	2012
Accrued rebates	$81.9	$70.6
Accruals for estimated litigation matters	25.7	32.7
Accrued salaries and wages	37.3	41.3
Accrued taxes - income and other	12.2	20.7
Other	22.9	15.7

Total	$180.0	$181.0

Note 6.	Long Term Liabilities

Long term liabilities consists of the following:

	December 31
	2013	2012
Deferred income taxes	$90.5	$96.4
Taxes payable	1.3	4.2
Accrual for estimated litigation matters	—	10.9
Other	2.7	7.9

Total	$94.5	$119.4

Note 7.	Debt

Debt payable within one year is composed of a bank loan and related party amounts owed to Kimberly-Clark or one of its wholly-owned subsidiaries.

The bank loan operates as a short-term revolver, and the balance owed at December 31, 2013 and 2012 was $2.8 and $9.3, respectively. The variable interest rate on the bank loan was 0.6% at December 31, 2013, and the related expense is recorded in interest expense on the combined income statement. The bank loan was repaid in March 2014.

The related party debt is subject to repayment upon demand by the related party lenders, and accordingly is classified in current liabilities on the combined balance sheet. The related party debt at December 31, 2013 and 2012 was $9.1 and $66.6, respectively. The variable interest rate on the related party debt was 0.5% at December 31, 2013, and the related expense is recorded in interest expense on the combined income statement. The related party debt will be settled at the distribution date.

Note 8.	Income Taxes

Our income taxes were calculated on a separate tax return basis, although operations have historically generally been included in Kimberly-Clark’s U.S. federal, state and foreign tax returns. Kimberly-Clark’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, our income tax results as presented are not necessarily indicative of future performance and do not necessarily reflect the results that we would have generated as an independent publicly traded company for the periods presented.

An analysis of the provision for income taxes follows:

	Year Ended December 31
	2013	2012	2011
Current income taxes
United States	$41.4	$49.8	$28.9
State	8.2	10.6	8.9
Other countries	23.7	30.8	22.8

Total	73.3	91.2	60.6

Deferred income taxes
United States	(0.4)	(10.0)	12.1
State	0.2	(1.5)	0.3
Other countries	0.1	(2.5)	(0.8)

Total	(0.1)	(14.0)	11.6

Total provision for income taxes	$73.2	$77.2	$72.2

Income before income taxes is earned in the following tax jurisdictions:

	Year Ended December 31
	2013	2012	2011
United States	$136.8	$119.3	$144.2
Other countries	91.0	110.5	70.4

Total income before income taxes	$227.8	$229.8	$214.6

Deferred income tax assets and liabilities are composed of the following:

	December 31
	2013	2012
Deferred tax assets
Inventories	$23.8	$26.8
Accrued liabilities	14.8	24.1
Other	15.3	13.3

	53.9	64.2
Valuation allowance	(4.3)	(2.8)

Total deferred assets	49.6	61.4

Deferred tax liabilities
Property, plant and equipment, net	45.8	47.9
Intangibles, net	47.2	57.0
Other	0.1	0.8

Total deferred tax liabilities	93.1	105.7

Net deferred tax liabilities	$(43.5)	$(44.3)

Valuation allowances increased $1.5 in 2013 and decreased $4.2 in 2012, impacting earnings by the same amount. Valuation allowances at the end of 2013 primarily relate to tax credits and income tax loss carryforwards of $4.3.

Realization of income tax loss carryforwards is dependent on generating sufficient taxable income prior to expiration of these carryforwards. Although realization is not assured, we believe it is more likely than not that all of the deferred tax assets, net of applicable valuation allowances, will be realized. The amount of the deferred tax assets considered realizable could be reduced or increased due to changes in the tax environment or if estimates of future taxable income change during the carryforward period.

The total amount of taxes paid was $74.2, $94.3 and $58.4 in 2013, 2012 and 2011, respectively.

Presented below is a reconciliation of the income tax provision computed at the U.S. federal statutory tax rate to the actual effective tax rate:

	Year Ended December 31
	2013	2012	2011
U.S. statutory rate applied to income before income taxes	35.0%	35.0%	35.0%
Rate of state income taxes, net of federal tax benefit	2.3	4.6	3.5
Statutory rates other than U.S. statutory rate	(3.2)	(3.5)	0.1
Valuation allowance, net	0.6	(1.9)	(0.7)
Other - net(a)	(2.6)	(0.6)	(4.3)

Effective income tax rate	32.1%	33.6%	33.6%

(a)	Other - net is composed of numerous items, none of which is greater than 1.75% of income before income taxes.

At December 31, 2013, U.S. income taxes and foreign withholding taxes have not been provided on $177.9 of unremitted earnings of subsidiaries operating outside the U.S. These earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends, were lent to one of our U.S. entities or if we were to sell our stock in the subsidiaries. Determination of the amount of unrecognized deferred U.S. income tax liability on these unremitted earnings is not practicable because of the complexities associated with this hypothetical calculation. We do not expect restrictions or taxes on repatriation of cash held outside of the United States to have a material adverse effect on our overall liquidity, financial condition or results of operations for the foreseeable future.

Presented below is a reconciliation of the beginning and ending amounts of unrecognized income tax benefits:

	2013	2012	2011
Balance at January 1	$18.1	$17.7	$18.6
Gross increases for tax positions of prior years	5.8	2.1	0.4
Gross decreases for tax positions of prior years	(4.2)	(1.9)	(1.6)
Gross increases for tax positions of the current year	1.3	1.3	1.0
Settlements	(1.4)	(1.1)	(0.7)
Lapse of statute of limitations	(0.1)	—	—

Balance at December 31	$19.5	$18.1	$17.7

Of the amounts recorded as unrecognized tax benefits at December 31, 2013, $14.3 would reduce our effective tax rate if recognized.

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2013, 2012 and 2011, the net cost in interest and penalties was not significant. Total accrued penalties and net accrued interest was $4.9 and $6.0 at December 31, 2013 and 2012, respectively.

It is reasonably possible that a number of uncertainties could be resolved within the next 12 months. The most significant uncertainties involve tax credits and transfer pricing. It is reasonably possible the aggregate resolution of the uncertainties could be up to $6.8, while none of the uncertainties is individually significant. Resolution of these matters is not expected to have a material effect on our financial condition, results of operations or liquidity.

State income tax returns are generally subject to examination for a period of 3 to 5 years after filing of the respective return. The state effect of any changes to filed federal positions remains subject to examination by various states for a period of up to two years after formal notification to the states. We have various state income tax return positions in the process of examination, administrative appeals or litigation.

Note 9.	Employee Postretirement Benefits

Participation in Kimberly-Clark’s Pension and Other Postretirement Benefit Plans

Eligible Business employees participate in defined benefit pension and postretirement healthcare plans sponsored by Kimberly-Clark. Certain employees in North America are covered by these defined benefit pension plans, and substantially all U.S. employees have access to unfunded healthcare and life insurance benefit plans. Participants from Kimberly-Clark’s other businesses also participate in these plans and therefore, our participation in the plans are accounted for on a multi-employer basis. As a result, the assets or liabilities associated with these plans are not reported in our combined balance sheet.

Expense allocations for these benefits were determined based on a review of personnel by business unit and are recorded in our combined income statement within cost of products sold, research and development and selling and general expenses, as applicable. These costs are funded through intercompany transactions with Kimberly-Clark. Our allocated expenses for the defined benefit pension plans were $1.9, $2.3 and $1.8 for the years ended December 31, 2013, 2012 and 2011, respectively. Our allocated expenses for the postretirement healthcare plans were $3.9, $5.9 and $6.7 for the years ended December 31, 2013, 2012 and 2011, respectively.

International Pension Plans

Certain plans in our international operations are our direct obligation, and therefore, the related funded status has been recorded within our combined balance sheet. These plans are unfunded and the aggregated projected benefit obligation as of December 31, 2013 and 2012 was $2.4. Net periodic pension cost for the years ended December 31, 2013, 2012 and 2011 was $1.4, $1.2 and $2.3, respectively. Over the next ten years, we expect gross benefit payments to be $0.9 in each of 2014 through 2018, and $5.2 in total in 2019 through 2023.

Defined Contribution Pension Plans

Eligible Business employees participate in Kimberly-Clark’s defined contribution plans. Kimberly-Clark’s 401(k) profit sharing plan and supplemental plan provide for a matching contribution of a U.S. employee’s contributions and accruals, subject to predetermined limits, as well as a discretionary profit sharing contribution, in which contributions are based on Kimberly-Clark’s profit performance. Kimberly-Clark also has defined contribution pension plans for certain employees outside the U.S. in which eligible Business employees may participate. Costs charged to expense in our cost of products sold, research and development and selling and general expenses in our combined income statement for contributions made by Kimberly-Clark on our behalf were $9.8, $9.9 and $9.4 for the years ended December 31, 2013, 2012 and 2011, respectively.

Note 10.	Stock-Based Compensation

Kimberly-Clark maintains several incentive plans in which our executives and employees participate. All awards granted under the plans are based on Kimberly-Clark’s common shares and, as such, are reflected in Kimberly-Clark’s consolidated statements of equity and not in our combined statement of invested equity.

Stock-based compensation expense for our direct employees of $6.0, $5.3 and $2.6 and related deferred income tax benefits of $2.2, $1.6 and $0.8 were recognized for 2013, 2012 and 2011, respectively. These amounts were based on the awards and terms previously granted to our employees by Kimberly-Clark, but may not reflect the equity awards or results that we would have experienced or expect to experience as a separate stand-alone public company.

Stock options were granted at an exercise price equal to the fair market value of Kimberly-Clark’s common stock on the date of grant. Stock options are subject to graded vesting whereby options vest 30% at the end of each of the first two 12-month periods following the grant and 40% at the end of the third 12-month period and have a term of 10 years.

The fair value of stock option awards was determined by Kimberly-Clark using a Black-Scholes option-pricing model utilizing a range of assumptions related to dividend yield, volatility, risk-free interest rate and employee exercise behavior. Dividend yield was based on historical experience and expected future dividend actions. Expected volatility was based on a blend of historical volatility and implied volatility from traded options on Kimberly-Clark’s common stock. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. Forfeitures were estimated based on historical data.

The weighted-average fair value of options granted was estimated at $7.15, $3.25 and $2.98 in 2013, 2012 and 2011, respectively, per option on the date of grant based on the following assumptions:

	Year Ended December 31
	2013	2012	2011
Dividend yield	3.70%	4.50%	5.00%
Volatility	15.40%	12.86%	12.54%
Risk-free interest rate	0.87%	1.08%	2.26%
Expected life - years	5.1	5.8	6.3

A summary of stock option activity is presented below:

	Shares (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	560	$65.40
Granted	117	103.29
Exercised	(257)	62.99
Options related to employees transferred to or from other Kimberly-Clark operations	(5)	82.83
Forfeited or expired	(27)	82.83

Outstanding at December 31, 2013	388	$77.48	7.1	$10.5

Exercisable and vested at December 31, 2013	178	$63.24	5.2	$7.3

The following table summarizes information about options outstanding and exercisable at December 31, 2013:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Shares (in thousands)	Weighted-Average Remaining Contractual Term	Shares (in thousands)	Weighted-Average Remaining Contractual Term
$49.61 - $58.73	40	4.6	40	4.6
61.02 - 64.81	117	6.1	87	5.7
71.88 - 78.54	122	6.9	51	4.8
103.29	109	9.3	—	—

	388	7.1	178	5.2

The following summarizes activity related to options granted to our eligible employees as part of Kimberly-Clark’s annual stock option program:

	Year Ended December 31
	2013	2012	2011
Stock options granted (in thousands)	117	127	113
Weighted average exercise price of stock options granted	$103.29	$78.54	$64.81
Intrinsic value of stock options exercised	$9.8	$8.6	$4.0
Cash received from options exercised and remitted to Kimberly-Clark	$16.2	$31.1	$24.5
Actual tax benefit realized for tax deductions from options exercised	$2.8	$3.5	$0.4

Restricted shares, time-vested restricted share units and performance-based restricted share units granted to employees are valued at the closing market price of our common stock on the grant date and vest generally at the end of three years. The number of performance-based share units that ultimately vest ranges from zero to 200% of the number granted, based on performance tied to return on invested capital (“ROIC”) and net sales during the three-year performance period. ROIC and net sales targets are set at the beginning of the performance period. Dividend equivalents are credited on restricted share units on the same date and at the same rate as dividends are paid on Kimberly-Clark’s common stock.

The following summarizes activity related to other stock-based awards granted to our eligible employees as part of Kimberly-Clark’s annual incentive programs:

	Time-Vested Restricted Share Units		Performance-Based Restricted Share Units
	Shares (in thousands)	Weighted- Average Grant-Date Fair Value	Shares (in thousands)	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2013	36	$78.07	141	$68.17
Granted	5	98.31	62	102.18
Vested	(3)	69.71	(21)	64.10
Forfeited	(4)	79.10	(35)	68.64

Nonvested at December 31, 2013	34	$81.75	147	$82.87

	Year Ended December 31
	2013	2012	2011
Number of awards granted (in thousands)	67	85	74
Weighted average market price per award granted	$101.88	$78.02	$65.03
Total fair value of other stock-based awards distributed to participants	$2.2	$4.4	$1.9

The total remaining unrecognized compensation costs and amortization period are as follows:

	December 31, 2013	Weighted-Average Service Years
Stock options	$0.5	1.1
Time-based restricted stock units	1.1	1.3
Performance-based restricted stock units	4.8	1.6

Note 11.	Leases

We have entered into operating leases for certain warehouse facilities, automobiles and equipment. The future minimum obligations under operating leases having a noncancelable term in excess of one year are as follows:

Year Ending December 31
2014	$8.8
2015	7.8
2016	6.5
2017	4.9
2018	4.4
Thereafter	2.8

Future minimum obligations	$35.2

Combined rental expense under operating leases was $16.7, $13.4 and $12.5 in 2013, 2012 and 2011, respectively.

Note 12.	Legal Matters

We are subject to various legal proceedings, claims and governmental inspections, audits or investigations pertaining to issues such as contract disputes, product liability, tax matters, patents and trademarks, advertising, governmental regulations, employment and other matters, including the matters described below. Although the results of litigation and claims cannot be predicted with certainty, we believe that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on our business, financial condition, results of operations or liquidity.

We are one of several manufacturers of continuous infusion medical devices, such as our ON-Q PAINBUSTER pain pumps, that are involved in several different pending or threatened litigation matters from multiple plaintiffs alleging that use of the continuous infusion device to deliver anesthetics directly into a synovial joint after surgery resulted in postarthroscopic glenohumeral chondrolysis, or a disintegration of the cartilage covering the bones in the joint (typically, in the shoulder). Plaintiffs generally seek monetary damages and attorneys’ fees. While Kimberly-Clark is retaining the liabilities related to these matters, the distribution agreement between us and Kimberly-Clark is expected to provide that we will indemnify Kimberly-Clark for any such claims or causes of actions arising after the distribution.

We operate in an industry characterized by extensive patent litigation and competitors may claim that our products infringe upon their intellectual property. Resolution of patent litigation or other intellectual property claims is typically time consuming and costly and can result in significant damage awards and injunctions that could prevent the manufacture and sale of the affected products or require us to make significant royalty payments in order to continue selling the affected products. At any given time we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time.

We are subject to federal, state and local environmental protection laws and regulations with respect to our business operations and are operating in compliance with, or taking action aimed at ensuring compliance with, these laws and regulations. None of our compliance obligations with environmental protection laws and regulations, individually or in the aggregate, is expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

Note 13.	Objectives and Strategies for Using Derivatives

As a multinational enterprise, we are exposed to financial risks, such as changes in foreign currency exchange rates, interest rates and commodity prices. We employ a number of practices to manage these risks, including operating activities and, where appropriate, the use of derivative instruments. Kimberly-Clark uses derivative instruments, such as forward swap contracts, to hedge a limited portion of its exposure to market risk arising from changes in prices of certain commodities. These derivatives are designated as cash flow hedges of specific quantities of the underlying commodity expected to be purchased in future months. In addition, Kimberly-Clark enters into derivative instruments for certain of its non-U.S. operations to hedge a portion of forecasted cash flows for raw materials, imports of intercompany finished goods and other intercompany goods and services denominated in U.S. dollars. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instruments is recognized in earnings in the same period that the hedged exposure affects earnings. For hedging activity that is centrally managed by Kimberly-Clark, the associated derivative assets and liabilities and amounts recognized in accumulated other comprehensive income have not been included on our combined balance sheet. The portion of the amounts recognized to earnings for these commodity-based derivatives that relate to the Business’ operations have been allocated and included in cost of products sold on the combined income statement.

We enter into derivative instruments to hedge a portion of forecasted cash flows denominated in Mexican pesos for purchases of intercompany services provided to our U.S. operations and for intercompany sales of inventory denominated in U.S. dollars made by our affiliates in Thailand. The derivative instruments used to manage these exposures are designated and qualify as cash flow hedges. The foreign currency exposure on certain non-functional currency denominated monetary assets and liabilities, primarily intercompany loans and accounts payable, is hedged with primarily undesignated derivative instruments.

Translation adjustments result from translating foreign entities’ financial statements into U.S. dollars from their functional currencies. The risk to any particular entity’s net assets is reduced to the extent that the entity is financed with local currency borrowing. Translation exposure, which results from changes in translation rates between functional currencies and the U.S. dollar, is not hedged.

The derivative liabilities for foreign exchange contracts as of December 31, 2013 were $4.5 and are included in the combined balance sheet in accrued expenses. The derivative assets for foreign exchange contracts as of December 31, 2012 were $1.9 and are included in the combined balance sheet in other current assets.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is initially recorded in accumulated other comprehensive income (“AOCI”), net of related income taxes, and recognized in earnings in the same period that the hedged exposure affects earnings. These gains or losses recognized to earnings were not significant in each of the three years ended December 31, 2013. As of December 31, 2013, the aggregate notional values of outstanding foreign exchange derivative contracts designated as cash flow hedges were approximately $100. Cash flow hedges resulted in no significant ineffectiveness in each of the three years ended December 31, 2013. For each of the three years ended December 31, 2013, no gains or losses were reclassified into earnings as a result of the discontinuance of cash flow hedges due to the original forecasted transaction no longer being probable of occurring. At December 31, 2013, amounts to be reclassified from AOCI during the next twelve months are not expected to be significant. The maximum maturity of cash flow hedges in place at December 31, 2013 is December 2014.

Gains or losses on undesignated foreign exchange hedging instruments are immediately recognized in other (income) and expense, net. These gains or losses have not been significant for each of the three years ended December 31, 2013. The effect on earnings from the use of these non-designated derivatives is substantially neutralized by the transactional gains and losses recorded on the underlying assets and liabilities. At December 31, 2013, the notional amount of these undesignated derivative instruments was approximately $25.

Note 14.	Business Segment Information

We are organized into two operating segments based on product groupings: Surgical and Infection Prevention and Medical Devices. These operating segments, which are also our reportable global business segments, were determined in accordance with how our executive managers develop and execute global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other (income) and expense, net.

The principal sources of revenue in each global business segment are described below:

•	Surgical and Infection Prevention provides healthcare supplies and solutions that target the prevention and management of healthcare associated infections. This segment has recognized brands across its portfolio of product offerings, including in sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves. This business is also a global leader in education to prevent healthcare-associated infections.

•	Medical Devices provides a portfolio of innovative product offerings focused on pain management and respiratory and digestive health to improve patient outcomes and reduce the cost of care. These products include post-operative pain management solutions, minimally invasive interventional (or chronic) pain therapies, closed airway suction systems and enteral feeding tubes.

Net sales to Owens & Minor, Inc. were approximately 20% and Cardinal Health, Inc. were approximately 10% in 2013, 2012 and 2011.

Information concerning combined operations by business segment is presented in the following table:

	Surgical and Infection Prevention	Medical Devices	Corporate & Other	Combined Total
Net Sales(a)
2013	$1,153.1	$499.0	$25.4	$1,677.5
2012	1,185.1	477.6	21.3	1,684.0
2011	1,187.6	452.3	20.0	1,659.9
Operating Profit(b)
2013	151.2	85.6	(11.5)	225.3
2012	155.2	88.8	(16.0)	228.0
2011	150.0	76.8	(16.1)	210.7
Depreciation and Amortization
2013	31.0	36.2	2.0	69.2
2012	28.7	26.9	2.0	57.6
2011	28.9	20.7	1.5	51.1
Assets
2013	1,357.2	1,055.5	71.3	2,484.0
2012	1,405.8	1,065.9	62.5	2,534.2
2011	1,391.7	1,082.0	35.8	2,509.5
Capital Spending
2013	20.4	13.4	15.2	49.0
2012	28.5	11.5	0.8	40.8
2011	26.5	9.1	4.1	39.7

(a)	Net sales in the United States to third parties totaled $1,117.2, $1,104.6 and $1,117.7 in 2013, 2012 and 2011, respectively.
(b)	Segment operating profit excludes other (income) and expense, net.

Surgical drapes and gowns, medical exam gloves, and sterilization wrap represent approximately 24%, 21% and 11%, respectively, of combined total net sales in each of the three years ended December 31, 2013. No other product category represented 10% or more of combined total net sales.

Note 15.	Related Party Transactions

A portion of our net sales results from sales to Kimberly-Clark subsidiaries and affiliates. Included in our combined financial statements are net sales from intercompany sales of $91.3 in 2013, $92.6 in 2012 and $85.1 in 2011.

During 2013, 2012 and 2011, we utilized manufacturing facilities and resources managed by affiliates of Kimberly-Clark to conduct our business. The expenses associated with these transactions, which primarily relate to production of semi-finished goods for our surgical and infection prevention business, are included in cost of products sold in our combined income statement.

Our combined financial statements include certain expenses of Kimberly-Clark which were allocated to us for certain functions, including general expenses related to supply chain, finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the relative percentage of net sales or headcount. The total amount of these allocations from Kimberly-Clark was approximately as follows:

	Year Ended December 31
	2013	2012	2011
Cost of products sold	$25	$25	$20
Selling and general expenses	60	60	50
Research expenses	10	10	10

Total	$95	$95	$80

We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as a separate, stand-alone public company or of the costs we will incur in the future.

Historically, Kimberly-Clark has provided financing, cash management and other treasury services to us. In North America, our cash balances are swept by Kimberly-Clark, and historically, we have received funding from Kimberly-Clark for most of our operating and investing cash needs. Cash transferred to and from Kimberly-Clark has historically been recorded as intercompany cash. Intercompany cash, receivables and payables with Kimberly-Clark are reflected within parent company investment in the accompanying combined financial statements.

Note 16.	Subsequent Events

The Business has evaluated all events that have occurred subsequent to December 31, 2013 through May 6, 2014, which is the date the financial statements are available to be issued.

The Company was incorporated in Delaware on February 25, 2014 for the purpose of holding Kimberly-Clark’s health care business following the separation of the Business from Kimberly-Clark. Prior to the separation, the Company and Kimberly-Clark expect to engage in a series of transactions that are designed to transfer ownership of Kimberly-Clark’s health care business to the Company. Prior to the transfer by Kimberly-Clark to the Company of its health care business, the Company will have no operations other than those incident to its formation and in preparation for the separation.

The initial capitalization of the Company was one hundred fifty thousand dollars.

UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

HEALTH CARE BUSINESS

COMBINED INCOME STATEMENT

(Unaudited)

	Six Months Ended June 30
(Millions of dollars)	2014	2013
Net Sales (including related party sales of $45.6 and $44.5)	$824.2	$826.7
Cost of products sold (including related party purchases of $41.7 and $40.9)	564.3	531.3

Gross Profit	259.9	295.4
Research and development	17.6	15.3
Selling and general expenses	186.8	184.4
Other (income) and expense, net	(1.7)	(1.7)

Operating Profit	57.2	97.4
Interest income	1.9	1.1
Interest expense	—	(0.2)

Income Before Income Taxes	59.1	98.3
Provision for income taxes	(22.2)	(31.4)

Net Income	$36.9	$66.9

See Notes to Combined Financial Statements.

HEALTH CARE BUSINESS

COMBINED STATEMENT OF COMPREHENSIVE INCOME

(Unaudited)

	Six Months Ended June 30
(Millions of dollars)	2014	2013
Net Income	$36.9	$66.9

Other Comprehensive Income (Loss), Net of Tax
Unrealized currency translation adjustments	3.8	(14.0)
Cash flow hedges	4.2	(4.3)

Total Other Comprehensive Income (Loss), Net of Tax	8.0	(18.3)

Comprehensive Income	$44.9	$48.6

See Notes to Combined Financial Statements.

HEALTH CARE BUSINESS

COMBINED BALANCE SHEET

(2014 Data is Unaudited)

(Millions of dollars)	June 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$48.5	$44.1
Accounts receivable, net	195.3	203.3
Inventories	301.3	285.6
Current deferred income taxes and other	53.2	52.1

Total Current Assets	598.3	585.1
Property, Plant and Equipment, Net	284.9	324.9
Goodwill	1,432.8	1,430.1
Other Intangible Assets	125.1	141.2
Other Assets	15.2	2.7

TOTAL ASSETS	$2,456.3	$2,484.0

LIABILITIES AND INVESTED EQUITY
Current Liabilities
Debt payable within one year (including related party debt of $10.4 and $9.1)	$10.4	$11.9
Trade accounts payable	121.0	118.5
Accrued expenses	152.4	180.0

Total Current Liabilities	283.8	310.4
Long-Term Liabilities	95.2	94.5

TOTAL LIABILITIES	379.0	404.9

Invested Equity
Kimberly-Clark’s net investment	2,088.9	2,098.7
Accumulated other comprehensive income (loss)	(11.6)	(19.6)

Total Invested Equity	2,077.3	2,079.1

TOTAL LIABILITIES AND INVESTED EQUITY	$2,456.3	$2,484.0

See Notes to Combined Financial Statements.

HEALTH CARE BUSINESS

COMBINED CASH FLOW STATEMENT

(Unaudited)

	Six Months Ended June 30
(Millions of dollars)	2014	2013
Operating Activities
Net income	$36.9	$66.9
Depreciation and amortization	34.8	35.8
Share-based compensation charged by Kimberly-Clark	2.1	3.2
Provision for losses on accounts receivable and inventories	0.3	1.9
Deferred income taxes	(14.2)	(0.4)
Asset impairment	41.9	—
Net losses on asset dispositions	2.4	0.8
Changes in operating working capital:
Decrease (increase) in accounts receivable	7.9	(8.1)
(Increase) decrease in inventories	(15.9)	3.6
Decrease (increase) in prepaid expenses and other assets	1.0	(0.2)
Increase in trade accounts payable	8.1	11.2
Decrease in accrued expenses	(23.5)	(21.8)
Increase (decrease) in accrued income taxes	0.2	(3.1)
Other	1.7	(3.8)

Cash Provided by Operations	83.7	86.0

Investing Activities
Capital spending	(28.0)	(25.0)
Cash outflows for acquisitions and investments	—	(2.2)

Cash Used for Investing	(28.0)	(27.2)

Financing Activities
Debt proceeds	1.3	—
Debt repayments	(2.9)	(39.7)
Change in Kimberly-Clark’s net investment	(51.0)	(23.4)
Other	1.8	1.6

Cash Used for Financing	(50.8)	(61.5)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.5)	1.5

Increase (Decrease) in Cash and Cash Equivalents	4.4	(1.2)
Cash and Cash Equivalents - Beginning of Period	44.1	47.9

Cash and Cash Equivalents - End of Period	$48.5	$46.7

See Notes to Combined Financial Statements.

HEALTH CARE BUSINESS

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

Note 1.	Background and Basis of Presentation

The Health Care Business (the “Business”) is a global business which seeks to advance health and healthcare by preventing infection, eliminating pain and speeding recovery. Our products and solutions are designed to address some of today’s most important healthcare needs, namely, preventing infection and reducing the use of narcotics while helping patients move from surgery to recovery. We market and support the efficacy, safety and economic benefit of our products with a significant body of clinical evidence.

References to “Business,” “we,” “our” and “us” mean the health care operations that have been carved out that relate to Kimberly-Clark’s health care business. References to “Kimberly-Clark” mean Kimberly-Clark Corporation, a Delaware corporation, and its subsidiaries, other than the Business, unless the context otherwise requires.

On November 14, 2013, Kimberly-Clark announced that its Board of Directors authorized management to evaluate a potential tax-free spin-off of its health care business. Halyard Health, Inc. (the “Company”) was incorporated in Delaware on February 25, 2014 for the purpose of holding the Business following the separation. During the six months ended June 30, 2014, $25.8 was recorded in selling and general expenses for transaction and related costs associated with the potential spin-off of the health care business.

These unaudited combined interim financial statements represent the global operations of Kimberly-Clark’s health care business, and have been prepared on a stand-alone basis. The combined financial statements are derived from Kimberly-Clark’s consolidated financial statements and accounting records, and reflect our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all material adjustments, which are of a normal and recurring nature necessary for a fair presentation of the results for the periods presented have been reflected. Dollar amounts are reported in millions, unless otherwise noted.

For further information, refer to the audited combined financial statements and footnotes included elsewhere in this information statement.

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. The standard is effective for public entities for annual and interim periods beginning after December 15, 2016. Early adoption is not permitted. The effect of this standard on our financial position, results of operations and cash flows is not known.

Note 2.	Manufacturing Footprint Strategic Changes

In June 2014, we initiated a plan to exit one of our disposable glove facilities in Thailand and outsource the related production to improve the competitive position of our surgical and infection prevention business. The restructuring is expected to result in a reduction of our workforce by approximately 3,000 positions.

The plan is expected to be completed by December 31, 2015 and result in estimated cumulative charges of approximately $70 ($50 after-tax) over that period. We anticipate that the charges will consist of a noncash asset impairment and incremental depreciation charges of $55 and workforce reduction and other exit cash costs of $15.

Plan charges recognized in cost of sales during the six months ended June 30, 2014 were $49.0 ($35.0 after-tax), consisting of an asset impairment charge of $41.9 and a charge of $7.1 related to workforce reductions.

The asset impairment charge was based on the excess of the carrying value of the impacted asset group of about $94 versus its fair value of about $52. The fair value was measured using discounted cash flows expected over the time the asset group would remain in use. The use of the discounted cash flows represents a level 3 measure under the fair value hierarchy.

Accrued expenses for the plan were $7.1 as of June 30, 2014, and no cash payments were made during the six months ended June 30, 2014.

See Note 11 for additional information related to the plan charges by segment.

Note 3.	Inventories

Inventories consist of the following:

	June 30, 2014			December 31, 2013
	LIFO	Non- LIFO	Total	LIFO	Non- LIFO	Total
At the lower of cost, determined on the FIFO or weighted-average cost methods, or market
Raw materials	$46.3	$1.5	$47.8	$40.2	$2.4	$42.6
Work in process	61.4	1.1	62.5	64.8	0.4	65.2
Finished goods	163.1	40.1	203.2	148.7	42.3	191.0
Supplies and other	—	14.8	14.8	—	13.6	13.6

	270.8	57.5	328.3	253.7	58.7	312.4
Excess of FIFO or weighted-average cost over LIFO cost	(27.0)	—	(27.0)	(26.8)	—	(26.8)

Total	$243.8	$57.5	$301.3	$226.9	$58.7	$285.6

Note 4.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	June 30, 2014	December 31, 2013
Land	$3.0	$4.5
Buildings	76.4	104.3
Machinery and equipment	495.8	617.2
Construction in progress	42.6	46.5

	617.8	772.5
Less accumulated depreciation	(332.9)	(447.6)

Total	$284.9	$324.9

Property, plant and equipment, net in the United States as of June 30, 2014 and December 31, 2013 was $199.2 and $193.6, respectively.

Depreciation expense for the six months ended June 30, 2014 and 2013 was $18.7 and $21.0, respectively.

Note 5.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill by business segment are as follows:

	Medical Devices	Surgical and Infection Prevention	Total
Balance at December 31, 2013	$686.3	$743.8	$1,430.1
Currency and other	(2.6)	5.3	2.7

Balance at June 30, 2014	$683.7	$749.1	$1,432.8

At June 30, 2014 and December 31, 2013, we had intangible assets with indefinite useful lives of $6.7 related to acquired in-process research and development.

Intangible assets subject to amortization consist of the following:

	June 30, 2014		December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Trademarks	$126.7	$84.2	$126.6	$82.2
Patents and acquired technologies	149.9	87.9	149.9	76.1
Other	49.3	35.4	49.2	32.9

Total	$325.9	$207.5	$325.7	$191.2

Amortization expense for intangible assets for the six months ended June 30, 2014 and 2013 was $16.1 and $14.8, respectively.

Note 6.	Accrued Expenses

Accrued expenses consist of the following:

	June 30, 2014	December 31, 2013
Accrued rebates	$67.2	$81.9
Accrued litigation matters	16.5	25.7
Accrued salaries and wages	33.1	37.3
Accrued workforce reduction	7.1	—
Accrued taxes - income and other	11.9	12.2
Other	16.6	22.9

Total	$152.4	$180.0

Note 7.	Long Term Liabilities

Long term liabilities consist of the following:

	June 30, 2014	December 31, 2013
Deferred income taxes	$90.1	$90.5
Taxes payable	1.3	1.3
Other	3.8	2.7

Total	$95.2	$94.5

Note 8.	Invested Equity

The amounts of invested equity from the beginning of the period to the end of the period are as follows:

	Six Months Ended
	June 30, 2014		June 30, 2013
(Millions of dollars)	Kimberly-Clark’s Net Investment	Accumulated Other Comprehensive Income (Loss)	Kimberly-Clark’s Net Investment	Accumulated Other Comprehensive Income (Loss)
Balance at Beginning of Period	$2,098.7	$(19.6)	$2,045.6	$10.1
Net income	36.9	—	66.9	—
Change in Kimberly-Clark’s investment, net	(46.7)	—	(13.7)	—
Other comprehensive income:
Unrealized currency translation adjustments	—	3.8	—	(14.0)
Cash flow hedges, net of tax	—	4.2	—	(4.3)

Balance at End of Period	$2,088.9	$(11.6)	$2,098.8	$(8.2)

Note 9.	Legal Matters

We are subject to various legal proceedings, claims and governmental inspections, audits or investigations pertaining to issues such as contract disputes, product liability, tax matters, patents and trademarks, advertising, governmental regulations, employment and other matters, including the matters described below. Although the results of litigation and claims cannot be predicted with certainty, we believe that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on our business, financial condition, results of operations or liquidity.

We are one of several manufacturers of continuous infusion medical devices, such as our ON-Q PAINBUSTER pain pumps, that are involved in several different pending or threatened litigation matters from multiple plaintiffs alleging that use of the continuous infusion device to deliver anesthetics directly into a synovial joint after surgery resulted in postarthroscopic glenohumeral chondrolysis, or a disintegration of the cartilage covering the bones in the joint (typically, in the shoulder). Plaintiffs generally seek monetary damages and attorneys’ fees. While Kimberly-Clark is retaining the liabilities related to these matters, the distribution agreement between us and Kimberly-Clark will provide that we will indemnify Kimberly-Clark for any such claims or causes of actions arising after the distribution.

We operate in an industry characterized by extensive patent litigation and competitors may claim that our products infringe upon their intellectual property. Resolution of patent litigation or other intellectual property claims is typically time consuming and costly and can result in significant damage awards and injunctions that could prevent the manufacture and sale of the affected products or require us to make significant royalty payments in order to continue selling the affected products. At any given time we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time.

We are subject to federal, state and local environmental protection laws and regulations with respect to our business operations and are operating in compliance with, or taking action aimed at ensuring compliance with, these laws and regulations. None of our compliance obligations with environmental protection laws and regulations, individually or in the aggregate, is expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

Note 10.	Objectives and Strategies for Using Derivatives

As a multinational enterprise, we are exposed to financial risks, such as changes in foreign currency exchange rates, interest rates and commodity prices. We employ a number of practices to manage these risks, including operating activities and, where appropriate, the use of derivative instruments. Kimberly-Clark uses derivative instruments, such as forward swap contracts, to hedge a limited portion of its exposure to market risk arising from changes in prices of certain commodities. These derivatives are designated as cash flow hedges of specific quantities of the underlying commodity expected to be purchased in future months. In addition, Kimberly-Clark enters into derivative instruments for certain of its non-U.S. operations to hedge a portion of forecasted cash flows for raw materials, imports of intercompany finished goods and other intercompany goods and services denominated in U.S. dollars. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instruments is recognized in earnings in the same period that the hedged exposure affects earnings. For hedging activity that is centrally managed by Kimberly-Clark, the associated derivative assets and liabilities and amounts recognized in accumulated other comprehensive income have not been included on our combined balance sheet. The portion of the amounts recognized to earnings for these commodity-based derivatives that relate to the Business’ operations have been allocated and included in cost of products sold on the combined income statement.

We enter into derivative instruments to hedge a portion of forecasted cash flows denominated in Mexican pesos for purchases of intercompany services provided to our U.S. operations and for intercompany sales of inventory denominated in U.S. dollars made by our affiliates in Thailand. The derivative instruments used to manage these exposures are designated and qualify as cash flow hedges. The foreign currency exposure on certain non-functional currency denominated monetary assets and liabilities, primarily intercompany loans and accounts payable, is hedged with primarily undesignated derivative instruments.

Translation adjustments result from translating foreign entities’ financial statements into U.S. dollars from their functional currencies. The risk to any particular entity’s net assets is reduced to the extent that the entity is financed with local currency borrowing. Translation exposure, which results from changes in translation rates between functional currencies and the U.S. dollar, is not hedged.

The derivative liabilities for foreign exchange contracts at December 31, 2013 were $4.5 and are included in the combined balance sheet in accrued expenses. The derivative assets for foreign exchange contracts as of June 30, 2014 and December 31, 2013 were not significant.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is initially recorded in accumulated other comprehensive income (“AOCI”), net of related income taxes, and recognized in earnings in the same period that the hedged exposure affects earnings. These gains or losses recognized to earnings were not significant in the six months ended June 30, 2014 and 2013. As of June 30, 2014, the aggregate notional values of outstanding foreign exchange derivative contracts designated as cash flow hedges were approximately $75. Cash flow hedges resulted in no significant ineffectiveness in the six months ended June 30, 2014 and 2013. For the six months ended June 30, 2014 and 2013, no gains or losses were reclassified into earnings as a result of the discontinuance of cash flow hedges due to the original forecasted transaction no longer being probable of occurring. At June 30, 2014, amounts to be reclassified from AOCI during the next twelve months are not expected to be significant. The maximum maturity of cash flow hedges in place at June 30, 2014 is June 2015.

Gains or losses on undesignated foreign exchange hedging instruments are immediately recognized in other (income) and expense, net. These gains or losses have not been significant for the six months ended June 30, 2014 and 2013. The effect on earnings from the use of these non-designated derivatives is substantially neutralized by the transactional gains and losses recorded on the underlying assets and liabilities. At June 30, 2014, the notional amount of these undesignated derivative instruments was approximately $30.

Note 11.	Business Segment Information

We are organized into two operating segments based on product groupings: Surgical and Infection Prevention and Medical Devices. These operating segments, which are also our reportable global business segments, were determined in accordance with how our executive managers develop and execute global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes restructuring charges, transaction costs related to the potential spin-off, and other (income) and expense, net.

The principal sources of revenue in each global business segment are described below:

•	Surgical and Infection Prevention provides products that address the prevention of healthcare associated infections and provide protection for both healthcare workers and patients. This segment has recognized brands across its portfolio of product offerings, including in sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves.

•	Medical Devices is comprised of a diverse set of medical device solutions focused on improving patient outcomes, patient safety and reducing the cost of care. This innovative portfolio includes post-operative pain management solutions, minimally invasive interventional (or chronic) pain therapies, closed airway suction systems, and enteral feeding tubes.

Information concerning unaudited combined operations by business segment is presented in the following table:

	Six Months Ended June 30
	2014	2013	Change
NET SALES
Surgical and Infection Prevention	$561.0	$573.1	(2.1)%
Medical Devices	251.0	240.6	+4.3%
Corporate & Other	12.2	13.0	N.M.

COMBINED TOTAL NET SALES	$824.2	$826.7	(0.3)%

OPERATING PROFIT
Surgical and Infection Prevention	$81.3	$67.8	+19.9%
Medical Devices	56.2	35.4	+58.8%
Corporate & Other(a)	(82.0)	(7.5)	N.M.
Other (income) and expense, net	(1.7)	(1.7)	—

COMBINED TOTAL OPERATING PROFIT	$57.2	$97.4	(41.3)%

N.M. - Not Meaningful

(a)	Corporate & Other for the six months ended June 30, 2014 includes $49.0 associated with Manufacturing Footprint Strategic Changes (see Note 2) and $25.8 of transaction costs associated with the potential spin-off.

Note 12.	Related Party Transactions

A portion of our net sales results from sales to Kimberly-Clark subsidiaries and affiliates. Included in our combined financial statements are net sales from intercompany sales of $45.6 and $44.5 in the six month period ended June 30, 2014 and 2013, respectively.

During the six months ended June 30, 2014 and 2013, we utilized manufacturing facilities and resources managed by affiliates of Kimberly-Clark to conduct our business. The expenses associated with these transactions, which primarily relate to production of semi-finished goods for our surgical and infection prevention business, are included in cost of products sold in our combined income statement.

Our combined financial statements include certain expenses of Kimberly-Clark which were allocated to us for certain functions, including general expenses related to supply chain, finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the relative percentage of net sales or headcount. The total amount of these allocations from Kimberly-Clark was approximately as follows:

	Six Months Ended June 30
	2014	2013
Cost of products sold	$12	$13
Selling and general expenses	31	30
Research expenses	5	5

Total	$48	$48

We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as a separate, stand-alone public company or of the costs we will incur in the future.

Historically, Kimberly-Clark has provided financing, cash management and other treasury services to us. In North America, our cash balances are swept by Kimberly-Clark, and historically, we have received funding from Kimberly-Clark for most of our operating and investing cash needs. Cash transferred to and from Kimberly-Clark has historically been recorded as intercompany cash. Intercompany cash, receivables and payables with Kimberly-Clark are reflected within parent company investment in the accompanying combined financial statements.

Note 13.	Subsequent Events

The Business has evaluated all events that have occurred subsequent to June 30, 2014 through October 7, 2014, which is the date the combined financial statements are available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Kimberly-Clark Corporation:

We have audited the accompanying balance sheet of Halyard Health, Inc. (the “Company”), a wholly-owned subsidiary of Kimberly-Clark Corporation, as of April 30, 2014. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of April 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
May 6, 2014

HALYARD HEALTH, INC.

BALANCE SHEET

(whole dollars)	April 30, 2014
ASSETS
Cash and cash equivalents	$150,000

TOTAL ASSETS	$150,000

TOTAL LIABILITIES	$—

STOCKHOLDER’S EQUITY
Common stock ($0.01 par value per share, 1,000 shares authorized, 1,000 shares issued and outstanding)	10
Additional paid-in capital	149,990

Total stockholder’s equity	$150,000

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$150,000

See Notes to Financial Statement.

HALYARD HEALTH, INC.

NOTES TO THE FINANCIAL STATEMENT

Background and Presentation

Halyard Health, Inc. (the “Company”) was incorporated in Delaware on February 25, 2014 for the purpose of holding Kimberly-Clark’s health care business following the separation of the health care business from Kimberly-Clark. Prior to the separation, the Company and Kimberly-Clark expect to engage in a series of transactions that are designed to transfer ownership of Kimberly-Clark’s health care business to the Company. Prior to the transfer by Kimberly-Clark to the Company of its health care business, the Company will have no operations other than those incident to its formation and in preparation for the separation and distribution.

The accompanying financial statement is prepared in conformity with accounting principles generally accepted in the United States.

The Company has authorized 1,000 shares of $0.01 par value per share common stock. 1,000 of these shares are issued and outstanding at April 30, 2014.

Subsequent Events

The Company has evaluated all events that have occurred subsequent to April 30, 2014 through May 6, 2014, which is the date the financial statement is available to be issued.

HALYARD HEALTH, INC.

BALANCE SHEET

(June 30, 2014 data is unaudited)

	June 30, 2014	April 30, 2014
(whole dollars)
ASSETS
Cash and cash equivalents	$149,295	$150,000

TOTAL ASSETS	$149,295	$150,000

TOTAL LIABILITIES	$—	$—

STOCKHOLDER EQUITY
Common stock ($0.01 par value per share, 1,000 shares authorized, 1,000 shares issued and outstanding)	10	10
Additional paid-in capital	149,990	149,990
Accumulated other comprehensive income (loss)	(705)	—

Total stockholder’s equity	149,295	150,000

TOTAL LIABILITIES AND STOCKHOLDER EQUITY	$149,295	$150,000

See Notes to Financial Statement.

HALYARD HEALTH, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENT

Background and Presentation

Halyard Health, Inc. (the “Company”) was incorporated in Delaware on February 25, 2014 for the purpose of holding Kimberly-Clark’s health care business following the separation of the health care business from Kimberly-Clark. Prior to the separation, the Company and Kimberly-Clark expect to engage in a series of transactions that are designed to transfer ownership of Kimberly-Clark’s health care business to the Company. Prior to the transfer by Kimberly-Clark to the Company of its health care business, the Company will have no operations other than those incident to its formation and in preparation for the separation and distribution.

The accompanying financial statement is prepared in conformity with accounting principles generally accepted in the United States.

The Company has authorized 1,000 shares of $0.01 par value per share common stock. 1,000 of these shares are issued and outstanding at June 30, 2014.

Subsequent Events

The Company has evaluated all events that have occurred subsequent to June 30, 2014 through October 7, 2014, which is the date the financial statement is available to be issued.